As filed with the Securities and Exchange Commission on June 10, 2021.
Registration No. 333-256649

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Miromatrix Medical Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	27-1285782 (I.R.S. Employer Identification Number)

10399 West 70th Street
Eden Prairie, MN 55344
(952) 942-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeff Ross
Chief Executive Officer
Miromatrix Medical Inc.
10399 West 70th Street
Eden Prairie, MN 55344
(952) 942-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven Kennedy Jonathan Zimmerman Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 (612) 776-7000	Ryan Brauer Joseph Schauer Fredrikson & Byron, P.A. 200 S. Sixth Street Suite 4000 Minneapolis, Minnesota 55402 (612) 492-7000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of registration fee(2)(3)
Common stock, $0.00001 par value per share	$20,000,000	$2,182.00

(1)
Includes shares of common stock that the underwriter has the option to purchase.

(2)
Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
The registrant previously paid this registration fee in connection with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 10, 2021
PRELIMINARY PROSPECTUS
Shares
Miromatrix Medical Inc.
Common Stock
We are offering           shares of our common stock. This is our initial public offering and no public market currently exists for our common stock. We expect the initial public offering price to be between $      and $      per share. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MIRO”.
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 13 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements for this prospectus and future filings.
	PER SHARE	TOTAL
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
We refer you to “Underwriting” beginning on page 148 for additional information regarding underwriter compensation.

We have granted the underwriter an option for a period of 30 days to purchase an additional                 shares of our common stock at the initial public offering price, less discounts and commissions. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $      , and the total proceeds to us, before expenses, will be $      .
Delivery of the shares of common stock is expected to be made on or about                 , 2021.
Craig-Hallum
Prospectus dated                 , 2021

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Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.
TRADEMARKS
“Miromatrix,” the Miromatrix logo and other trademarks, trade names or service marks of Miromatrix Medical Inc. appearing in this prospectus are the property of Miromatrix Medical Inc. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and tradenames.
INVESTORS OUTSIDE THE UNITED STATES
For investors outside of the United States: neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, especially the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. Unless the context otherwise requires, the terms “Miromatrix,” “the Company,” “we,” “us,” “our” and similar references in this prospectus refer to Miromatrix Medical Inc.
Overview
Our mission: Eliminate the organ transplant waiting list
We are a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients’ lives. Organ disease is a major public health issue. According to the American Transplant Foundation there are an estimated 114,000 people in the United States waiting for a lifesaving organ transplant, and on average 20 people die daily due to lack of available organs. We have developed a proprietary perfusion technology platform for bioengineering organs that we believe will efficiently scale to address the shortage of available human organs. Our initial development focus is on human livers and kidneys, and we have demonstrated the ability to bioengineer these organs with functional vasculature and important organ function in preclinical studies. In addition, we believe our technology platform will be able to develop other organs, including lungs, pancreas, and hearts. We have collaborations with the Mayo Clinic, Mount Sinai and the Texas Heart Institute, and our strategic investors include DaVita, Baxter and CareDx.
Our proprietary perfusion decellularization and recellulariziation technology harnesses the powerful evolutionary forces shaping complex organ development and the regenerative capabilities of living human cells. We believe the organs we are developing could have significant functional and immunological advantages compared to other organ development techniques which rely on the genetic modification of animals cells, such as xenotransplantation. Our perfusion decellularization and recellularization technology platform includes 118 issued and 35 pending patent applications, with protection in the United States and major markets worldwide.
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Decellularization.   The anatomical structure of organs is highly complex and enormously challenging to reproduce synthetically. We utilize porcine organs as the scaffold for creating human organs because significant anatomical and vascular similarities exist between the two species’ scaffolding. Using our proprietary perfusion decellularization process we remove the porcine cells from harvested porcine organs leaving behind a scaffold of extracellular matrix (“ECM”) that retains the architecture, mechanical properties, and vascular network of the original organ structure. Porcine ECM is estimated to be over 93% homologous to human ECM which significantly reduces potential for antibody formation and adverse reaction. In addition, we have generated human clinical data demonstrating the safety of our decellularized porcine liver scaffold in clinical trials of two products we previously developed, commercialized and spun out, Miromesh® and Miroderm®.

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Recellularization.   Recellularization is the process of growing new functional organs starting with the ECM that remains after the decellularization process is completed. We currently use living human cells harvested from organ donors to re-seed the ECM, and in the future intend to develop new techniques using patient-derived stem cells. Living human cells are adaptive, and when introduced into the decellularized ECM display unique regenerative, plasticity, and adhesion properties. The process of recellularization occurs in a bioreactor where media and living human cells are perfused into the ECM in the appropriate sequence in order to facilitate cellular regeneration and organ functionality.

We hope to initiate our first Phase 1 clinical trial in late 2022 with our External Liver Assist Product (“ELAP System”), which we believe will be the first-ever study to assess the function of a bioengineered liver in humans. This study will utilize external liver assist devices in combination with our bioengineered livers to provide external temporary liver support to human participants with acute liver failure. We hope to report interim results in early 2023. We plan to engage the Food and Drug Administration (“FDA”) to open separate Investigational New Drug Applications (“IND”) for bioengineered livers and kidneys. We would then proceed with additional Phase 1 clinical studies with full transplants of our bioengineered livers and kidneys to treat participants with liver failure and end-stage renal disease, respectively. We could potentially begin these additional studies in late 2023 or early 2024.
We previously developed and commercialized two medical device products using our proprietary perfusion decellularization technology: Miromesh®, primarily utilized for hernia repair applications, and, Miroderm®, indicated for a variety of advanced wound care applications. Miromesh and Miroderm received 510(k) clearances in 2014 with Miroderm receiving an additional 510(k) clearance in 2015. In order to focus all of our efforts on bioengineered human organs, which we believe is a much larger opportunity, we spun out the commercial acellular business as Reprise Biomedical, Inc. (“Reprise”) in June 2019 and subsequently divested our minority ownership stake in March 2021. We are entitled to a 6.5% royalty for sales of acellular products by Reprise through 2028. Thousands of patients have been implanted with Miromesh and Miroderm, demonstrating the safety of the base porcine liver scaffold and our perfusion decellularization technology. We believe this real-world use helps de-risk the development of our bioengineered organs and will accelerate our clinical development timetable.
Our Market Opportunity — Lead Liver and Kidney Programs
We estimate the price of our bioengineered livers and kidneys to be between $350,000 – $750,000 based on our expectations for (i) high transplant success rates, (ii) significantly improved patient outcomes and quality of life over a period of many years, and (iii) substantial healthcare economic benefits. Transplantation is the only potentially curative therapy for end-stage liver disease (“ESLD”) and end‑stage renal disease (“ESRD”), as patients with total liver failure die and the only treatment for renal failure is dialysis.
Implantable Bioengineered Liver
According to 2018 data from the Centers for Disease Control (“CDC”), in the U.S. there are approximately 4.5 million adults diagnosed with chronic liver disease and the primary causes are alcohol, nonalcoholic steatohepatitis, and viral hepatitis. Liver disease is the 12th leading cause of death in the U.S. with 44,358 deaths in 2019, according to the CDC. There are only approximately 8,000 livers available for transplant in the U.S. annually.
We estimate an initial $8.8 billion annual market for our bioengineered livers in the U.S. based on a $350,000 selling price (low end of our estimated price range) and an initial addressable population of 25,000 patients annually with severe forms of liver disease that can be treated with a bioengineered liver, and that are not otherwise able to be treated with a transplant given the limited supply of livers available for transplant. Over time we believe that our bioengineered livers will expand into less severe forms of chronic liver disease that are progressing and potentially causing comorbidities but are not yet life threatening.
Implantable Bioengineered Kidney
ESRD, which is the final stage of chronic kidney disease and 9th leading cause of death in the United States, affects an estimated 100,000 people each year in the U.S. These patients join the over 550,000 patients in the U.S. that either require chronic dialysis or dialysis while waiting for a kidney transplant. In 2018, there were more than 100,000 patients on the kidney transplant waitlist in the U.S. but only 21,000 received a transplant.
Medicare spending for both chronic kidney disease and ESRD was over $114 billion in 2018, representing approximately 23% of total Medicare spending. A commercially available bioengineered kidney could save the healthcare system billions of dollars annually.
We estimate an initial $26.3 billion annual market in the U.S. for our bioengineered kidneys based on a $350,000 selling price (low end of our estimated price range) and an initial addressable population of 75,000 patients annually. Our initial addressable population is based on the current shortfall of waitlist kidneys, but we believe over time that we will expand into the broader dialysis population to improve patient quality of life. We believe this population of dialysis patients who opt for early transplant could be significant because the risk/benefit associated with our bioengineered kidney is potentially favorable. This is because our bioengineered kidneys are heterotopically implanted, and if the new graft is not successful the patient still has their existing organs and can continue dialysis for therapy.
Our Strengths
Our novel technology is supported by the following strengths, and driven by the expertise and vision of our experienced management team:
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Our Decellularization Technology is Used for Two FDA-Cleared Medical Device Tissue Products.   We previously commercialized and spun out two FDA 510(k) medical device tissue products using our perfusion decellularization technology, which we believe are informative as to the safety risks associated with our base organ scaffold. Thousands of patients have been implanted with these medical device products to date, some with implants now exceeding five years in duration. We believe this real-word safety evidence will benefit the development of our bioengineered organ programs, but since we are pursuing a marketing approval pathway that is different than a medical device we cannot be assured that the FDA will deem our organ scaffold to be safe and effective in a bioengineered organ with living cells.

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Our Recellularized Grafts Have Demonstrated Critical Organ Function.   Our preclinical studies have demonstrated patency and hepatocyte survival in heterotopic implants of our bioengineered livers in animal models and early function of our bioengineered kidneys in bench testing. In late 2020, we completed what we believe is the final major scientific milestone that was necessary to advance our first human study when we bioengineered livers with greater than 10 billion hepatocytes.

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Our Technology Harnesses the Powerful Evolutionary Biology Shaping Complex Organ Development.   We use a hybrid approach for bioengineering organs that we believe is superior to competing technologies and will yield organs with high functionality and similar immunogenicity comparable to the current standard of care in human organ transplantation. We leverage the similarities between porcine and human organs to create a decellularized scaffold from a porcine organ and repopulate it with organ-specific human cells. We believe living human cells are functionally superior to cells produced by extensively modifying the pig genome, and significantly reduce the risk of severe immune reactions and organ rejection.

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Scalable, Multi-Organ Technology.   Our processes and technology are modular, and we believe scalable with increased square footage and additional qualified manufacturing technicians. In addition to livers and kidneys, we also believe our technology platform can be utilized to bioengineer lungs, pancreas, hearts, and potentially other internal organs or vascularized tissues.

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Pursuing an Efficient Regulatory Pathway.   The regulatory process associated with xenotransplantation requires extensive preclinical testing, safety studies, and long-term patient monitoring and follow-up. We do not believe our bioengineered organs will be classified as xenotransplants and believe they will be classified as biologics or potentially combination products, and we believe that either classification will lead to a more efficient regulatory pathway than if they were to be classified as xenotransplants. The FDA defines xenotransplantation as any procedure that involves the transplantation, implantation or infusion into a human recipient of either (a) live cells, tissues, or organs from a nonhuman animal source, or (b) human body fluids, cells, tissues or organs that have had ex vivo contact with live nonhuman animal cells, tissues or organs. The guidance also specifically states that xenotransplantation does not include transplantation, implantation, or other use of acellular animal tissues. During our decellularization process we remove all animal cells and the acellular scaffold is recellularized with living human cells, which we believe will lead regulators to determine that our bioengineered organs are not xenotransplants. However, neither the FDA nor any other regulator has provided us with feedback indicating what classification our product candicates will be classified as. Further, as part of our regulatory pathway we will need to seek an exemption from the FDA for the cGTP prohibition against pooling cells from two or more donors during manufacturing.
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We Are Targeting an Established Market in Need of More Organs.   The organ transplant market is mature and the infrastructure today for transporting organs, transplanting organs, and caring for transplant patients can support more procedures, but the limiting factor is the availability of donor organs. This year there are over 110,000 patients on the organ transplant waiting list, and by the end of the year, as many as 70,000 patients in the U.S. who were prescreened and listed for an organ, will still not have received one.

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Potential Cost-Savings to Healthcare Systems.   We believe our bioengineered organs will eventually help the healthcare system realize billions of cost savings annually. For example, according to the American Journal of Transplantation, an estimated $1.5 million dollars is saved by the health care system for each kidney transplant compared to hemodialysis therapy.

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Collaborations with World-Class Medical Institutions.   We have active collaboration and pre-clinical research programs with the Mayo Clinic, Mount Sinai and the Texas Heart Institute. These organizations are highly regarded in the field of transplantation and regenerative medicine with significant resources.

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Robust IP Portfolio Including Foundational Patents.   We have 118 issued patents worldwide, with seven issued patents in the U.S. market covering our core technology and applications, which are expected to expire from about 2026 through about 2036 without taking into account any possible extensions. In addition, we have over 35 patent applications at various stages.

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Experienced Leaders and Talented Workforce.   Our management includes experienced leaders with demonstrated records of success at Miromatrix and other highly regarded industry participants. We believe the quality of our team positions us well to execute on our mission and commercialize our bioengineered organs.

Our Growth Strategy
Our goal is to develop high-quality bioengineered organs and be first to market with an alternative to organ donation. The key elements of our strategy include:
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Build upon our strong technology position

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Advance clinical development of our lead bioengineered kidney and liver products

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Expand our organ development pipeline

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Form and grow our collaborations and partnerships

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Maintain excellence in manufacturing and quality control

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Scale our teams and facilities to meet future demands

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Expand our IP portfolio

Clinical Development Strategy
We believe that our bioengineered organs have the potential for significant functional and immunological advantages compared to other emerging technologies for bioengineering organs. Importantly, we believe regulators will likely determine that our bioengineered organs will not be considered xenotransplants because all animal cells are removed and the organ is re-seeded with living human cells, and we believe this will shorten our regulatory pathway and overall development timetable.
We have approached our clinical development in a stepwise manner and are building towards our first human study with our implanted bioengineered human organ:
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Our first step was to demonstrate our decellularization technology and the ability to reproducibly create acellular organ matrices devoid of cellular and other unwanted biologic materials, which was completed when we launched Miromesh and Miroderm;

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Our next step is to demonstrate function of our bioengineered organs in humans. We believe it is important to first demonstrate this function outside of the patient’s body, and if successful it will expedite our clinical pathway to full organ transplantation. We are intending to file an IND submission in late 2022 for the use of our ELAP System to treat acute liver failure. Currently there are no approved device or pharmacological interventions for acute liver failure and approximately 30% of adults with this disease die within seven days of presenting. We are hopeful that the FDA will agree to a pathway for our ELAP System that will result in us being able to begin this study soon given the great unmet medical need and because our bioengineered livers will be used outside the body (potentially lowers risk to the patient);

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We intend to use the data from our first human study using the ELAP System, as well as additional preclinical data we intend to generate, to file INDs and begin Phase 1 studies for transplant of our bioengineered livers and kidneys in humans, which could potentially begin in late 2023 or early 2024.

We believe FDA registrational trials for conditional marketing approval of our bioengineered organs will be manageable in size with 100 patients or less and for ethical reasons will not include a control group. In the case of an orthotopic liver transplant, the clinical efficacy endpoint will be measured based on the survival of patients, who will be in the advanced stages of liver disease and will need a functioning liver to survive. Similarly, the endpoint in a heterotopic kidney implant will be measured by whether or not the patient requires continued hemodialysis, and as such, results will be known soon after the procedures.
Risks Associated with Our Business
Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. In particular, risks associated with our business include, but are not limited to, the following:
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we have incurred significant net losses since inception and we expect to incur net losses in the future;

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the development and commercialization of biopharmaceutical products is subject to extensive regulation, and the regulatory approval processes of the FDA are lengthy, time-consuming, and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates on a timely basis if at all, our business will be substantially harmed;

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we currently do not have, and may never develop, any FDA-approved, licensed or commercialized products and we may never be able to commercialize our technology. Our business depends entirely on the successful development of our product candidates, which are still in the pre-clinical phase of development and have never been tested on humans, with our recellularized kidney product candidate having only been subject to bench testing;

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we may experience delays in commencing and successfully completing our clinical trials;

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if we are able to commercialize any of our product candidates, their commercial success will largely depend upon attaining significant market acceptance;

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our current product candidates utilize biological components obtained from animals that could prevent or restrict the development and commercialization of those product candidates;

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our product candidates may be considered combination products, which may result in additional regulatory and other risks;

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if we are unable to obtain and maintain patent and other intellectual property protection for any of our new organ candidates we develop, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize any product candidates we may develop may be adversely affected;

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current and future legislation may increase the difficulty and cost for us and any future collaborators to obtain marketing approval of and commercialize our product candidates and affect the prices we, or they, may obtain;

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even if we are able to commercialize any product candidate, coverage and adequate reimbursement may not be available or such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business;

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we may not be able to scale our manufacturing to support our future plans;

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the sizes of the markets for our future products may be smaller than we estimate. Our results of operations could be materially harmed if we are unable to accurately forecast addressable markets for our product candidates and manage our inventory;

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we have limited cash resources and will likely require additional financing to achieve commercialization of our products;

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we currently have no marketing and sales organization. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate future product revenue; and

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our business may be adversely affected by global health epidemics, including the COVID-19 pandemic.

Recent Developments
On May 3, 2021, we entered into a stock purchase agreement with certain investors (together, the “Investors”), under which we agreed to sell an aggregate of 2,666,667 shares of Series C Convertible Preferred Stock to the Investors, at a price per share of $7.50, for an aggregate purchase price, before fees and expenses, of $20.0 million (the “Private Placement”). The Private Placement closed on May 21, 2021. As part of the Private Placement, we sold 2,000,000 shares of Series C Preferred Stock to Baxter Healthcare Corporation, an affiliate of Baxter International Inc. (“Baxter”), for an aggregate purchase price of $15.0 million and 666,667 shares of Series C Preferred Stock to CareDx, Inc. (“CareDx”) for an aggregate purchase price of approximately $5.0 million. In connection with the Private Placement, we also entered into a side letter with each of the Investors, which provide customary piggyback and demand registration rights. See “Description of Capital Stock — Registration Rights” for a further description of such registration rights.
On May 21, 2021, we entered into a memorandum of understanding with CareDx related to future collaboration on certain research and development activities and the sourcing of certain CareDx materials and technology.
Baxter is a leading global medical products company that specializes in the treatment of kidney disease, among other chronic and acute medical conditions. CareDx is a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers.
Corporate Information
We were incorporated in Delaware in 2009. Our principal executive offices are located at 10399 West 70th Street, Eden Prairie, MN 55344, and our telephone number is (952) 942-6000. Our website address is www.miromatrix.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.
As an emerging growth company, we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the U.S. Securities and Exchange Commission, (the “SEC”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption. As a result of these elections the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING
Common stock offered by us
       shares
Common stock to be outstanding immediately after this offering
       shares (        shares if the underwriter exercises its option to purchase additional shares)
Underwriter’s option to purchase additional shares
       shares
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $      million (or approximately $      million if the underwriter exercises in full its option to purchase up to          additional shares of common stock), based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering for: (i) research and development activities, which may include clinical trials for our bioengineered organs, (ii) expenditures related to a new facility, (iii) repayment of the Cheshire Note to the extent not converted prior to the completion of this offering and (iv) the remaining funds, if any, for working capital and general corporate purposes.
See “Use of Proceeds” for additional information.
Risk factors
You should read the section titled “Risk Factors” for a discussion of factors to consider carefully, together with all the other information included in this prospectus, before deciding to invest in our common stock.
Proposed Nasdaq Capital Market
symbol
“MIRO”
The number of shares of our common stock to be outstanding immediately after this offering is based on 10,605,358 shares of common stock outstanding as of March 31, 2021, after giving effect to the automatic conversion of all our convertible preferred stock into an aggregate of 8,314,536 shares of our common stock immediately prior to the completion of this offering and excludes:
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3,552,505 shares of our common stock issuable upon the exercise of stock options as of March 31, 2021, at a weighted-average exercise price of $3.21 per share;

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564,191 shares of our common stock issuable upon the exercise of warrants as of March 31, 2021;

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559,500 shares of our common stock that remain available for issuance as of March 31, 2021 under our 2019 Plan;

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the optional conversion of $     outstanding under our convertible promissory note (the “Cheshire Note”),which is the aggregate amount of principal and accrued interest on the Cheshire Note as of March 31, 2021, issued to Cheshire MD Holdings, LLC (“Cheshire”) into an aggregate of shares of our Series C Preferred Stock, that would be convertible into shares of our common stock immediately prior to the completion of the offering based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. The number of shares of Series C Preferred Stock Cheshire will receive upon conversion of the Cheshire Note is calculated by dividing the aggregate amount of principal and accrued interest outstanding under the Cheshire Note by $7.50, which is the lowest price paid for shares of Series C Preferred Stock in the Private Placement, and the number of shares of common stock Cheshire will receive upon conversion of these shares of Series C Preferred Stock into common stock is calculated by multiplying the assumed initial offering price by 80% and dividing such price by $     , which is the aggregate amount of principal and accrued interest on the Cheshire Note aggregate price as of March 31, 2021. The Cheshire Note bears interest at a rate of 20% per annum. For each day subsequent to March 31, 2021 the Cheshire Note is outstanding, the interest on the Cheshire Note increases by $     , increasing the number of shares of common stock issuable to Cheshire upon conversion of the Cheshire Note by            , based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. A $1.00 increase in the assumed initial public offering price would decrease the number of shares of common stock Cheshire would receive by             and a $1.00 decrease in the assumed initial public offering price would increase the number of shares of common stock Cheshire would receive by            ; and
•
the automatic conversion of our warrants issued to Cheshire (the “Cheshire Warrants”) into warrants to purchase shares of common stock. Pursuant to the terms of the Cheshire Warrants, in the event Cheshire converts the Cheshire Note into shares of Series C Preferred Stock, the Cheshire Warrants become exercisable for shares of Series C Preferred Stock. In connection with the closing of this offering, the shares of Series C Preferred Stock issuable upon exercise of the Cheshire Warrants would convert into shares of common stock calculated by multiplying the assumed initial offering price by 80% and dividing such price by $    , which is the face amount of the Cheshire Warrants as of March 31, 2021. Subsequent to March 31, 2021, we issued Cheshire an additional $     of Cheshire Warrants, which would increase the aggregate number of shares of common stock issuable upon exercise of the Cheshire Warrants by , based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. In the event this offering is not completed by July 1, 2021, we would issue Cheshire an additional warrant with a face value of $75,000, thereby increasing the number of shares of common stock ultimately issuable upon exercise of the Cheshire Warrants by            , based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. A $1.00 increase in the assumed initial public offering price would decrease the number of shares of common stock Cheshire would receive upon exercise of the Cheshire Warrants, assuming the closing of this offering on or before June 30, 2021, by            and a $1.00 decrease in the assumed initial public offering price would increase the number of shares of common stock Cheshire would receive upon exercise of the Cheshire Warrants by            , assuming the closing of this offering on or before June 30, 2021. In the event the Cheshire Warrants become exercisable, they would have an exercise price of $7.50 per share of Series C Preferred Stock. Because the Cheshire Warrants expire if they are not exercised prior to closing, they cannot be exercised for common stock, however, the Series C Preferred Stock that Cheshire would receive upon exercise prior to closing will convert into common stock immediately prior to closing as set forth in the formula described above.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:
•
the automatic conversion of all our preferred stock outstanding into an aggregate of       shares of our common stock immediately prior to the completion of the offering based on an assumed initial offering price of $      per share, which is the midpoint of the price range shown on the cover page of this prospectus;

•
such automatic conversion includes       shares of common stock our Series C Preferred stockholders (“Series C Holders”) will receive upon the automatic conversion, based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. The number of shares such Series C Holders will receive upon automatic conversion is calculated by multiplying the assumed initial offering price by 80% and dividing such price by $20.0 million, which is the aggregate price the issued and outstanding Series C Preferred Stock were purchased for. A $1.00 increase in

the assumed initial public offering price would decrease the number of shares of common stock the Series C Holders would receive     by and a $1.00 decrease in the assumed initial public offering price would increase the number of shares of common stock the Series C Holders would receive by       ;
•
such automatic conversion also includes       shares of common stock our Series A, B and B-2 Preferred stockholders (“Non-Series C Holders”) will receive upon the automatic conversion, based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. The number of shares such Non-Series C Holders will receive is based upon a 1:1 conversion ratio. A $1.00 increase or decrease in the assumed initial public offering price would not effect on the number of shares that Non-Series C Holders would receive;

•
no exercise of the outstanding options or warrants described above, including the Cheshire Warrants; and

•
no exercise by the underwriter of its (i) option to purchase up to                 additional shares of our common stock or (ii) the warrants to purchase shares of our common stock at an exercise price per share equal to 110% of the initial public offering price per share or $      , based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, that will be issued to the underwriter in connection with this offering (the “Underwriter’s Warrants”).

SUMMARY FINANCIAL DATA
The following tables set forth our summary statements of operations data for the years ended December 31, 2020 and 2019, which we have derived from the financial data from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data for the three months ended March 31, 2021 and 2020 and the summary balance sheet data as of March 31, 2021 are derived from our unaudited interim financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. The following summary financial data should be read with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.
	Year ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Statement of Operations:
Licensing revenue	$250,000	$46,530	$11,088	$6,108
Cost of goods sold	250,000	500,000	125,000	125,000
Gross margin	—	(453,470)	(113,912)	(118,892)
Operating expenses:
Research and development	6,266,670	7,280,798	1,801,378	1,868,001
Regulatory and clinical	289,020	265,885	73,106	83,705
Quality	—	149,199	—	85,787
General and administrative	2,435,974	2,109,196	465,663	562,874
Total operating expenses	8,991,664	9,805,078	2,340,147	2,600,367
Operating loss from continuing operations	(8,991,664)	(10,258,548)	(2,454,059)	(2,719,259)
Other income (expense):
Interest income	106,428	8,733	5,863	40
Interest expense	(48,385)	(656,552)	(37,175)	(305,374)
Amortization of discount on note	—	(108,620)	(10,862)	(32,586)
Change in fair value of derivative	—	(51,446)	—	193,971
Research grants	431,880	992,144	180,000	150,537
Loss from continuing operations	(8,501,741)	(10,074,289)	(2,316,233)	(2,712,671)
Gain on equity investment	4,495,500	—	—	—
Equity loss in affiliate	(1,025,000)	(2,358,392)	(640,000)	(223,633)
Gain on sale of equity investment	—	2,123,113	—	1,983,912
Gain on debt extinguishment	—	—	—	518,050
Gain on disposal of discontinued operations	1,802,555	—	—	—
Loss from discontinued operations	(818,113)	—	—	—
Net loss	$(4,046,799)	$(10,309,568)	$(2,956,233)	$(434,342)
Net loss per common share
Basic and diluted	$(1.98)	$(4.76)	$(1.40)	$(0.19)
Weighted average common shares outstanding, basic and diluted	2,043,356	2,165,105	2,108,981	2,255,378
Pro forma net loss per common share basic and diluted (unaudited)		$(0.98)		$(0.04)

	Year ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Pro forma weighted average shares outstanding, basic and diluted (unaudited)		10,479,641		10,569,914

	As of March 31, 2021
	Actual	Pro Forma(2)	Pro Forma As Adjusted(3)(4)
Balance Sheet Data:
Cash and cash equivalents	$4,263,528
Working capital (deficit)(1)	(3,538,077)
Total assets	5,364,528
Total liabilities	10,009,372
Convertible preferred stock	46,661,490
Total stockholders’ deficit	(51,306,334)

(1)
Working capital is calculated as current assets minus current liabilities.

(2)
The pro forma balance sheet gives effect to (i) the receipt by us of $20.0 million in the Private Placement and (ii) the automatic conversion of all our preferred stock outstanding into an aggregate of         shares of our common stock immediately prior to the completion of this offering based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

(3)
Reflects the pro forma adjustments set forth above and the issuance and sale of shares of                 shares of common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4)
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity, by $      million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity, by $      million, assuming the assumed initial public offering price of $      per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS
Investing in our common stock involves a high degree of risk. These risks include, but are not limited to, those described below, each of which may be relevant to an investment decision. You should carefully consider the risks described below, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our common stock. While we believe that the risks and uncertainties described below are the material risks facing our business, additional risks that we do not know of or that we currently think are immaterial may also arise and materially affect our business. The realization of any of these risks could have a material adverse effect on our business, financial condition, results of operations, and our ability to accomplish our strategic objectives. In that event, the trading price of our common stock could decline, and you may lose part or all of your investment.
Risks Related to Our Limited Operating History, Financial Position and Capital Requirements
We have incurred significant net losses since inception and we expect to incur net losses in the future.
We have incurred significant net losses since our incorporation and expect to incur losses for the foreseeable future. We continue to incur significant research and development and other expenses related to our ongoing operations. For the years ended December 31, 2019 and 2020, we had net losses of $4.0 million and $10.3 million, respectively, and $3.0 million and $0.4 million for the three months ended March 31, 2020 and 2021, respectively. As of March 31, 2021, we had an accumulated deficit of $59.8 million. We have devoted substantially all of our resources and efforts to research and development and we expect that it will be many years before we generate revenue from product sales from our whole organ program, and we may never generate revenue. Even if we receive marketing approval for and commercialize one or more of our whole organ product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to develop and market additional potential product candidates, and as a result, we may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis. If we do achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition and results of operations and may cause the market price of our common stock to decline.
We have a limited operating history, which may make it difficult to evaluate our prospects.
We are a life science company with a limited operating history. Although we previously commercialized the Miromesh and Miroderm products in 2014 and 2015, respectively, we do not have a long history as a company with commercialized products. We are now focusing our research and development efforts on our whole organ programs. We have not yet submitted a Biologics License Application (“BLA”) for approval, nor an IND to begin investigational studies on humans, and further we have not yet achieved approval for commercial sale for any whole organ product candidate. As a result, we have no meaningful history of operations upon which to evaluate our business, and predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing products that are comparable to our historical product candidates. Investing in biologic product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate an adequate safety, purity and potency profile, gain regulatory approval and become commercially viable. We do not know whether we will be able to achieve approval for or commercialize any of our whole organ or other product candidates. All of our current and future product candidates, if any, will require substantial additional development, clinical research time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales, if we are able to generate revenue at all. As a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by early-stage life science companies in rapidly evolving fields.

We have limited cash resources and will likely require additional financing to achieve commercialization of our products.
We believe that in order to be successful, we must grow and expand our operations. We will likely require substantial additional capital in the future to further our research and development efforts and other operating activities to develop products that can be commercialized to generate revenue. Delays in obtaining additional funding could adversely affect our ability to move forward with additional studies.
We have historically relied upon proceeds from the private placements of our equity securities to fund our business and operations. In the future, we may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. If we raise additional funds through the issuance of equity or debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates or grant licenses on terms that are not favorable to us.
Our ability to obtain additional financing will be subject to many factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, financial condition, results of operations and may cause the market price of our common stock to decline.
The report of our independent registered public accounting firm includes a “going concern” explanatory paragraph.
The report of our independent registered public accounting firm on our consolidated financial statements as of and for the year ended December 31, 2020 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. If we are unable to raise sufficient capital in this offering or otherwise when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. The inclusion of a going concern explanatory paragraph by our auditors, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.
Risks Related to the Development and Commercialization of our Products
We currently do not have, and may never develop, any FDA-approved, licensed or commercialized products and we may never be able to commercialize our technology. Our business depends entirely on the successful development of our product candidates, which are still in the pre-clinical phase of development and have never been tested on humans, with our recellularized kidney product candidates having only been subject to bench testing.
We do not currently have any FDA-approved, licensed or commercialized products. We have not yet sought regulatory approvals for any of our whole organ product candidates in the United States or in any foreign market. Our lead product candidates are still in pre-clinical development and have never been tested in humans, with our recellularized kidney product candidate having only been subject to bench testing. Our interpretation of data and results from the studies we have completed to date do not ensure that we will be able to initiate human clinical trials or achieve positive results in future clinical trials. In addition, pre-clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in pre-clinical studies have nonetheless failed to replicate results in clinical trials. Significant additional research and development activity and clinical testing are required before we will have a chance to achieve a viable product for commercialization from such candidates. Our research and development efforts remain subject to all the risks associated with the development of new biopharmaceutical products and treatments, including but not limited to unanticipated technical or other problems and the possible insufficiency of funds needed in order to complete development of these product candidates. As further described below, safety, regulatory and efficacy issues, clinical hurdles or other challenges may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete, or if we experience significant delays in developing, our products for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail, and investors may lose the entirety of their investment.
Moreover, our business currently depends entirely on the successful development, regulatory approval, and licensing or commercialization of our product candidates, which is subject to various risks more fully described below, and may never occur. To develop any products that might be licensed or commercialized in the future, we will have to invest further time and capital in research and product development, regulatory compliance and market development, and we may never develop any additional products that can be approved, licensed or commercialized. Further, although we have achieved significant milestones with regards to our bioengineered kidney and liver, we still need to complete additional research and development in order to have products that are ready to be used as organ transplants in human clinical trials. Most biologic candidates never reach the clinical development stage and even those that do commence clinical development have only a small chance of successfully completing clinical development and gaining regulatory approval.
The successful discovery, development, manufacturing, and sale of biologics is a long, expensive, and uncertain process and carries unique risks and uncertainties.
The successful development, manufacturing, and sale of biologics is a long, expensive, and uncertain process and the process has unique risks and uncertainties. We are not permitted to market our product candidates in the United States until we receive approval of a BLA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Biological products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. For example, access to and supply of necessary biological materials, such as cell lines, may be limited and governmental regulations restrict access to and govern the transport and use of such materials. In addition, the testing, development, approval, manufacturing, distribution, and sale of biologics is subject to applicable provisions of the Federal Food, Drug, and Cosmetic Act (“FFDCA”), the Public Health Service Act (“PHSA”) and regulations issued thereunder that are often more complex and extensive than the regulations applicable to other pharmaceutical products or to medical devices. Manufacturing biologics, especially in large quantities, is often complicated and may require the use of innovative technologies. Such manufacturing also requires specifically designed and validated facilities and sophisticated quality assurance and quality control procedures. Biologics are also frequently costly to manufacture because production inputs are derived from living animal or plant material, and some biologics cannot be made synthetically. Failure to successfully discover, develop, manufacture, and sell biologics could adversely impact our business, operating results, and financial condition.
Further, to successfully commercialize our product candidates, we also will be required to expand, train and manage our employee base, particularly skilled technical, management and marketing personnel within a short time period. We will also be required to scale our manufacturing capabilities, and eventually, once our product candidates are cleared for commercial use, our sales and marketing capabilities. Rapid growth also would require an increase in the level of responsibility for both existing and new management and would require us to implement and improve operational, financial and management information procedures and controls. Our inability to adequately manage growth could have a material adverse effect on our business and prospects.

We may experience delays in commencing and successfully completing our clinical trials.
We may experience delays in initiating our clinical trials, which could significantly increase our product development costs and delay product commercialization. The commencement of clinical trials may be delayed for a variety of reasons, including the delays in:
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demonstrating sufficient safety, purity and potency to be permitted to commence a clinical trial;

•
developing a stable formulation of a product candidate;

•
manufacturing sufficient quantities of a product candidate;

•
securing and maintaining relationships with third parties for preclinical and clinical development studies;

•
our or third-party compliance with good clinical practices (“GCPs”) and current Good Tissue Practices (“cGTPs”);

•
obtaining institutional review board approval to conduct a clinical trial at a prospective site;

•
being permitted by the FDA or other regulatory authorities to initiate our clinical trials due to questions regarding the scope or design of our clinical trials,

•
imposition of a clinical hold as a result of inspection of the clinical operations or study sites or nonclinical or clinical safety operations; and

•
funding shortages or other disruptions within the FDA and other regulatory agencies that affect their ability to perform routine functions and review biologics.

In addition, because our bioengineered liver will contain human cells from more than one donor, if we are unable to obtain an exemption from the FDA for the cGTP prohibition against pooling cells from two or more donors during manufacturing, we would be unable to initiate clinical trials of our bioengineered liver. Further, given that our clinical trials will be conducted with patients in advanced disease states, there is a risk that unexpected deaths could halt the clinical trial process. Even if we are able to commence clinical trials and our initial clinical trials are successful, we are required to conduct additional clinical trials to establish our product candidates’ safety, purity and potency before submitting a BLA. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates. Moreover, there is no guarantee that our clinical trials will be successful or that we will continue clinical development in support of such approvals.
Our current product candidates utilize biological components obtained from animals that could prevent or restrict the development and commercialization of those product candidates.
Our current product candidates use biological components obtained from animals, including our decellularized porcine scaffold. As a result, our product candidates could be deemed to involve xenotransplantation (transplantation from animals to humans). No xenotransplantation clinical trials have occurred to date and based on FDA guidance as of the date of this prospectus, we believe the regulatory approval process for xenotransplantation would be extremely complex and difficult. There are also regulatory and safety concerns surrounding the risk of infectious agents and possible transmission to the general population through xenotransplantation. Although we believe our technology overcomes the primary challenges associated with genetically modified xenotransplants, mainly because our product candidates are revascularized using living human cells as opposed to genetically modifying the genome of a pig, the FDA and other regulatory authorities may find our product candidates are xenotransplants and are thus subject to regulations and other laws regarding xenotransplantation. The additional regulations governing xenotransplantation could delay or prevent our ability to receive regulatory approval or commercialize our product candidates.

Our product candidates may be considered combination products, which may result in additional regulatory and other risks.
The FDA may view a bioengineered organ as a combination product comprised of a human cell, tissue, and cellular and tissue-based product (“HCT/P”) and a medical device. In this case, each component of the product candidate would be subject to FDA requirements for that type of component. As a result, FDA approval of a product candidate classified as a combination product may require multiple marketing applications, such application determination determined on a case-by-case basis. Although a single marketing application may be sufficient for the approval of a combination product, the FDA may determine that separate marketing applications are necessary. If we are required to submit multiple marketing applications, we could experience delays due to regulatory timing constraints and uncertainties in the product development and approval process, as well as coordination between two different centers within the FDA responsible for review of the different components of the combination product.
If we encounter difficulties enrolling patients in our future clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
Even if we are permitted to begin clinical trials, we may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols will depend, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients depends on many factors, including:
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the patient eligibility and exclusion criteria defined in the protocol;

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the willingness or availability (including legality under applicable COVID-19 regulations, if applicable) of patients to participate in our trials;

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the size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

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the proximity of patients to trial sites;

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our ability to recruit clinical trial investigators with the appropriate competencies and experience;

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the design of the trial;

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clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

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the availability of competing commercially available therapies and other competing product candidates’ clinical trials; and

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the risk that patients enrolled in clinical trials will drop out of the trials before completion whether due to medical complications from advance disease states or otherwise.

We may encounter difficulties enrolling subjects in our future clinical trials due, in part, to defined inclusion and exclusion criteria, effect on their transplant list status, and reluctance to try an unproven therapy, among others. Additionally, any future clinical trials for our organ program will necessarily involve major surgeries, which some members of the relevant patient populations may be hesitant to undertake.
If we are unable to enroll patients in any clinical trials we conduct in the future, in accordance with our planned timelines, it could constitute a significant setback to our product development and path to commercializing our product candidates.
We may be unable to process organ products in quantities sufficient for clinical trials or a commercial launch.
We may encounter difficulties in producing our organ products. Processing of tissue and organs involves strict adherence to complex manufacturing and storage protocols and procedures. Future difficulties may arise which limit our production capability and delay progress in our clinical trials.

Moreover, we have no current experience in manufacturing our fully recellularized whole organs for human patients and we are not aware of any party that manufactures products similar to ours. As a result, if we are not able to successfully manufacture our products, it would have a material adverse effect on our business and cause us to cease operations.
Our supply of raw materials for use in preclinical activities and manufacturing our product candidates may be vulnerable to disruption.
Our process includes cellular and acellular components. Disruptions from suppliers for the starting porcine materials, decellularization chemicals, cell culture media, cell culture supplies, laboratory supplies, cell culture media components, release testing analytical components or other raw materials utilized in our development and manufacturing could constitute a significant setback to our product development and path to commercializing our product candidates.
Even if we obtain approval of our product candidates, our biologic products may be subject to competition from biosimilars. Further, we may be unable to compete successfully with larger competitors in our highly competitive industries.
Even if we are able to successfully develop biologics in the future, the Biologics Price Competition and Innovation Act, (“BPCIA”), created a framework for the approval of biosimilars in the United States that could allow competitors to reference data from any future biologic products for which we receive marketing approvals and otherwise increase the risk that any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.
In addition, there is a risk that any of our product candidates regulated as a biologic and licensed under a full BLA, would not qualify for FDA exclusivity or that such exclusivity could be shortened due to congressional action or otherwise, potentially creating the opportunity for competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.
In Europe, the European Commission has granted marketing authorizations for several biosimilars pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued over the past few years. In addition, companies are developing biosimilars in other countries that could compete with any biologic products that we develop. If competitors are able to obtain marketing approval for biosimilars referencing any biologic products that we develop, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.
While we are not aware of any other company developing bioengineered whole organs based on perfusion decellularization and recellularization, we believe our technology will compete with other technologies including xenografts, immersion decellularization, 3D printing and direct implantation of animal organs, as well as other therapeutic (i.e., non-transplant) options for the indications which we attempt to address. Certain companies with these products and technologies are significantly larger than us and have much greater financial, marketing and other resources than we do. Accordingly, we may not be able to compete successfully against existing or new competitors which would have a material adverse effect on our business.
Our competitors with greater financial resources could also acquire other companies to gain enhanced name recognition and market share, as well as new technologies or products that could effectively compete with our future products, which may harm our business. Our competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, as well as in acquiring technologies complementary to, or necessary for, our product candidates. Because of the complex and technical nature of our product candidates and the dynamic markets in which we will compete, any failure to attract and retain a sufficient number of qualified employees could materially harm our ability to develop and commercialize our products, which would have a material adverse effect on our business, financial condition and results of operations. See “Business — Competition.”

While we are not aware of any other company developing bioengineered whole organs based on perfusion decellularization and recellularization, we believe our technology will compete with other technologies including xenografts, immersion decellularization, 3D printing and direct implantation of animal organs, as well as other therapeutic (i.e., non-transplant) options for the indications which we attempt to address. See “Business — Competition.” If we are unable to compete successfully with these alternative companies or technologies, our results will suffer.
Moreover, the biologics industry is characterized by rapid and significant change. There can be no assurance that other companies will not succeed in developing or marketing devices and products that are more effective than any products that we may offer in the future or that would render any such products obsolete or noncompetitive. Additionally, new surgical procedures, medications and other therapies could be developed that replace or reduce the importance of our future products. Accordingly, our success will depend in part on our ability to respond quickly to medical and other changes through the development and introduction of new products. Product development involves a high degree of risk, and there can be no assurance that our new product development efforts will result in any commercially successful products.
If we are able to commercialize any of our product candidates, their commercial success will largely depend upon attaining significant market acceptance.
Even if we are able to receive regulatory approval for one or more of our product candidates, our ability to execute our growth strategy, achieve commercial success and become profitable will depend upon the adoption by hospitals, surgeons and patients of our bioengineered organs. We cannot predict how quickly, if at all, our products will be accepted or, if accepted, how frequently they will be used. Our bioengineered organs may never gain broad market acceptance among the medical community for some or all of our indications. The market for regenerative medicine technology is relatively new, subject to rapid innovation and remains uncertain. Further, our perfusion technology is a new approach for processing and developing organs. The degree of market acceptance of any of our products will depend on a number of factors, including:
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the prevalence and severity of any complications associated with our products;

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the competitive pricing of our products;

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the quality of our products meeting patient and surgeon expectations;

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the results of clinical trials and post-market clinical studies relating to the use of our products; and

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our ability to provide incremental clinical and economic data that show the safety, clinical efficacy and cost effectiveness, and patient benefits from, our products.

Failure to achieve or maintain market acceptance and/or market share would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition and results of operations. Further, if we cannot build and maintain strong working relationships with these professionals and seek their advice and input on our product candidates, the development and marketing of our future products could suffer, which could have a material adverse effect on our business, financial condition and results of operations.
We rely on third parties to conduct certain preclinical development activities and will rely on third parties for certain clinical development activities.
We rely on third parties to conduct certain preclinical development activities and we intend, in the future, to rely on third parties to conduct any clinical trials we undertake. We may not be able to secure and maintain relationships with these third parties for preclinical and clinical development studies on acceptable terms and our reliance on these third parties reduces our control over these activities. We are responsible for ensuring that each of our preclinical development activities and our clinical trials are conducted in accordance with the applicable U.S. federal and state laws and foreign regulations, general investigational plan and protocols. However, other than any contracts with these third parties, we have no direct control over these researchers or contractors, as they are not our employees. Moreover, the FDA requires us to comply with standards, commonly referred to as GCP, for conducting, recording and reporting the results of our preclinical and clinical trials to assure that data and reported results are credible and accurate and that the rights, safety and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. These third parties also may have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our preclinical development activities or our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our products and will not be able to, or may be delayed in our efforts to, successfully commercialize our products. These third parties may be subject to various types of sanctions by the FDA or other government or regulatory authorities for failing to meet the applicable requirements imposed on such third parties. As a result, the third parties may not be able to fulfill their contractual obligations, and the results obtained from such third parties regarding preclinical and clinical research may not be accepted by the FDA to support the marketing approval of our product candidates. If the third parties or their employees become debarred by the FDA, we cannot use the research data derived from their services to support the marketing approval of our products. Finally, these third parties may be acquired by other entities, change their business plans or strategies or go out of business, thereby preventing them from meeting their contractual obligations to us. Our success depends on conducting preclinical and clinical trials successfully through commercialization, and therefore, any failure by a third party in this regard would have a material adverse effect on our business.
Risks Related to Intellectual Property and Information Technology Matters
If we are unable to obtain and maintain patent and other intellectual property protection for any of our new organ candidates we develop, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize any product candidates we may develop may be adversely affected.
Our commercial success will depend in large part on our ability to obtain and maintain patent, trademark, trade secret and other intellectual property protection of our new organ candidates and other technology, methods used to manufacture them and methods of treatment, as well as successfully defending our patent and other intellectual property rights against third-party challenges. It is difficult and costly to protect and enforce intellectual property rights, and we may not be able to ensure the same for every product. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, importing or otherwise commercializing our new organ candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.
We seek to protect our proprietary position by developing a comprehensive intellectual property portfolio including filing patent applications and obtaining granted patents in the United States and abroad related to our new organ candidates that are important to our business. If we are unable to obtain or maintain patent protection with respect to a product candidate we may develop, or if the scope of the patent protection secured is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours and our ability to commercialize that product candidate may be adversely affected.
The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions.
The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are uncertain and we may become involved in complex and costly litigation. Our pending and future patent applications may not result in patents being issued which protect new organ candidates or effectively prevent others from commercializing competitive technologies and new organ candidates.
We also cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will be valid and enforceable and provide sufficient protection from competitors. Any patents that we own or in-license may be challenged, narrowed, circumvented, or invalidated by third parties. Consequently, we do not know whether any new organ candidates we may develop will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.
In addition, given the amount of time required for the development, testing, and regulatory review of new organ candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our owned patents and patent applications may in the future be, co-owned by us with third parties. If we are unable to obtain an exclusive license to such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
Our patents and patent applications contain claims directed to new organ candidates, as well as methods directed to making new organ candidates, intermediates in the making of new organ candidates, the use of such new organ candidates, and other technologies. Method-of-use patents do not prevent a competitor or other third party from developing or marketing an identical product for an indication that is outside the scope of the patented method. Moreover, with respect to method-of-use patents, even if competitors or other third parties do not actively promote their product for our eventual targeted indications or uses for which we may obtain patents, providers may recommend that patients use these products off-label, or patients may do so themselves.
The strength of patents in the biotechnology field involves complex legal and scientific questions and can be uncertain. The patent applications that we own may fail to result in issued patents with claims that cover our new organ candidates or uses thereof in the United States or in other foreign countries. For example, while our patent applications are pending, we may be subject to a third-party pre-issuance submission of prior art to the United States Patent and Trademark Office, or USPTO, or become involved in interference or derivation proceedings, or equivalent proceedings in foreign jurisdictions. Even if patents do successfully issue, third parties may challenge their inventorship, validity, enforceability or scope, including through opposition, revocation, reexamination, post-grant and inter partes review proceedings. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable certain patent rights, allow third parties to commercialize our technology or new organ candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge features of patentability with respect to one or more patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and new organ candidates. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our new organ candidates. Further, if we encounter delays in development, testing, and regulatory review of new organ candidates, the period of time during which we could market our new organ candidates under patent protection would be reduced.
Given that patent applications in the United States and other countries are confidential for a period of time after filing, at any moment in time, we cannot be certain that we were in the past or will be in the future the first to file any patent application related to our new organ candidates. In addition, some patent applications in the United States may be maintained in secrecy until the patents are issued. As a result, there may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim, and we may be subject to priority disputes. We may in the future become a party to proceedings or priority disputes in Europe or other foreign jurisdictions. The loss of priority for, or the loss of, these patents could have a material adverse effect on the conduct of our business.
We may be required to disclaim part or all of the term of certain patents or patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim. There also may be prior art of which we or potential future licensors are aware, but which we or those licensors do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that, if challenged, our patents would be declared by a court, patent office or other governmental authority to be valid or enforceable or that even if found valid and enforceable, a competitor’s technology or product would be found by a court to infringe our patents. We may analyze patents or patent applications of our competitors that we believe are relevant to our activities, and consider that we are free to operate in relation to our new organ candidates or if applicable challenge the validity of any issued patents, but our competitors may achieve issued claims, including in patents we consider to be unrelated, that block our efforts or potentially result in our new organ candidates or our activities infringing such claims. It is possible that our competitors may have filed, and may in the future file, patent applications covering our products or technology similar to ours. Those patent applications may have priority over our patent applications or patents, which could require us to obtain rights to issued patents covering such technologies. The possibility also exists that others will develop products that have the same effect as our new organ candidates on an independent basis that do not infringe our patents or other intellectual property rights, or will design around the claims of our patent applications or our in-licensed patents or patent applications that cover our new organ candidates.
Likewise, our current patents in the US are expected to expire from about 2026 through about 2036 without taking into account any possible extensions. We have in-force patents and pending patent applications in the US and foreign jurisdictions. Our patents may expire before, or soon after, our first new organ candidate is licensed in the United States or foreign jurisdictions. Additionally, no assurance can be given that the USPTO or relevant foreign patent offices will grant any of the pending patent applications we own or in-license currently or in the future. Upon the expiration of our current patents, we may lose the right to exclude others from practicing these inventions. The expiration of these patents could also have a similar material adverse effect on our business, financial condition, results of operations and prospects.
We may also be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or patent applications or other intellectual property as an inventor or co-inventor. If we are unable to obtain an exclusive license to any such third party co-owners’ interest in such patent applications, such co-owners may be able to license their rights to other third parties, including our competitors. In addition, we may need the cooperation of any such co-owners to enforce any patents that issue from such patent applications against third parties, and such cooperation may not be provided to us.
If we are unsuccessful in any interference proceedings or other priority, validity (including any patent oppositions), or inventorship disputes to which we maybe subject, we may lose valuable intellectual property rights through the loss of one or more of our owned, licensed, or optioned patents, or such patent claims may be narrowed, invalidated, or held unenforceable, or through loss of exclusive ownership of or the exclusive right to use our patents. In the event of loss of patent rights as a result of any of these disputes, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the new organ candidates we may develop. The loss of exclusivity or the narrowing of our patent claims could limit our ability to stop others from using or commercializing similar or identical technology and new organ candidates. Even if we are successful in an interference proceeding or other similar priority or inventorship disputes, it could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could result in a material adverse effect on our business, financial condition, results of operations, or prospects.
We have intellectual property coverage for our new organ candidates in the United States, Europe, and other territories, but our foreign intellectual property rights are not exhaustive.
We have intellectual property for our new organ candidates in many key markets such as the United States and Europe. However, we do not have intellectual property rights in every country throughout the world. Filing, prosecuting, and defending patents on new organ candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States, and Europe can be less extensive than those in the United States. In addition, the laws of foreign countries do not protect intellectual property rights to the same extent as federal and state laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our new organ candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology and pharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products against third parties in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our patents and intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Moreover, the initiation of proceedings by third parties to challenge the scope or validity of our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business and / or the limitation or loss of key patent rights. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.
We may enter into license agreements for intellectual property rights in the future and if we fail to comply with our obligations in such agreements or otherwise experience disruptions to our business relationships with our licensors or research and development partners, we could lose license rights that are important to our business.
We cannot provide any assurances that third-party patents do not exist which might be enforced against our current technology, resulting in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant. It is possible that our ability to commercialize some new organ candidates in the United States and abroad may be adversely affected if we cannot obtain a license to any potentially relevant third-party patents on commercially-reasonable terms that would allow us to make an appropriate return on our investment. In addition, the licensing or acquisition of third-party intellectual property rights is a highly competitive area, and other, potentially more established companies may pursue strategies to license or acquire third party intellectual property rights that we may, in the future, consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Further, even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. As such, we could be forced, including by court order, to cease developing, manufacturing, and commercializing the infringing technology or new organ candidates. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. Thus, we may be required to expend significant time and resources to redesign our technology, new organ candidates, or the methods for manufacturing them or to develop or license replacement technology, or we may need to abandon development of the relevant program or product candidate, all of which may not be feasible on a technical or commercial basis and could have a material adverse effect on our business, financial condition, results of operations, and prospects. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.
The intellectual property landscape pertaining to live new organs is in constant flux.
The field of new organs is still in its infancy. Due to the intense research and development that is taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is evolving and in flux, and it may remain uncertain for the coming years. There may be significant intellectual property related litigation and proceedings relating to intellectual property and proprietary rights in the future.
Our commercial success depends upon our ability and the ability of future collaborators to develop, manufacture, market, and sell any new organ candidates that we may develop and use our proprietary technologies without infringing, misappropriating, or otherwise violating the intellectual property and proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We may in future be subject to and may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights including interference proceedings, post-grant review, inter partes review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions such as oppositions before the EPO. Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties may exist in the fields in which we are developing our new organ candidates and they may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit.
As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our new organ candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of new organ therapies, products or their methods of use or manufacture. There may be third-party patents or patent application with claims to technologies, methods of manufacture or methods for treatment related to the use or manufacture of our new organ candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our new organ candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents.
Defense of third-party claims of infringement of misappropriation, or violation of intellectual property rights involves substantial litigation expense and would be a substantial diversion of management and employee time and resources from our business. Some third-parties may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, financial condition, results of operations and prospects. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Any of the foregoing events could have a material adverse effect on our business, financial condition, results of operations and prospects.
We may become involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming, and unsuccessful and could result in a finding that such patents are unenforceable or invalid.
Competitors may infringe our patents, or we may be required to defend against claims of infringement. In addition, our patents may in the future become involved in inventorship, priority, validity or enforceability disputes. Countering or defending against such claims can be expensive and time consuming. In possible future infringement proceedings, a court may decide that a patent owned by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our owned or any in-licensed patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly.
In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. These types of mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). These types of proceedings could result in revocation or amendment to our patents such that they no longer cover our new organ candidates. The outcome for any particular patent following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our technology and/or new organ candidates. Defense of these types of claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.
Conversely, we may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). If we challenge and subsequently fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third party alleging that the patent may be infringed by our new organ candidates or other proprietary technologies.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation in the US and certain other jurisdictions, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications are due to be paid to the USPTO and foreign patent agencies outside of the United States over the lifetime of our patents and applications. The USPTO and foreign patent agencies require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can ordinarily be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations, however, in which non-compliance can result a partial or complete loss of patent rights in the relevant jurisdiction. Were a noncompliance event to occur, our competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Changes in patent law in the United States and in non-U.S. jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our new organ candidates.
Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain.
Changes in either the patent laws or interpretation of the patent laws could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of our issued patents. For example, in March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, the United States transitioned from a “first to invent” to a “first-to-file” patent system. Under a “first-to-file” system, assuming that other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either file any patent application related to our technology or new organ candidates or invent any of the inventions claimed in our or our licensor’s patents or patent applications. The America Invents Act also includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, allowing third party submission of prior art and establish a new post-grant review system including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The effects of these changes are currently unclear as the USPTO continues to promulgate new regulations and procedures in connection with the America Invents Act and many of the substantive changes to patent law, including the “first-to-file” provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on the specific patents discussed in this filing have not been determined and would need to be reviewed. Thus, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.
In addition, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. These cases include Association for Molecular Pathology v. Myriad Genetics, Inc., 569 U.S. 12-398 (2013) or Myriad; Alice Corp. v. CLS Bank International, 573 U.S. 13-298 (2014); and Collaborative Services v. Prometheus Laboratories, Inc., or Prometheus, 566 U.S. 10-1150 (2012). In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. For example, in the case, Assoc. for Molecular Pathology v. Myriad Genetics, Inc., the U.S. Supreme Court held that certain claims to DNA molecules are not patentable, but claims to complementary DNA, or cDNA, molecules, which are not genomic sequences, may be patent eligible because they are not a natural product. The effect of the decision on patents for other isolated natural products is uncertain. However, on March 4, 2014, the USPTO issued a memorandum to patent examiners providing guidance for examining claims that recite laws of nature, natural phenomena or natural products under the Myriad and Prometheus decisions. The guidance did not limit the application of Myriad to DNA but, rather, applied the decision broadly to other natural products, which may include our new organ candidates. The March 4, 2014 memorandum and the USPTO’s subsequent interpretation of the cases and announced examination rubric received widespread criticism from stakeholders during a public comment period and was superseded by interim guidance published on December 15, 2014. Subsequently, the USPTO has issued further guidance on patent subject matter eligibility. We cannot predict how this and future decisions by the courts, the U.S. Congress or the USPTO may impact the value of our patents. Any similar adverse changes in the patent laws of other jurisdictions could also have a material adverse effect on our business, financial condition, results of operations and prospects.
Patent terms may be inadequate to protect our competitive position on our new organ candidates for an adequate amount of time.
Patents have a limited lifespan. The terms of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest non-provisional filing date in the applicable country. However, the actual protection afforded by a patent varies from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Various extensions including patent term extensions (“PTE”) and patent term adjustments, may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our new organ candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of new organ candidates, patents protecting our new organ candidates might expire before or shortly after we or our partners commercialize those candidates. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
If we do not obtain a PTE for a patent, our business may be materially harmed.
Depending upon the timing, duration and specifics of any FDA licensing of any new organ candidates we may develop, one or more of our U.S. patents may be eligible for limited PTE. Analogous extensions of patent term may be available upon marketing approval in other jurisdictions. The PTE term of up to five years is awarded as compensation for patent term lost during the FDA regulatory review process. A PTE cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent per product may be extended and only those claims covering the licensed new organ, a method for using it, or a method for manufacturing it may be extended. However, even if we were to seek a PTE or corresponding extension of patent term in other jurisdictions, it may not be granted because of, for example, the failure to exercise due diligence during the testing phase or regulatory review process, the failure to apply within applicable deadlines, the failure to apply prior to expiration of relevant patents, or any other failure to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain PTE or a corresponding extension of patent term in other jurisdictions, or the term of any such extension is less than we request, our competitors may be able to launch competing products earlier than anticipated following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patents for our technology and new organ candidates, we also rely on know-how and trade secret protection, as well as confidentiality agreements, non-disclosure agreements and invention assignment agreements with our employees, consultants and third-parties, to protect our confidential and proprietary information, especially where we do not believe patent protection is appropriate or obtainable.
It is our policy to require our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors, and other third parties to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed by or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties, except in certain specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and that are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. In the case of consultants and other third parties, the agreements provide that all inventions conceived in connection with the services provided are our exclusive property. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Additionally, the assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable.
In addition to contractual measures, we try to protect the confidential nature of our proprietary information through other appropriate precautions, such as physical and technological security measures. However, trade secrets and know-how can be difficult to protect. These measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and any recourse we might take against this type of misconduct may not provide an adequate remedy to protect our interests fully. In addition, trade secrets may be independently developed by others in a manner that could prevent us from receiving legal recourse. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any of that information was independently developed by a competitor, our competitive position could be harmed.
In addition, some courts inside and outside the United States are sometimes less willing or unwilling to protect trade secrets. If we choose to go to court to stop a third party from using any of our trade secrets, we may incur substantial costs. Even if we are successful, these types of lawsuits may consume our time and other resources. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Third parties may assert that our employees, consultants, or advisors have wrongfully used or disclosed confidential information or misappropriated trade secrets.
As is common in the biotechnology and pharmaceutical industries, we may employ individuals that are currently or were previously employed at universities, research institutions or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Also, in the future we may be subject to claims that these individuals are violating non-compete agreements with their former employers. We may then have to pursue litigation to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of our common stock. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities, and we may not have sufficient financial or other resources to adequately conduct this type of litigation or proceedings. For example, some of our competitors may be able to sustain the costs of this type of litigation or proceedings more effectively than we can because of their substantially greater financial resources. In any case, uncertainties resulting from the initiation and continuation of intellectual property litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and growth prospects.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
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any new organ candidates we may develop will likely eventually become commercially available in biosimilar product forms;

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others may be able to make new organ products that are similar to any new organ candidates we may develop but that are not covered by the claims of the patents that we own or may own in the future;

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we, or our current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or may own in the future;

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we, or our current or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

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we, or our current or future collaborators, may fail to meet our obligations to the U.S. government regarding any patents and patent applications funded by U.S. government grants, leading to the loss or unenforceability of patent rights;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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it is possible that our pending patent applications or those that we may own in the future will not lead to issued patents;

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it is possible that there are prior public disclosures that could invalidate our patents, or parts of our patents;

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it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering our new organ candidates or technology similar to ours

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it is possible that our patents or patent applications omit individual(s) that should be listed as inventor(s) or include individual(s) that should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable;

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issued patents that we hold rights to may be held invalid, unenforceable, or narrowed in scope, including as a result of legal challenges by our competitors;

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the claims of our issued patents or patent applications, if and when issued, may not cover our new organ candidates;

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the laws of foreign countries may not protect our proprietary rights or the proprietary rights of current or future collaborators to the same extent as the laws of the United States;

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the inventors of our patents or patent applications may become involved with competitors, develop products or processes that design around our patents, or become hostile to us or the patents or patent applications on which they are named as inventors;

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our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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we have engaged in scientific collaborations in the past and will continue to do so in the future and our collaborators may develop adjacent or competing products that are outside the scope of our patents;

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we may not develop additional proprietary technologies that are patentable;

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any new organ candidates we develop may be covered by third parties’ patents or other exclusive rights;

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the patents of others may harm our business; or

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we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Risks Related to Government Regulation
The development and commercialization of biopharmaceutical products is subject to extensive regulation, and the regulatory approval processes of the FDA are lengthy, time-consuming, and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates on a timely basis if at all, our business will be substantially harmed.
The clinical development, manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, import, marketing, distribution, adverse event reporting, including the submission of safety and other post-marketing information and reports, and other possible activities relating to our product candidates are subject to extensive regulation. In the United States, marketing approval of biologics requires the submission of a BLA to the FDA, and we are not permitted to market any product candidate in the United States until we obtain approval from the FDA of the BLA for that product candidate. A BLA must be supported by extensive clinical and preclinical data, as well as extensive information regarding pharmacology, chemistry, manufacturing, and controls. Outside the United States, many comparable foreign regulatory authorities employ similar approval processes.
We have not previously submitted a BLA to the FDA or similar regulatory approval filings to comparable foreign authorities, for any product candidate, and we cannot be certain that any of our product candidates will receive regulatory approval. We are not permitted to market our product candidates in the United States or in other countries until we receive approval of a BLA from the FDA or marketing approval from applicable regulatory authorities outside the United States. Obtaining approval of a BLA can be a lengthy, expensive, and uncertain process, and we have no experience with the preparation of a BLA submission for marketing approval. Further, the FDA has not yet granted approval for any whole organ using our perfusion technology or any whole organ biologic, and to our knowledge, a clinical trial has never been conducted using a bioengineered organ in humans before, which we believe may increase the complexity, uncertainty and length of the regulatory approval process. Further, if the FDA was to categorize our bioengineered organ products as xenotransplants, the length of the regulatory approval process could be extended. In addition, the FDA has the authority to require a risk evaluation and mitigation strategies, ("REMS"), plan as part of a BLA or after approval, which may impose further requirements or restrictions on the distribution or use of an approved biologic, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry.
Our product candidates could fail to receive regulatory approval for many reasons, including the following:
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the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials, and might therefore not allow an IND to proceed;

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we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe, pure and potent for its proposed indication;

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the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

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we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

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the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere, or regulatory authorities may not accept a submission due to, among other reasons, the content or formatting of the submission;

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the FDA or comparable foreign regulatory authorities may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we contract for clinical and commercial supplies; and

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the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects. The FDA and comparable foreign regulatory authorities have substantial discretion in the approval process, and determining when or whether regulatory approval will be obtained for any of our product candidates. As a result, we may be required to conduct additional preclinical studies, alter our proposed clinical trial designs, or conduct additional clinical trials to satisfy the regulatory authorities in each of the jurisdictions in which we hope to conduct clinical trials and develop and market our products, if approved. Further, even if we believe the data collected from clinical trials of our product candidates are promising, such data may not be sufficient to support approval by the FDA or any comparable foreign regulatory authority.
In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.
Even if our product candidates obtain regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.
If the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, testing, labeling, packaging, distribution, import, export, adverse event reporting, storage, advertising, promotion, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current Good Manufacturing Practices (“cGMPs”), current Good Tissue Practices (“cGTPs”) and GCPs for any clinical trials that we conduct post-approval, all of which may result in significant expense and limit our ability to commercialize such products. In addition, any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate.

Manufacturers and manufacturers’ facilities are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations, as well as, for the manufacture of certain of our product candidates, the FDA’s cGTPs for the use of human cellular and tissue products to prevent the introduction, transmission or spread of communicable diseases. As such, we and our contract suppliers and manufacturers, if any, will be subject to continual review and inspections to assess compliance with cGMPs, cGTPs and adherence to commitments made in any approved marketing application. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, quality control, and distribution.
If there are changes in the application of legislation or regulatory policies, or if problems are discovered with a product or our manufacture of a product, or if we or one of our distributors, licensees or co-marketers fails to comply with regulatory requirements, the regulators could take various actions. These include issuing warning letters or untitled letters, imposing fines on us, imposing restrictions on the product or its manufacture, and requiring us to recall or remove the product from the market. The regulators could also suspend or withdraw our marketing authorizations, requiring us to conduct additional clinical trials, change our product labeling, or submit additional applications for marketing authorization. If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements, which could materially adversely affect our business, financial condition, and results of operations.
In addition, if we have any product candidate approved, our product labeling, advertising, and promotion will be subject to regulatory requirements and continuing regulatory review. In the United States, the FDA and the Federal Trade Commission, (“FTC”), strictly regulate the promotional claims that may be made about pharmaceutical products to ensure that any claims about such products are consistent with regulatory approvals, not misleading or false in any particular, and adequately substantiated by clinical data. The promotion of a drug product in a manner that is false, misleading, unsubstantiated, or for unapproved (or off-label) uses may result in enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA or the FTC. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions and may result in false claims litigation under federal and state statutes, which can lead to consent decrees, civil monetary penalties, restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid, and other federal and state healthcare programs. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:
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issue warning or untitled letters;

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issue, or require us to issue, safety-related communications, such as safety alerts, field alerts, “Dear Doctor” letters to healthcare professionals, or import alerts;

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impose civil or criminal penalties;

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suspend, limit, or withdraw regulatory approval;

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suspend any of our preclinical studies and clinical trials;

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refuse to approve pending applications or supplements to approved applications submitted by us;

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impose restrictions on our operations, including closing our and our contract manufacturers’ facilities; or

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seize or detain products, refuse to permit the import or export of products, or require us to conduct a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products, if approved. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.
Moreover, the policies of the FDA and of comparable foreign regulatory authorities may change and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. In addition, if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain, or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new biologics or modifications to licensed biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or comparable foreign regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or comparable foreign regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
Compliance with current and future governmental regulations regarding the treatment of animals used in research could increase our operating costs or impact the commercialization of our technology.
Certain laws and regulations require us to test our product candidates on animals before initiating clinical trials involving humans. In addition, we are subject to federal law that covers the treatment of certain animals used in research. Currently, federal law imposes a wide variety of specific regulations that govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably relating to personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. Third parties with whom we contract are subject to registration, inspections and reporting requirements. Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals. If we or any of our contractors fail to comply with regulations concerning the treatment of animals used in research, we may be subject to fines and penalties and adverse publicity, and our operations could be adversely affected.
Moreover, animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted, delayed, or become more expensive.
Our business operations and current and future relationships with healthcare professionals, principal investigators, consultants, vendors, customers, and third-party payors in the United States and elsewhere are subject to applicable anti-kickback, fraud and abuse, false claims, physician payment transparency, and other healthcare laws and regulations, which could expose us to substantial penalties, contractual damages, reputation harm, administrative burdens, and diminished profits.
Healthcare providers, healthcare facilities and institutions, physicians, and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, healthcare facilities and institutions, principal investigators, consultants, customers, and third-party payors may expose us to broadly applicable fraud and abuse and other healthcare laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, that may constrain the business or financial arrangements and relationships through which we research, sell, market, and distribute any product candidates for which we obtain marketing approval. In addition, we may be subject to physician payment transparency laws and regulation by the federal government and by the states and foreign jurisdictions in which we conduct our business. The applicable federal, state, and foreign healthcare laws that affect our ability to operate include, but are not limited to, the following:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving, or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under any U.S. federal healthcare program, such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value, including stock options. The federal Anti-Kickback Statute has also been interpreted to apply to arrangements between biologics manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Any arrangements with prescribers must be for bona fide services and compensated at fair market value. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the U.S. federal civil and criminal false claims laws, including without limitation, the civil False Claims Act, which can be enforced by private citizens on behalf of the U.S. federal government through civil whistleblower or qui tam actions, and the federal civil monetary penalties law which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using, or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease, or conceal an obligation to pay money to the U.S. federal government. Pharmaceutical manufacturers can cause false claims to be presented to the U.S. federal government by, among other things, engaging in impermissible marketing practices, such as the off-label promotion of a product for an indication for which it has not received FDA approval. Further, pharmaceutical manufacturers can be held liable under the civil False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;
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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation;

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the FFDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics, and medical devices;

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the PHSA, which prohibits, among other things, the introduction into interstate commerce of a biological product unless a biologics license is in effect for that product;

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the U.S. Physician Payments Sunshine Act and its implementing regulations, which requires, among other things, certain manufacturers of drugs, devices, biologics, and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare and Medicaid Services, or CMS, information related to certain payments and other transfers of value to physicians, as defined by statute, and teaching hospitals, as well as ownership and investment interests held by such physicians and their immediate family members. Beginning in 2022, such obligations will include the reporting of payments and other transfers of value provided in the previous year to certain other healthcare professionals, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants, and certified nurse-midwives;

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analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements, and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; and state and local laws requiring the registration of biologics sales representatives; and

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similar healthcare laws and regulations in foreign jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.

Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is not always possible to identify and deter employee misconduct or business noncompliance, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. We have entered into consulting and scientific advisory board arrangements with physicians and other healthcare providers, including some who could influence the use of our product candidates, if approved. Compensation under some of these arrangements includes the provision of stock or stock options in addition to cash consideration. Because of the complex and far-reaching nature of these laws, it is possible that governmental authorities could conclude that our payments to physicians may not be fair market value for bona fide services or that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal, and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid, or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of noncompliance, disgorgement, imprisonment, contractual damages, reputational harm, diminished profits, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.
Our employees, independent contractors, principal investigators, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk of employee fraud or other misconduct. We cannot ensure that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, or collaborators that would violate the laws or regulations of the jurisdictions in which we operate, including, without limitation, employment, foreign corrupt practices, trade restrictions and sanctions, environmental, competition, and patient privacy and other privacy laws and regulations. Misconduct by employees could include failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately, or disclose unauthorized activities to us. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, labeling, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations.
If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material and adverse effect on our business, financial condition, results of operations and prospects, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, individual imprisonment, disgorgement of profits, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of noncompliance with the law, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and pursue our strategy.
Current and future legislation may increase the difficulty and cost for us and any future collaborators to obtain marketing approval of and commercialize our product candidates and affect the prices we, or they, may obtain.
In the United States and other jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private payors. Among the provisions of the ACA of importance to the pharmaceutical and biotechnology industries, which includes biologics, are the following:
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manufacturers and importers of certain biologics with annual sales of more than $5 million made to or covered by specified federal healthcare programs are required to pay an annual, nondeductible fee according to their market share of all such sales;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, to 23.1% of the average manufacturer price for most branded drugs, biologics, and biosimilars and to 13.0% for generic drug, and cap of the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

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a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics, including our product candidates, that are inhaled, infused, instilled, implanted, or injected;

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extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

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expansion of the entities eligible for discounts under the Public Health program, commonly referred to as the “340B Program;”

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a new requirement to annually report drug samples that manufacturers and distributors provide to physicians, also known as the “Physician Payments Sunshine Act;”

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a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

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a licensure framework for follow-on biologic products.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, legislation enacted in 2017 informally titled the Tax Cuts and Jobs Act of 2017, repealed the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage that is commonly referred to as the “individual mandate.” In December 2019, a U.S. District Court upheld a ruling that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. In November 2020, the Supreme Court of the United States heard oral arguments in the appeal of this case, but it is uncertain when the Supreme Court will rule on this case. It is unclear how this and other efforts to challenge, repeal, or replace the ACA will impact the ACA or our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted which, among other things, have reduced Medicare payments to several types of providers, including hospitals and cancer treatment centers. These new laws or any other similar laws introduced in the future, as well as regulatory actions that may be taken by CMS, may result in additional reductions in Medicare and other healthcare funding, which could negatively affect our customers and accordingly, our financial operations. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. Additionally, individual states in the United States have passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing and costs. Similar developments have occurred outside of the United States, including in the European Union where healthcare budgetary constraints have resulted in restrictions on the pricing and reimbursement of medicines by relevant health service providers. To obtain reimbursement or pricing approval in some European Union member states, we may be required to conduct studies that compare the cost-effectiveness of our product candidates to other therapies that are considered the local standard of care.
It is also possible that additional governmental action is taken in response to address the COVID-19 pandemic. We cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative action in the United States, particularly as a result of the recent presidential election, or any other jurisdiction. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.
Even if we are able to commercialize any product candidate, coverage and adequate reimbursement may not be available or such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.
The regulations that govern regulatory approvals, pricing, and reimbursement for biologics such as our product candidates vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, product pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval.
Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers, and other organizations. Even if we succeed in bringing one or more products to the market, these products may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis. Because our programs are in the early stages of development, and in particular due to the novel nature of our technology, we are unable at this time to determine their cost effectiveness or the likely level or method of coverage and reimbursement. Increasingly, the third-party payors who reimburse patients or healthcare providers are requiring that companies provide them with predetermined discounts from list prices, and are seeking to reduce the prices charged or the amounts reimbursed for drug products. If the price we are able to charge for any products we develop, or the coverage and reimbursement provided for such products, is inadequate in light of our development and other costs, our return on investment could be affected adversely.
Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Decisions regarding the extent of coverage and amount of reimbursement to be provided for any product candidates that we develop will be made on a payor-by-payor basis. One payor’s determination to provide coverage for a biologic does not assure that other payors will also provide coverage and adequate reimbursement for the biologic. Additionally, a third-party payor’s decision to provide coverage for a therapy does not imply that an adequate reimbursement rate will be approved.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal, and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future, including repeal, replacement, or significant revisions to the Affordable Care Act. The continuing efforts of the government, insurance companies, managed care organizations, and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:
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the demand for our product candidates, if we obtain regulatory approval;

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our ability to set a price that we believe is fair for our products;

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our ability to obtain coverage and reimbursement approval for a product;

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our ability to generate revenue and achieve or maintain profitability;

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the level of taxes that we are required to pay; and

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the availability of capital.

Our inability to promptly obtain coverage and adequate reimbursement from both third-party payors for the product candidates that we may develop and for which we obtain regulatory approval could have a material and adverse effect on our business, financial condition, results of operations, and prospects.
We face potential liability related to the privacy of personal information, including health information we utilize in the development of our product candidates.
We and our partners and vendors are subject to various federal, state, and foreign data protection laws and regulations. If we fail to comply with these laws and regulations, we may be subject to litigation, regulatory investigations, enforcement notices, enforcement actions, fines, and criminal or civil penalties, as well as negative publicity, reputational harm, and a potential loss of business.
In the United States, numerous federal and state laws and regulations, including state data breach notification laws and federal and state data privacy laws and regulations that govern the collection, use, disclosure, and protection of health information and other personal information apply to our operations and the operations of our partners. For example, most healthcare providers, including research institutions from which we obtain patient health information, are subject to data privacy and security regulations promulgated under HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH). Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA. For example, under HIPAA, we could potentially face substantial criminal or civil penalties if we knowingly receive protected health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA’s requirements for disclosure of such health information, or otherwise violate applicable HIPAA requirements related to the protection of such information. Even when HIPAA does not apply, failing to take appropriate steps to keep consumers’ personal information secure may constitute a violation of the Federal Trade Commission Act.
Certain of the research materials we use in our research and development efforts are derived from human sources, which potentially contain sensitive identifiable personal information regarding the donor. In addition, once we commence clinical trials, we may maintain sensitive identifiable personal information, including health information, that we receive throughout the clinical trial process, in the course of our research collaborations, and directly from individuals (or their healthcare providers) who enroll in our patient assistance programs. As such, we may become subject to further obligations under HIPAA. In addition, our collection of personal information generally (e.g., of employees currently and/or of patients in the future) may subject us to state data privacy laws governing the processing of personal information and requiring notification of affected individuals and state regulators in the event of a breach of such personal information. Numerous laws relating to data privacy and security have been proposed at the state and federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging, require us to expend significant resources to come into compliance, and restrict our ability to process certain personal information. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts.
Any clinical trial programs and research collaborations that we engage in outside the United States may implicate international data protection laws, including, in Europe, the General Data Protection Regulation (GDPR). The GDPR imposes stringent operational requirements for data processors and controllers of personal data. Among other things, the GDPR requires detailed notices for clinical trial subjects and investigators, as well as the security of personal data, and notification of data processing obligations or security incidents to appropriate data protection authorities or data subjects. Further, following the United Kingdom’s withdrawal from the European Union effective as of December 31, 2020, we will have to comply with the GDPR and the GDPR as incorporated into United Kingdom national law, which may have differing requirements.
One particularly sensitive issue under these European Union data privacy laws involves European Economic Area (EEA) laws on data export if we begin to transfer personal data from the EEA to other jurisdictions. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. For example, on July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-US Privacy Shield Framework, or Privacy Shield, under which personal data could previously be transferred from the EEA to United States entities who had self-certified under the Privacy Shield scheme. The CJEU decision also created additional obligations and uncertainty around the ability to use standard contractual clauses for such data transfers. As government authorities issue further guidance on personal data export mechanisms or start aggressively taking enforcement action based on such guidance or the CJEU decision, we could suffer additional costs, complaints, and/or regulatory investigations or fines. If we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and adversely affect our financial results. These international laws and regulations may apply not only to us, but also to vendors that store or otherwise process personal data on our behalf, such as information technology vendors. If our data privacy and/or security measures fail to comply with European Union and United Kingdom data privacy laws, or if a vendor misuses data we have provided to it or fails to safeguard such data, we may be subject to litigation, regulatory investigations, enforcement notices, and/or enforcement actions imposing fines and/or requiring us to change the way we use personal data, as well as negative publicity, reputational harm, and a potential loss of business.
We are likely to be required to expend significant capital and other resources to ensure ongoing compliance with applicable data privacy and security laws. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend, and could result in adverse publicity that could harm our business. Moreover, even if we take all necessary action to comply with legal and regulatory requirements, we could be subject to a data breach or other unauthorized access of personal information, which could subject us to fines and penalties, as well as litigation and reputational damage.
If we fail to keep apprised of and comply with applicable international, federal, state, or local regulatory requirements, we could be subject to a range of regulatory actions that could affect our or any collaborators’ ability to seek to commercialize our clinical candidates. Any threatened or actual government enforcement action or litigation where private rights of action are available could also generate adverse publicity, damage our reputation, result in liabilities, fines and loss of business, and require that we devote substantial resources that could otherwise be used in other aspects of our business.
Our business involves the use of hazardous materials and we must comply with environmental laws and regulations, which may be expensive and restrict how we do business.
Our manufacturing activities may involve the controlled storage, use and disposal of hazardous materials and, on that basis, we may be subject to federal, state, local and non-U.S. laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these hazardous materials. We currently carry no insurance specifically covering environmental claims relating to the use of hazardous materials.
Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of an accident, federal, state or other applicable authorities may curtail our use of these materials and interrupt their business operations which could adversely affect our business.
Compliance with environmental laws and regulations may be expensive and non-compliance could result in substantial liabilities, fines and penalties, personal injury and third-party property damage claims and substantial investigation and remediation costs. Environmental laws and regulations could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We cannot assure you that violations of these laws and regulations will not occur in the future or have not occurred in the past as a result of human error, accidents, equipment failure or other causes. The expense associated with environmental regulation and remediation could harm our financial condition and results of operations.
Risks Related to Our Business
We may not be able to scale our manufacturing to support our future plans.
Although we believe our manufacturing capabilities are sufficient for our current purposes, we will need to build a new facility to support our human clinical trials, which we expect to begin as early as late 2022. We have designed this new facility, but we will need to obtain additional financing to build and equip the facility. Any new facility will also be required to conform to cGMP regulations. If we are not able to raise the funds to build this new facility, or if the development or construction of this facility experiences delays or cost overruns, we will not have the capacity to conduct our clinical activities in line with our business plans and our business and prospects will suffer.
Our financial results may fluctuate significantly and may not fully reflect the underlying performance of our business.
Our quarterly and annual results of operations may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter or period should not be relied upon as an indication of future performance. Our quarterly and annual financial results may fluctuate as a result of a variety of factors, many of which are outside our control.
Factors that may cause fluctuations in our quarterly and annual results include:
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our ability to obtain and maintain regulatory clearance or approval for any products in development or for any additional indications or in additional jurisdictions;

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timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

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surgeon and patient adoption of our future products;

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changes in coverage policies by third-party payors;

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unanticipated pricing pressures;

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results of clinical research and trials on our products in development;

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delays in, or failure of, component and raw material deliveries by our suppliers; and

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positive or negative coverage in the media or clinical publications of our future products or products of our competitors or our industry.

Because our quarterly and annual results may fluctuate, period-to-period comparisons may not be the best indication of the underlying results of our business. These fluctuations may also increase the likelihood that we will not meet our forecasted performance, which could negatively affect the market price for our common stock.
All of our operations are currently conducted at one location and any disruption at this facility could materially and adversely affect our businesses.
Because of the level of precision and quality required for our operations, we currently conduct and intend to conduct all of our manufacturing and preclinical work in-house at our own facility for the foreseeable future. Our facility and equipment would be costly to replace and could require substantial lead time to repair or replace. The facility may be harmed or rendered inoperable by natural or man-made disasters, including, but not limited to, tornadoes, flooding, fire and power outages, which may render it difficult or impossible for us to perform our research, development and commercialization activities for some period of time. The inability to perform those activities may result in the loss of certain opportunities or harm to our reputation. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and this insurance may not continue to be available to us on acceptable terms, or at all.
We may in the future face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business.
Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of products in the industry in which we operate. This risk exists even if a product is cleared or approved for commercial sale by the FDA or another regulator, and manufactured in facilities licensed and regulated by such regulator(s). Any side effects, manufacturing defects or misuse associated with our product candidates could result in patient injury or death, in particular because our product candidates are designed to be permanently placed in the human body. Further, given that our products deal with biological material, there is a product liability risk related to disease transmission from the bioengineered organ to the patient. We could also become subject to liability caused by any adverse events caused by technology that we license out, including Miroderm and Miromesh. The industry in which we operate has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if our future products cause, or merely appear to have caused, patient injury or death. Such claims may be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with our products. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in substantial litigation costs, product recalls or market withdrawals, decreased sales and demand for our future products and damage to our reputation.
While we may attempt to manage our product liability exposure by proactively recalling or withdrawing from the market any defective products, any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have a material adverse effect on our business, financial condition and results of operations.

Although we plan on obtaining product liability insurance that we believe will be appropriate, this insurance will be subject to deductibles and coverage limitations and coverage may not be adequate to protect us against any future product liability claims. We do not have nor do we expect to obtain insurance covering our costs and losses as the result of any recall of our products due to alleged defects, whether such a recall is instituted by us or required by a regulatory agency. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.
We anticipate that, if we receive regulatory clearance or approval for any of our product candidates, those clearances or approvals will be for specific indications. We would not, however, be able to prevent a surgeon or medical professional from using any products we may commercialize in the future for off-label uses. In such a case, the FDA or another regulatory authority could conclude that we have engaged in off-label promotion. If the FDA determines that our promotional or training materials constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal, state or non-U.S. enforcement authorities might take action under other regulatory authority if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. In those possible events, our reputation could be damaged, and adoption of the products would be impaired.
The sizes of the markets for our future products may be smaller than we estimate. Our results of operations could be materially harmed if we are unable to accurately forecast addressable markets for our product candidates and manage our inventory.
Our estimates of the annual total addressable markets for our products under development are based on a number of internal and third-party estimates, as well as assumed prices at which we can sell our future products. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our product candidates may prove to be incorrect. If the price at which we can sell future products, or the annual total addressable market for our product candidates is smaller than we have estimated, it could have an adverse impact on our business. Moreover, our product candidates have a limited shelf life and will expire if not timely used. To ensure adequate inventory supply once commercialized, we will need to forecast inventory needs based on forecasted markets, which could be negatively affected by many factors, including:
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product introductions by competitors;

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an increase or decrease in surgeon demand for our products or for products of our competitors;

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our failure to accurately manage our growth strategy;

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our failure to accurately forecast surgeon acceptance of new products; and

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unanticipated changes in general market conditions or regulatory matters.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs, which would cause our gross margin to be adversely affected and could impair the strength of our brand. Additionally, we are subject to the risk that a portion of our inventory will expire, which could have a material adverse effect on our earnings and cash flows due to the resulting costs associated with the inventory impairment charges and costs required to replace such inventory. Conversely, if we underestimate customer demand for our future products, we may not be able to deliver, and this could result in damage to our reputation and customer relationships. In addition, if we experience a significant increase in demand, additional supplies of raw materials or additional manufacturing capacity may not be available when required on terms that are acceptable to us, or at all, which could have an adverse effect on our ability to meet customer demand and our results of operations.

Our ability to maintain our competitive position depends on our ability to attract and retain senior management and other highly qualified personnel.
We are highly dependent on our senior management and other key personnel. Our success depends in part on our continued ability to attract, retain and motivate highly qualified senior management and attract, retain and motivate qualified employees, including sales and marketing professionals, clinical specialists and other highly skilled personnel. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms, or at all. If we are not successful in attracting and retaining highly qualified personnel, it would have a material adverse effect on our business, financial condition and results of operations. The loss of highly qualified employees could result in delays in product development and commercialization and harm our business
Although we have entered into an employment agreement with our chief executive officer, he may terminate his employment with us at any time. The replacement of any of our key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives and could therefore have an adverse effect on our business. We also do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees.
We currently have no marketing and sales organization. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate future product revenue.
We have no internal sales, marketing or distribution capabilities. If any of our product candidates ultimately receives regulatory approval, we expect to establish a direct marketing and sales force with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming. There are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may also choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and our business would be harmed.
Economic conditions may adversely affect our business.
Adverse worldwide economic conditions may negatively impact our business. Our general business strategy may be adversely affected by such economic conditions or the presence of a volatile business environment or unpredictable and unstable market conditions. Challenging global economic conditions may impact the availability to or affordability of health insurance or may impact patient decisions to have a medical procedure performed. Accordingly, a pronounced and sustained economic downturn, including the current economic challenges associated with the COVID-19 pandemic, could have a material adverse effect on our business, financial condition and prospects. Furthermore, challenging economic conditions could also cause a delay or disruption in the performance or satisfaction of commitments to us by our distribution partners, contract clinical providers, suppliers or other third parties, which would have a material adverse effect on our business.

Our business may be adversely affected by global health epidemics, including the COVID-19 pandemic.
The outbreak of COVID-19 and government measures taken in response to the pandemic have had a significant impact, both direct and indirect, on businesses and commerce, including our company, and may continue to significantly impact our business in the future. In particular, worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. As a result of the COVID-19 pandemic, we have experienced disruptions and may continue to experience disruptions that could severely impact our preclinical studies and business development plan, including:
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interruption of our preclinical trial activities, due to restricted or limited operations at our manufacturing facility, limitations on travel, or interruption of study procedures that are deemed non-essential, which may impact the integrity of subject data and study endpoints;

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interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

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interruption of, or delays in receiving, supplies of raw materials or other components for our preclinical activities; and

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limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies, including because of sickness of employees or their families;

The COVID-19 pandemic continues to rapidly evolve. The extent to which the outbreak impacts our business, preclinical studies and future plans will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the pandemic, timeline and success of the vaccine rollout, travel restrictions, new safety requirements or regulations imposed on us, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. We continue to monitor our operations and governmental recommendations and have made modifications for an indefinite period to our normal operations because of the COVID-19 pandemic. Additionally, while the potential economic impact brought by and the duration of the COVID-19 pandemic are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively affect our short- and long-term liquidity. In addition, the impact of the COVID-19 pandemic could exacerbate other risks we face, including those described elsewhere in “Risk Factors.”
Changes in U.S. tax law could adversely affect our financial condition and results of operations.
The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. Future changes in U.S. tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. We urge investors to consult with their legal and tax advisors regarding the implications of potential changes in U.S. tax laws on an investment in our common stock.
If we become profitable, our ability to use our net operating loss carryforwards and other tax attributes to offset future taxable income or taxes may be subject to limitations.
As described under “— Risks Related to Our Limited Operating History, Financial Position and Capital Requirements,” we have incurred net losses since our inception, and expect to continue to incur operating losses for the foreseeable future. If we become profitable in the future, our ability to use net operating loss carryforwards, or NOLs, and other tax attributes to offset future taxable income or reduce taxes may be subject to limitations. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (generally defined as a greater than 50% cumulative change by value in its equity ownership of certain stockholders over a rolling three-year period) is subject to an annual limitation on its ability to utilize its pre-change NOLs and other tax attributes (including any research and development credit carryforwards). Similar provisions of state tax law may also apply to limit the use of our state NOLs and other tax attributes.
We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted in one or more ownership changes within the meaning of Sections 382 and 383 of the Code. In addition, we may experience an ownership change in connection with this offering or in the future as a result of subsequent changes in our stock ownership, some of which are outside our control ;and we are not intending to take any steps to prohibit any subsequent changes in our stock ownership in order to avoid such an ownership change. If an ownership change has occurred in the past or occurs in the future, we may not be able to use a material portion of our NOLs and other tax attributes to offset future taxable income or taxes if we attain profitability.
In addition to any limitation imposed by Section 382 of Code, the use of NOLs arising after December 31, 2017 generally is limited to a deduction of 80% of taxable income for the corresponding taxable year. NOLs arising after December 31, 2017, with certain exceptions that do not apply at the time of this offering, may not be carried back to previous taxable years, but may be carried forward indefinitely.
Risks Related to Our Common Stock and this Offering
In connection with the audit of our financial statements as of and for the years ended December 31, 2020 and 2019, a significant deficiency in our internal control over financial reporting was identified and we may identify additional significant deficiencies in the future.
In connection with the preparation and audits of our financial statements as of and for the years ended December 31, 2020 and 2019, a significant deficiency (as defined under the Exchange Act and by the auditing standards of the U.S. Public Company Accounting Oversight Board, or “PCAOB”), was identified in our internal control over financial reporting. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting.
Specifically, we have determined that we have not maintained sufficient staffing or written policies and procedures for accounting and financial reporting, which contributed to the lack of a formalized process or controls for management’s timely review and approval of financial information.
More specifically, we have determined that our financial statement close process includes significant control gaps mainly driven by the small size of our accounting and finance staff and, as a result, a significant lack of appropriate segregation of duties. We also determined that we have not maintained sufficient staffing or written policies and procedures for accounting and financial reporting, which contributed to the lack of a formalized process or controls for management’s timely review and approval of financial information.
The process of designing and implementing an effective accounting and financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain an accounting and financial reporting system that is adequate to satisfy our reporting obligations. As we continue to evaluate and take actions to improve our internal control over financial reporting, we may determine to take additional actions to address control deficiencies or determine to modify certain of the remediation measures described above. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the significant deficiency we have identified or avoid potential future significant deficiencies.
If we are unable to successfully remediate our existing or any future significant deficiencies in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our share price may decline as a result. We also could become subject to investigations by Nasdaq, the SEC, or other regulatory authorities.
There has been no prior public market for our common stock and an active trading market may never develop or be sustained.
Prior to this offering, there has been no public market for our common stock. Although we have applied to list our common stock on the Nasdaq Capital Market, or Nasdaq, an active trading market for our common stock may never develop following completion of this offering or, if developed, may not be sustained. The lack of an active trading market may impair the value of your shares and your ability to sell your shares at the time you wish to sell them. An inactive trading market may also impair our ability to raise capital by selling shares of our common stock and enter into strategic partnerships or acquire other complementary products, technologies or businesses by using shares of our common stock as consideration. Furthermore, even if approved for listing there can be no guarantee that we will continue to satisfy the continued listing standards of Nasdaq. If we fail to satisfy the continued listing standards, we could be de-listed, which would have a negative effect on the price of our common stock.
The price of our common stock may be volatile and you may lose all or part of your investment.
The initial public offering price for the shares of our common stock sold in this offering is determined by negotiation between the underwriter and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:
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results of our clinical trials;

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the introduction of new products or product enhancements by us or others in our industry;

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the timing of regulatory clearances of our product candidates or those of our competitors;

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disputes or other developments with respect to our or others’ intellectual property rights;

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product liability claims or other litigation;

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quarterly variations in our results of operations or those of others in our industry;

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media exposure of our product candidates or of those of others in our industry;

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changes in governmental regulations or in reimbursement;

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changes in earnings estimates or recommendations by securities analysts; and

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general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering. If the market price of shares of our common stock after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.
In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

We do not intend to pay dividends on our common stock, so any returns will be limited to increases, if any, in our stock’s value. Your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our common stock.
We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, the agreement governing our credit facility precludes, and any future debt agreements may preclude, us from paying cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Any return to stockholders will therefore be limited to the appreciation in the value of their stock, if any.
A significant portion of our outstanding shares of common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that these sales may occur, could result in a decrease in the market price of our common stock. Immediately after this offering, we will have outstanding           shares of common stock, based on the number of shares of common stock outstanding as of                 , 2021, (after giving effect to the automatic conversion of all shares of our preferred stock into shares of our common stock immediately prior to the closing of this offering). This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing stockholders who have entered into lock-up agreements. Of the remaining shares,           shares are currently restricted as a result of securities laws or 180-day lock-up agreements (which may be waived, with or without notice, by the underwriter) but will be able to be sold beginning 180 days after this offering, unless held by one of our affiliates, in which case the resale of those securities will be subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act. See “Shares Eligible for Future Sale.” Moreover, holders of an aggregate of up to           shares of our common stock, (including shares of our common stock issuable upon the automatic conversion of all shares of our preferred stock into shares of our common stock immediately prior to the closing of this offering), have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders as described in the section of this prospectus entitled “Description of Capital Stock — Registration Rights.” We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market, subject to volume limitations applicable to affiliates and the lockup agreements referred to above and described in the section of this prospectus entitled “Underwriting.”
We are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (i) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) we will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (iii) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (iv) we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.
We may remain an emerging growth company until as late as December 31, 2026, the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if (i) we have more than $1.07 billion in annual revenue in any fiscal year, (ii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.
The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our common stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or become more volatile.
If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
Investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share of our common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $      per share, representing the difference between our assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and our pro forma as adjusted net tangible book value per share as of December 31, 2020. To the extent outstanding options to purchase shares of our common stock are exercised, new investors may incur further dilution. For more information on the dilution you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”
We will have broad discretion in the use of proceeds of this offering designated for working capital and general corporate purposes.
We intend to use the net proceeds from this offering for: (i) research and development activities, which may include clinical trials for our bioengineered organs, (ii) expenditures related to a new facility, (iii) repayment of the Cheshire Note to the extent not converted prior to the completion of this offering and (iv) the remaining funds, if any, for working capital and general corporate purposes. Our management will have broad discretion over the use and investment of the net proceeds of this offering. Accordingly, investors in this offering have only limited information concerning our management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds.
We expect to incur significant additional costs as a result of being a public company.
Upon completion of this offering, we expect to incur costs associated with corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, as well as the rules of Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time-consuming. We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Accordingly, increases in costs incurred as a result of becoming a publicly traded company may adversely affect our business, financial condition and results of operations.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well those controls and procedures are conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
We are at risk of securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because life science companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
If a trading market for our common stock develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with us or our business and products, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.
Provisions in our corporate charter documents and under Delaware law could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. As our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions provide, among other things, that:
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our board of directors has the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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our stockholders may not act by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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a special meeting of stockholders may be called only by the chair of our board of directors, our chief executive officer (or president, in the absence of a chief executive officer) or a majority of our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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our amended and restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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our board of directors may alter certain provisions of our amended and restated bylaws without obtaining stockholder approval;

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the approval of the holders of at least two-thirds of our shares entitled to vote at an election of our board of directors is required to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

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stockholders must provide advance notice and additional disclosures to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain voting control of our shares; and

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our board of directors is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation that will become effective upon the completion of this offering provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United State District Court for the District of Delaware) is the exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, except, in each case, (A) any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction, in all cases subject to the courts having jurisdiction over indispensable parties named as defendants. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. For example, stockholders who do bring a claim in the Court of Chancery could face additional litigations costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. This provision will not apply to actions arising under the Securities Act or Exchange Act. Our amended and restated certificate of incorporation and amended and restated bylaws further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements concerning our business, operations and financial performance and conditions, as well as our plans, objectives and expectations for our business operations and financial performance and condition. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. In addition, statements that “we believe” or similar statements reflect our beliefs and opinions on the relevant subject. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These forward-looking statements include, but are not limited to, statements regarding:
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estimates regarding future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing;

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our expectations with respect to the regulatory pathway of our product candidates, our ability to obtain regulatory approvals for such product candidates, and the anticipated effect of delays in obtaining any such regulatory approvals;

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our expectations with respect to pre-clinical and clinical trial plans for our product candidates, the results of such activities and the safety and efficacy of our product candidates;

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our plans with respect to collaborating with third parties on product development and other matters;

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our ability to commercialize our product candidates

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our expectations regarding our manufacturing capabilities;

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our ability to compete successfully with larger competitors in our highly competitive industry;

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our ability to achieve and maintain adequate levels of coverage or reimbursement for any future products we may seek to commercialize;

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our beliefs with respect to the development, regulatory approval, efficacy and commercialization of competing products;

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our business model and strategic plans for our product candidates, technologies and business, including our implementation thereof;

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the size of the markets for our product candidates and our expectations about market trends;

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our ability to attract and retain senior management and key scientific personnel;

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our ability to obtain additional capital to finance our planned operations;

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regulatory developments in the United States and internationally;

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our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others;

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our expectations regarding the use of proceeds from this offering; and

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other risks and uncertainties, including those listed under the caption “Risk Factors.”

These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements may not be achieved or occur at all. You should refer to the section titled “Risk Factors” and elsewhere in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
MARKET AND INDUSTRY DATA
We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. The market and industry data used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $      million (or approximately $      million if the underwriter exercises in full its option to purchase up to         additional shares of common stock), based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $      million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of shares of common stock offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by $      million, assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents as follows:
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between approximately $      million to $      million to fund our research and development activities, which we expect will be sufficient to fund such activities through       , including, but not limited to, our Phase 1 trial for ELAP and certain pre-clinical trials for our bioengineered organs;

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between approximately $      million to $      million to fund the full cost of constructing a new facility;

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approximately $        for repayment of the Cheshire Note to the extent not converted prior to the completion of this offering; and

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The remaining funds, if any, for working capital and general corporate purposes.

This expected use of the net proceeds from this offering, and the sufficiency of such net proceeds to fund certain of our operations, represents our intentions based on our current plans and business conditions, which could change in the future as our plans and business conditions evolve. Our management will have broad discretion over the use of the net proceeds from this offering, and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.
On March 6, 2020, we entered into a note and warrant purchase agreement (the “Cheshire Purchase Agreement”) with Cheshire MD Holdings, LLC (“Cheshire”), an affiliate of DaVita Inc., under which we received a bridge financing of $6,000,000. In connection with the Cheshire Purchase Agreement, we issued a $6,000,000 convertible promissory note (the “Cheshire Note”) to Cheshire and issued Cheshire a warrant to purchase up to $750,000 of shares of our preferred stock. The Cheshire Note is unsecured and has a maturity date of September 6, 2021. If we complete a preferred stock offering of at least $34,000,000 prior to the maturity date, the Cheshire Note and all accrued interest will automatically convert into preferred shares of such offering at the offering price. The Cheshire Note bore interest at 5% per annum through and until May 1, 2020, at which time the interest rate increased to 7%. The interest rate increased by an additional 2% on the first day of each subsequent month (beginning on June 1, 2020) prior to the maturity date, provided that the interest rate shall not exceed 20%. As of December 1, 2020, the interest rate reached the maximum of 20%.
Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, subject to various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2021, as follows:
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an actual basis;

•
on a pro forma basis to give effect to (i) the receipt by us of $20.0 million in the Private Placement and (ii) the automatic conversion of all our preferred stock outstanding, into an aggregate of       shares of our common stock immediately prior to the completion of this offering based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•
a pro forma as adjusted basis, giving effect to the pro forma adjustments discussed above, and giving further effect to (a) the use of $      to repay the Cheshire Note and (b) the issuance and sale of                 shares of common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

•
a pro forma alternative as adjusted basis, giving effect to the pro forma adjustments discussed above, and giving further effect to (a) the conversion of the Cheshire Note into common stock as of June 30, 2021 based on an assumed initial public offering price of $     per share, which is the midpoint of the price range set forth on the cover page of this prospectus, (b) the exercise of the Cheshire Warrants on June 30, 2021 based on an assumed initial public offering price of $     per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and (c) the issuance and sale of         shares of common stock in this offering at an assumed initial public offering price of $     per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with the sections titled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.
	As of March 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted(1)	Pro Forma Alternative As Adjusted
		(unaudited)
Cash and cash equivalents	$4,263,528	$	$	$
Total liabilities	$10,009,372	$	$	$
Series B-2 Convertible Preferred Stock, $.00001 par value; 2,500,000 shares authorized; 2,095,874 shares issued and outstanding, actual and as adjusted	15,670,097
Series B Convertible Preferred Stock, $.00001 par value; 4,000,000 shares authorized; 3,218,282 shares issued and outstanding, actual and as adjusted	23,865,732
Series A Convertible Preferred Stock, $.00001 par value; 3,300,000 shares authorized; 3,000,380 shares issued and outstanding, actual and as adjusted	7,125,661
Stockholders’ deficit:

	As of March 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted(1)	Pro Forma Alternative As Adjusted
		(unaudited)
Common Stock, $.00001 par value; 30,000,000 shares authorized; 2,290,822 shares issued and outstanding, actual and as adjusted	23
Additional paid-in capital	8,509,143
Accumulated deficit	(59,815,500)
Total stockholders’ deficit	$(51,306,334)	$	$	$
Total capitalization	$5,364,528	$	$	$

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital and total stockholders’ deficit by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares of common stock offered by us would increase (decrease) the pro forma as adjusted cash and cash equivalents, additional paid-in capital and stockholders’ deficit by $      million, assuming the assumed initial public offering price of $      per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing discussion and tables are based on are based on 10,605,358 shares of common stock outstanding as of March 31, 2021, which gives effect to the pro forma transactions described above, and excludes:
•
3,552,505 shares of our common stock issuable upon the exercise of stock options as of March 31, 2021, at a weighted-average exercise price of $3.25 per share;

•
564,191 shares of our common stock issuable upon the exercise of warrants as of March 31, 2021; and

•
559,500 shares of our common stock that remain available for issuance as of March 31, 2021 under the 2019 Plan.

The foregoing discussion and tables excludes the optional conversion of the Cheshire Note into common stock, as well as the Cheshire Warrants.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.
Our historical net tangible book deficit as of March 31, 2021 was $(4,644,844), or $(2.03) per share of common stock based on 2,290,822 shares of common stock outstanding as of such date. Our historical net tangible book deficit represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding as of March 31, 2021.
Our pro forma net tangible book value (deficit) as of March 31, 2021 was $      million, or $      per share of our common stock. Pro forma net tangible book value (deficit) represents the amount of our total tangible assets less our total liabilities after giving effect to (i) the automatic conversion of all our preferred stock outstanding, into an aggregate of                 shares of our common stock immediately prior to the completion of this offering based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Pro forma net tangible book value (deficit) per share is our pro forma net tangible book value (deficit) divided by the number of shares of our common stock deemed to be outstanding as of March 31, 2021.
After giving effect to the issuance and sale of                 shares of common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the use of $     to repay the Cheshire Note, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value (deficit) as of March 31, 2021 would have been $      million, or $      per share. This represents an immediate increase (decrease) in pro forma as adjusted net tangible book value (deficit) of $      per share to our existing stockholders and an immediate dilution of $      per share to new investors purchasing shares of our common stock in this offering. We determine dilution per share to new investors by subtracting our pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors in this offering.
The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share		$
Historical net tangible book deficit per share as of March 31, 2021	$(2.03)
Decrease in historical net tangible book deficit per share attributable to pro forma transactions and other adjustments described above
Pro forma net tangible book value (deficit) per share as of March 31, 2021
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors participating in this offering		$
Each $1.00 increase (decrease) in the assumed initial public offering price of $      (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value (deficit) per share after this offering by $      per share and the dilution per share to new investors participating in this offering by $      per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after this offering by $      per share and increase (decrease) the dilution per share to new investors participating in this offering by $      per share, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter exercises in full its option to purchase additional shares of common stock, the pro forma as adjusted net tangible book value (deficit) per share after giving effect to this offering would be $      per share, representing an immediate increase to existing stockholders of $      per share and immediate dilution to new investors participating in this offering of $      per share assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table shows, as of March 31, 2021, on a pro forma as adjusted basis as described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid, or to be paid, by existing stockholders and by new investors purchasing common stock in this offering at the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:
	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing stockholders before this offering		%	$	%	$
New investors participating in this offering
Total		100%		100%
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share (which is the midpoint of the price range set forth on the cover page of this prospectus), would increase (decrease) the total consideration paid by new investors participating in this offering and total consideration paid by all stockholders by $      million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The above table assumes no exercise of the underwriter’s option to purchase additional shares. If the underwriter exercises its option to purchase additional shares in full, our existing stockholders before this offering would own    % and our new investors participating in this offering would own    % of the total number of shares of our common stock outstanding immediately prior to the completion of this offering. Additionally, the consideration paid to us by existing stockholders before this offering would be $      million, or approximately    % of the total consideration, and the consideration paid to us by new investors participating in this offering would be $      million, or approximately    % of the total consideration.
The foregoing discussion and tables are based on (other than the historical net tangible book value calculation) are based on 10,605,358 shares of common stock outstanding as of March 31, 2021, which gives effect to the pro forma transactions described above, and excludes:
•
3,552,505 shares of our common stock issuable upon the exercise of stock options as of March 31, 2021, at a weighted-average exercise price of $3.25 per share;

•
564,191 shares of our common stock issuable upon the exercise of warrants as of March 31, 2021; and

•
559,500 shares of our common stock that remain available for issuance as of March 31, 2021 under our 2019 Plan.

The foregoing discussion and tables excludes the optional conversion of the Cheshire Note into common stock, as well as the Cheshire Warrants.
To the extent that stock options or warrants are exercised, the Cheshire Note is converted to common stock, new equity compensation awards are issued under our stock incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED FINANCIAL DATA
You should read the following selected financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The selected financial data included in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and the related notes included elsewhere in this prospectus.
We derived the selected statement of operations data for the years ended December 31, 2020 and 2019 and the selected balance sheet data as of December 31, 2020 and 2019 from our audited financial statements and accompanying notes appearing elsewhere in this prospectus. The summary statements of operations data for the three months ended March 31, 2021 and 2020 and the summary balance sheet data as of March 31, 2021 are derived from our unaudited interim financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
	Year ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Statement of Operations:
Licensing revenue	$250,000	$46,530	$11,088	$6,108
Cost of goods sold	250,000	500,000	125,000	125,000
Gross margin	—	(453,470)	(113,912)	(118,892)
Operating expenses:
Research and development	6,266,670	7,280,798	1,801,378	1,868,001
Regulatory and clinical	289,020	265,885	73,106	83,705
Quality	—	149,199	—	85,787
General and administrative	2,435,974	2,109,196	465,663	562,874
Total operating expenses	8,991,664	9,805,078	2,340,147	2,600,367
Operating loss from continuing operations	(8,991,664)	(10,258,548)	(2,454,059)	(2,719,259)
Other income (expense):
Interest income	106,428	8,733	5,863	40
Interest expense	(48,385)	(656,552)	(37,175)	(305,374)
Amortization of discount on note	—	(108,620)	(10,862)	(32,586)
Change in fair value of derivative	—	(51,446)	—	193,971
Research grants	431,880	992,144	180,000	150,537
Loss from continuing operations	(8,501,741)	(10,074,289)	(2,316,233)	(2,712,671)
Gain on equity investment	4,495,500	—	—	—
Equity loss in affiliate	(1,025,000)	(2,358,392)	(640,000)	(223,633)
Gain on sale of equity investment	—	2,123,113	—	1,983,912
Gain on debt extinguishment	—	—	—	518,050
Gain on disposal of discontinued operations	1,802,555	—	—	—
Loss from discontinued operations	(818,113)	—	—	—
Net loss	$(4,046,799)	$(10,309,568)	$(2,956,233)	$(434,342)
Net loss per common share
Basic and diluted	$(1.98)	$(4.76)	$(1.40)	$(0.19)
Weighted average common shares outstanding, basic and diluted	2,043,356	2,165,105	2,108,981	2,255,378

	Year ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Pro forma net loss per common share basic and diluted (unaudited)		$(0.98)		$(0.04)
Pro forma weighted average shares outstanding, basic and diluted (unaudited)		10,479,641		10,569,914

	As of December 31,		As of March 31, 2021
	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$4,444,395	$3,250,014	$4,263,528
Working capital (deficit)(1)	(3,474,276)	2,249,556	(3,538,077)
Total assets	5,254,428	7,745,811	5,364,528
Total liabilities	9,627,131	2,517,700	10,009,372
Convertible preferred stock	46,661,490	46,661,490	46,661,490
Total stockholders’ deficit	$(51,034,193)	$(41,433,379)	$(51,306,334)

(1)
We define working capital as current assets minus current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Selected Financial Data” and the financial statements and the related notes included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements based upon our current plans, expectations and beliefs that involve risks, uncertainties and assumptions. Our actual results may differ materially from those described in or implied by these forward-looking statements as a result of many factors, including those set forth under the section titled “Risk Factors” and in other parts of this prospectus.
Overview
We are a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients’ lives. Organ disease is a major public health issue. According to the American Transplant Foundation, there are an estimated 114,000 people in the U.S. waiting for a lifesaving organ transplant, and on average 20 people die daily due to lack of available organs. We have developed a proprietary perfusion technology platform for bioengineering organs that we believe will efficiently scale to address the shortage of available human organs. Our initial development focus is on human livers and kidneys, and we have demonstrated the ability to bioengineer these organs with functional vasculature and important organ function in preclinical studies. In addition, we believe our technology platform will be able to develop other organs, including lungs, pancreas, and hearts. We have collaborations with the Mayo Clinic, Mount Sinai and the Texas Heart Institute, and our strategic investors include DaVita, Baxter and CareDx.
Substantially all of our revenue to date has been generated by royalties we received from the sale of our biologic surgical products Miromesh and Miroderm which we spun out as Reprise effective June 30, 2019 and subsequently divested our minority ownership stake in March 2021. We continue to receive a royalty on the sales of these products by Reprise. This prior acellular business is accounted for as discontinued operations in our financial statements. See ““Related Party Transactions — Reprise.”
Our revenue for the years ended December 31, 2020 and 2019 was $46,530 and $250,000, respectively, consisting entirely of licensing revenue. Our net loss for the years ended December 31, 2020 and 2019 was $10.3 million and $4.0 million, respectively. We have not been profitable since inception and as of December 31, 2020, we had an accumulated deficit of $59.4 million.
Components of Our Results of Operations
Revenue
For the periods presented, all of our revenue consists of licensing revenue pursuant to the license agreement with Reprise. Revenue pursuant to this agreement is recognized at the later of (i) when the related sales occur after the minimum guarantee is satisfied, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).
Cost of Goods Sold
Cost of goods sold for continuing operations relates to our license agreement with the University of Minnesota, pursuant to which we owe the University of Minnesota royalties on our revenues, which are subject to annual minimum payments.
Gross Margin
Our gross margin is calculated by subtracting our cost of goods sold from our revenue.
Research and Development Expenses
Research and development expenses consist primarily of engineering, product development, consulting services, materials, depreciation and other costs associated with products and technologies in development. These expenses include payroll and related expenses, consulting expenses, laboratory supplies, and amounts incurred under certain collaborative agreements. Expenditures for research and development activities are charged to operations as incurred.
We expect research and development expenses in absolute dollars to increase in the future as we develop our lead product candidates and expand into other programs. We expect research and development expenses as a percentage of revenue to vary over time depending on the level and timing of new product development initiatives.
Regulatory and Clinical Expenses
Regulatory and clinical expenses include costs for developing our regulatory and clinical study strategies for our products. These expenses include payroll and related expenses and consulting expenses.
Over time we expect our regulatory and clinical expenses to increase in absolute dollars as we continue to expand our product offerings and move through various regulatory processes. We expect our regulatory and clinical expenses to decrease as a percentage of revenue primarily as, and to the extent, our revenue grows.
Quality Expenses
Quality expenses relate to costs of systems and procedures to develop a cGMP manufacturing facility. These expenses include payroll and related expenses. We expect our quality expenses to increase in future years as we continue to develop the process and systems need to produce our products.
General and Administrative Expenses
General and administrative expenses include costs for our executive, accounting and human resources functions. Costs consist primarily of payroll and related expenses, professional service fees related to accounting, legal and other contract and administrative services and related infrastructure expenses.
We expect that our general and administrative expenses will increase in absolute dollars as we expand our headcount to support our growth and incur additional expenses related to operating as a public company, including director and officer insurance coverage, legal costs, accounting costs, costs related to exchange listing and costs related to SEC compliance and investor relations. We expect our general and administrative expenses to decrease as a percentage of revenue primarily as, and to the extent, we generate revenue and our revenue grows.
Interest Income
Interest income consists of interest earned on our cash and cash equivalents.
Interest Expense
Interest expense consists of interest under our loan agreements. See “— Liquidity and Capital Resources.”

Results of Operations
Comparison of the Years Ended December 31, 2020 and 2019 and the Three Months Ended March 31, 2020 and 2021
	Year ended December 31,		Change		Three Months Ended March 31,		Change
	2019	2020	Dollar	Percentage	2020	2021	Dollar	Percentage
					(unaudited)	(unaudited)	(unaudited)	(unaudited)
(in thousands)
Statement of Operations:
Licensing revenue	$250	$47	$(203)	(81.2)%	$11	$6	$(5)	(44.5)%
Cost of goods sold	250	500	250	100.0	125	125	—	0%
Gross margin	—	(453)	(453)	—	(114)	(119)	(5)	4.4
Operating expenses:
Research and development	6,267	7,281	1,014	16.2	1,801	1,868	67	3.7
Regulatory and clinical	289	266	(23)	(8.0)	73	83	10	13.7
Quality	—	149	149	—	—	86	86	—
General and administrative	2,436	2,109	(327)	(13.4)	466	563	97	20.8
Total operating expenses	8,992	9,805	813	9.0	2,340	2,600	260	11.1
Operating loss from continuing operations	(8,992)	(10,258)	(1,266)	14.1	(2,454)	(2,719)	(265)	10.8
Other income (expense):
Interest income	106	9	(97)	(91.5)	6	—	(6)	(100.0)
Interest expense	(48)	(657)	(609)	1,268.8	(37)	(305)	(268)	724.3
Amortization of discount on note	—	(109)	(109)	(100.0)	(11)	(33)	(22)	(200.0)
Change in fair value of derivative	—	(51)	(51)	(100.0)	—	194	194	100.0
Research grants	432	992	560	129.6	180	150	(30)	(16.7)
Loss from continuing operations	(8,502)	(10,074)	(1,572)	18.5	(2,316)	(2,713)	(397)	17.1
Gain on equity investment	4,495	—	(4,495)	(100.0)	—	—	—	—
Equity loss in affiliate	(1,025)	(2,358)	(1,333)	(130.0)	(640)	(223)	417	65.2
Gain on sale of equity investment	—	2,123	2,123	100.0	—	1,984	1,984	100
Gain on debt extinguishment	—	—	—	—	—	518	518	100.0
Gain on disposal of discontinued operations	1,803	—	(1,803)	(100.0)	—	—	—	—
Loss from discontinued operations	(818)	—	818	100.0	—	—	—	—
Net loss	$(4,047)	$(10,309)	$(6,262)	154.7%	$(2,956)	$(434)	$2,522	(85.3)%
Revenue
Licensing revenue decreased by $203,000, or 81.2%, from $250,000 for the year ended December 31, 2019, to $47,000 for the year ended December 31, 2020. The decrease in licensing revenue was due to the minimum royalty due from Reprise for 2020 being deferred until 2022. Due to uncertainty regarding the collectability of this minimum royalty from Reprise in 2022, the Company has set up an allowance to offset the full year receivable amount.
Licensing revenue decreased by $5,000, or 44.5%, from $11,000 for the three months ended March 31, 2020, to $6,000 for the three months ended March 31, 2021. The decrease in licensing revenue was due to lower royalties on the licensing agreement with Reprise.

Cost of Goods Sold
Cost of goods sold increased by $250,000, or 100%, from $250,000 for the year ended December 31, 2019 to $500,000 for the year ended December 31, 2020. The cost of goods sold relates to the minimum royalties due to the University of Minnesota under our licensing agreement. The increase is a result of the minimum royalty for the first half of 2019 being recorded in discontinued operations as a result of the spin-out of the acellular business to Reprise.
Cost of goods sold was $125,000 for both the three months ended March 31, 2020 and 2021 and is a result of the minimum royalty due to the University of Minnesota under our licensing agreement.
Gross Margin
Gross margin was $(453,000) and $0 for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2020, the Company recorded the minimum royalty due to the University of Minnesota under our licensing agreement. In the year ended December 31, 2019, licensing revenue equaled the cost of goods sold for each of those periods.
Gross margin decreased by $5,000 from $(114,000) for the three months ended March 31, 2020, to $(119,000) for the three months ended March 31, 2021. The gross margin was negative for the three months ended March 31, 2021 and 2020 due to the uncertainty of collecting the deferred minimum royalty from Reprise.
Research and Development
Research and development expenses increased by $1.0 million, or 16.2%, from $6.3 million for the year ended December 31, 2019, to $7.3 million for the year ended December 31, 2020. The increase was due primarily to increases of $0.5 million for salary and benefits resulting from increased headcount and $0.4 million related to an increase in lab supplies.
Research and development expenses increased by $67,000, or 3.7%, from $1,801,000 for the three months ended March 31, 2020, to $1,868,000 for the three months ended March 31, 2021. The increase in research and development expenses was primarily due to increases in employee costs and lab supplies partially offset by a decrease in contract pre-clinical costs.
Regulatory and Clinical
Regulatory and clinical expenses remained largely flat at $266,000 and $289,000 for the years ended December 31, 2020 and 2019, respectively. The slight decrease was due primarily to a decrease in consulting expenses.
Regulatory and clinical expenses increased by $10,000, or 13.7%, from $73,000 for the three months ended March 31, 2020, to $83,000 for the three months ended March 31, 2021. The increase in regulatory and clinical expenses was due to increases in employee costs.
Quality Expenses
Quality expenses were $0 and $149,000 for the years ended December 31, 2019 and 2020, respectively. The increase was due to an increase in salary and benefits resulting from increased headcount.
Quality expenses increased by $86,000, from $0 for the three months ended March 31, 2020, to $86,000 for the three months ended March 31, 2021. The increase was due to an increase in salary and benefits resulting from increased headcount.
General and Administrative
General and administrative expenses decreased by $0.3 million, or 13.4%, from $2.4 million for the year ended December 31, 2019, to $2.1 million for the year ended December 31, 2020. The $0.3 million decrease was primarily due to a $0.4 million decrease in salary and benefits resulting from lower stock option expense and reduced headcount.
General and administrative expenses increased by $97,000, or 20.8%, from $466,000 for the three months ended March 31, 2020, to $563,000 for the three months ended March 31, 2021. The increase in general and administrative expenses was primarily due to an increase in expenses relate to the Company’s audit.
Interest Income
Interest income increased approximately $97,000, or 1,077.8%, from $9,000 for the year ended December 31, 2019 to $106,000 for the year ended December 31, 2020. The decrease was due to a lower average cash on hand balance and lower interest rates on those balances in 2020 as compared with 2019.
Interest income decreased by $6,000, or 100%, from $6,000 for the three months ended March 31, 2020, to $0 for the three months ended March 31, 2021. The decrease in interest income was due to a lower average cash on hand balance and lower interest rates on those balances in 2021 as compared with 2020.
Interest Expense
Interest expense increased by approximately $600,000, or 1,268.8%, from $48,000 for the year ended December 31, 2019 to $657,000 for the year ended December 31, 2020. The increase was primarily the result of interest expense on the March 2020 note with one of our shareholders as well as interest on the paycheck protection program loan we received in 2020.
Interest expense increased by $268,000, or 724.3%, from $37,000 for the three months ended March 31, 2020, to $305,000 for the three months ended March 31, 2021. The increase was primarily the result of interest expense on the March 2020 note with one of our shareholders.
Amortization of Discount on Note
During the year ended December 31, 2020 the Company recognized amortization expense related to a promissory note issued in March 2020.
Amortization expense related to the promissory note issued in March 2020 increased by $22,000, or 200%, from $11,000 for the three months ended March 31, 2020, to $33,000 for the three months ended March 31, 2021. The increase in amortization expense was due to there only being one month of amortization expense in the three months ended March 31, 2020 versus three months in the comparable period in 2021.
Change in Fair Value of Derivative
During the year ended December 31, 2020 the Company recorded a change in the fair value of an embedded derivative related to a promissory note issued in 2020.
The Change in fair value of the embedded derivative related to the promissory note issued in 2020 decreased by $194,000, or 100%, from $0 for the three months ended March 31, 2020, to $194,000 for the three months ended March 31, 2021. The decrease in the change in fair value of the embedded derivative was due to a re-valuation of the the liability as of March 31, 2021.
Research Grants
Research grants increased by approximately $560,000, or 129.6%, from $432,000 for the year ended December 31, 2019 to $992,000 for the year ended December 31, 2020. The increase was the result of increased grant funds received under an NIH grant related to the Miroliver program.
Research grants decreased by $30,000, or 16.7%, from $180,000 for the three months ended March 31, 2020, to $150,000 for the three months ended March 31, 2021. The decrease in research grants was primarily due to a decrease in the expenditures for pre-clinical contracting, resulting in lower grant funds, during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.
Gain on Equity Investment
For the year ended December 31, 2019 we had a gain on equity investment of $4.4 million. The gain on equity investment in Reprise resulted from recording the fair value of the Company’s investment in Reprise upon losing a controlling interest in the Company on June 30, 2019.
Equity Loss in Affiliate
Equity loss in affiliate was $1.0 million and $2.4 million for the years ended December 31, 2019 and 2020, respectively. In the year ended December 31, 2019 we recorded our equity method losses in Reprise from the date of the spinout, June 30, 2019, to December 31, 2019 and in the year ended December 31, 2020 we recorded our equity method losses in Reprise from January 1, 2020 through December 31, 2020.
Equity loss in affiliate decreased by $416,000, or 65.0%, from $640,000 for the three months ended March 31, 2020, to $224,000 for the three months ended March 31, 2021. The decrease in equity loss in affiliate was due to the Company owning a smaller percentage of Reprise Biomedical, Inc. in the three months ended March 31, 2021 as compared to the comparable period in the prior year as well as the Company selling all of its ownership in Reprise on March 15, 2021.
Gain on Debt Extinguishment
During the three months ended March 31, 2021 the Company had a gain on the extinguishment of debt of $518,000 related to the forgiveness of a loan under the Small Business Administration’s Paycheck Protection Program.
Gain on Sale of Equity Investment
For the year ended December 31, 2020 we recognized a gain of $2.1 million related to the sale of 2.7 million shares in Reprise.
For the three months ended March 31, 2021 we recognized a gain of $2.0 million related to the sale of 1.8 million shares in Reprise.
Gain on Disposal of Discontinued Operations
For the year ended December 31, 2019 we had a gain on disposal of discontinued operations of $1.8 million. This is the result of the difference between the $2.5 million payment we received upon spinning out Reprise and the carrying value of the assets transferred to Reprise.
Loss from Discontinued Operations
In the year ended December 31, 2019 we had a loss from discontinued operations of $0.8 million. This represents the loss on our acellular business from January 1, 2019 to the day the acellular business was spun-out to Reprise, June 30, 2019.
Liquidity and Capital Resources
We have incurred net losses since our inception. We incurred net losses of $10.3 million and $4.0 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we had an accumulated deficit of $59.4 million. For the three months ended March 31, 2021 and 2020, we incurred net losses of $434,000 and $2,956,000, respectively. As of March 31, 2021, we had an accumulated deficit of $59.8 million.
We expect to incur additional losses in the near future, and we expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue to develop our bioengineered organs, as we conduct clinical trials and other studies for our bioengineered organs, seek regulatory clearances or approvals for Miroliver and Mirokidney, continue preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and to invest in our infrastructure to support our future manufacturing and other activities. In addition, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company in the United States. The timing and amount of our operating expenditures will depend largely on our ability to, among other things:
•
advance clinical development of our product candidates;

•
manufacture, or have manufactured on our behalf, our preclinical and clinical materials and develop processes for commercial manufacturing of any product candidates that may receive regulatory approval;

•
seek regulatory approvals for any product candidates that successfully complete clinical trials;

•
establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

•
establish collaborations to commercialize any product candidates for which we may obtain marketing approval but do not intend to commercialize on our own;

•
expand our operational, financial and management systems and hire additional personnel, including personnel to support our clinical development, quality control, research and development, manufacturing and commercialization efforts, our general and administrative activities and our operations as a public company; and

•
obtain new intellectual property and maintain, expand and protect our intellectual property portfolio.

To date, we have primarily financed our operations through equity and debt financings as well as research grants. We believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through            . As of December 31, 2020, we had cash and cash equivalents of $4.4 million. As of March 31, 2021, we had cash and cash equivalents of $4.3 million. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.
Until such time, if ever, as we can generate substantial revenue from sales of our bioengineered organs, we expect to finance our cash needs through a combination of securities offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Additional capital may not be available when needed, on reasonable terms, or at all, and our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, curtail or discontinue our product development or future commercialization efforts, or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.
In December 2010, we entered into a loan and security agreement with the Minnesota Agricultural and Economic Development Board under which we borrowed $250,000. The loan was secured by our accounts receivable and bore an interest rate of 6% per annum. This loan matured on November 1, 2020.
In January 2012, we signed a promissory note with the Regents of the University of Minnesota for $405,559. The promissory note bears interest at 3% per annum, compounded monthly. The note matures on December 31, 2022 and is unsecured. We are required to make monthly principal and interest payments of $7,737 until the note is paid in full. In connection with the promissory note, we issued the Regents of the University of Minnesota warrants to purchase 80,000 shares of our common stock at an exercise price of $1.69. As of December 31, 2020 and 2019, the principal outstanding on this loan was $172,731 and $258,990, respectively.
In May 2015, we entered into a loan agreement with the Minnesota Department of Employment & Economic Development under which we borrowed $250,000. The loan is unsecured and does not bear interest. The loan is due in a lump sum payment on April 1, 2022. As of both December 31, 2020 and 2019, the balance outstanding on this loan was $250,000.
In October 2018, we entered into a lease agreement for certain lab equipment, which is being accounted for as a capitalized lease. The total cost of the equipment was $102,026. The lease bears interest at 7.2% per annum and we will make 60 payments in total of $2,003 until the lease is paid in full. As of December 31, 2020 and 2019, the amount outstanding on the lease was $57,127 and $74,674, respectively. The lease is secured by the lab equipment.
In January 2019, we issued the University of Minnesota a promissory note in the amount of $385,997 in satisfaction of our minimum royalty obligation under the University of Minnesota License Agreement for the year ended December 31, 2018. The note bears interest at 6% per annum and is due on January 31, 2025. In addition, we issued the University a 10-year warrant to purchase 20,587 shares of our common stock at an exercise price of $3.75 per share.
On March 6, 2020, we entered into a note and warrant purchase agreement (the “Cheshire Purchase Agreement”) with Cheshire MD Holdings, LLC (“Cheshire”), an affiliate of DaVita Inc., under which we received a bridge financing of $6,000,000. In connection with the Cheshire Purchase Agreement, we issued a $6,000,000 convertible promissory note (the “Cheshire Note”) to Cheshire and issued Cheshire a warrant to purchase up to $750,000 of shares of our preferred stock. The Cheshire Note is unsecured and has a maturity date of September 6, 2021. If we complete a preferred stock offering of at least $34,000,000 prior to the maturity date, the Cheshire Note and all accrued interest will automatically convert into preferred shares of such offering at the offering price. The Cheshire Note bore interest at 5% per annum through and until May 1, 2020, at which time the interest rate increased to 7%. The interest rate increased by an additional 2% on the first day of each subsequent month (beginning on June 1, 2020) prior to the maturity date, provided that the interest rate shall not exceed 20%. As of December 1, 2020, the interest rate reached the maximum of 20%. Under the Cheshire Purchase Agreement, as long as the Cheshire Note remains outstanding, the Company is required to issue to Cheshire additional warrants, on the first date of each month beginning on May 1, 2020, to purchase up to $75,000 of shares of our preferred stock. As of June 1, 2021, Cheshire holds warrants to purchase up to $1,800,000 of shares of our preferred stock.
On April 16, 2020, we issued a promissory note for $563,397 under the Paycheck Protection Program through the U.S. Small Business Administration (“SBA”), as part of the Coronavirus Aid, Relief and Economic Security Act. The promissory note is unsecured and is fully guaranteed by the SBA. The promissory note bears interest at 1% per annum and is due on April 16, 2022. Under the terms of the note, some or all of the debt may be forgiven based upon our use of the funds. We received notification from the bank in March 2021 that $513,520 had been forgiven and are working to have the remaining amount forgiven.
Following the completion of this offering, we will incur additional costs of operating as a public company. Based on our current business plan, we believe that our existing cash resources and estimated net proceeds from this offering will be sufficient to meet our capital requirements and fund our operations for at least the next 12 months. If these sources are insufficient to satisfy our liquidity requirements, we may seek to sell additional common equity or debt securities, or enter into a new credit facility. If we raise additional funds by issuing equity securities, our stockholders would experience dilution and any new equity securities could have rights, preferences and privileges superior to those of holders of our common stock, including the shares of common stock sold in this offering. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. We cannot be assured that additional equity or debt financing will be available on terms favorable to us or our stockholders, or at all. If we are unable to obtain adequate financing we may be required to delay the development, commercialization and marketing of our product candidates.
Cash Flows
The following table summarizes our sources and uses of cash for each of the periods presented:
	Year Ended December 31,		Three Months Ended March 31,
(in thousands)	2019	2020	2020	2021
Net cash provided by (used in):
Operating activities	$(8,325)	$(8,038)	$(2,071)	$(2,177)
Investing activities	10,361	2,877	(7)	1,994
Financing activities	313	6,355	6,030	2
Net increase in cash and cash equivalents	$2,349	$1,194	$3,952	$(181)
Operating Activities
Net cash used in operating activities consisted of net losses adjusted for certain non-cash items and changes in operating assets and liabilities.
During the year ended December 31, 2020 net cash used in operating activities was $8.0 million and reflected (i) the net loss of $10.3 million, (ii) net non-cash items of $1.2 million, including $0.6 million of stock-based compensation, depreciation and amortization of $0.2 million, $2.4 million in equity loss in affiliate, offset by a gain on sale of stock of $2.1 million, and (iii) a net cash inflow from changes in balances of operating assets and liabilities of $1.1 million. The most significant item comprising the changes in balances of operating assets and liabilities was a higher balance of accrued interest of $0.6 million.
During the year ended December 31, 2019 net cash used in operating activities was $8.3 million and reflected (i) the net loss of $4.0 million, (ii) net non-cash items usage of $4.0 million, including gain on disposal of discontinued operations of $1.8 million and gain on equity investment of $4.5 million offset by $0.9 million of stock-based compensation, depreciation and amortization of $0.3 million, $1.0 million in equity loss in affiliate, and (iii) a net cash outflow from changes in balances of operating assets and liabilities of $0.3 million. The most significant items comprising the changes in balances of operating assets and liabilities was a $0.2 million receivable from Reprise, a $0.3 million grant receivable, a decrease in accounts payable and accrued expenses of $0.1 million offset by a $0.2 million decrease in accounts receivable and a $0.1 million decrease in inventories.
During the three months ended March 31, 2021 net cash used in operating activities was $2,177,000 and reflected (i) the net loss of $434,000, (ii) net non-cash usage items of $2,276,000, including a gain on sale of equity investment of $1,984,000, $518,000 related to the forgiveness of a paycheck protection program loan and $194,000 related to the change in fair value of embedded derivative, partially offset by $133,000 of stock-based compensation and $224,000 in equity loss in affiliate, and (iii) a net cash inflow from changes in balances of operating assets and liabilities of $533,000.
During the three months ended March 31, 2020 net cash used in operating activities was $2,071,000 and reflected (i) the net loss of $2,956,000, (ii) net non-cash items of $876,000, including $157,000 of stock-based compensation and $640,000 in equity loss in affiliate, and (iii) net cash inflows from changes in balances of operating assets and liabilities of $9,000. The most significant items comprising the changes in balance of operating assets and liabilities was a lower balance of receivable from Reprise of $217,000 and a lower balance of grant receivable of $257,000, partially offset by a lower balance of accounts payable and accrued expenses of $440,000.
Investing Activities
For the year ended December 31, 2020 investing activities provided $2.9 million of cash. The sale of reprise stock provided $3.0 million of cash offset by $0.1 million of capital equipment purchases.

For the year ended December 31, 2019 investing activities provided $10.3 million of cash. Sales of short-term investments provided $8.0 million of cash and proceeds from the sale of the acellular business provided $2.5 million. These were offset by $0.1 million of capital equipment purchases.
During the three months ended March 31, 2021, net cash provided by investing activities was $1,994,000 and reflected $2,000,000 from the sale of Reprise stock and $6,000 used to purchase equipment.
During the three months ended March 31, 2020, net cash used in investing activities was $7,000 to purchase equipment.
Financing Activities
For the years ended December 31, 2020 and 2019 financing activities provided $6.4 million and $0.3 million of cash, respectively, primarily from the net proceeds of long-term debt.
During the three months ended March 31, 2021, net cash provided by financing activities was $2,000 primarily related to proceeds from stock option exercises partially offset by payments on long term debt.
During the three months ended March 31, 2020, net cash provided by financing activities was $6,030,000 primarily related to proceeds from a promissory note with one our our shareholders.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of March 31, 2021 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:
	Payments due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Principal payments on long—term debt	$7,372,125	$6,481,774	$504,354	$385,997	$—
Interest on long—term debt(1)	1,598,435	1,434,896	1,822	161,717	—
Capitalized lease	63,342	22,356	40,986	—	—
Operating leases	240,386	240,386	—	—	—
Total	$9,274,288	$8,179,412	$547,162	$547,714	$—

(1)
Interest payable reflects the rate in effect as of March 31, 2021.

Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate risks, foreign currency exchange risks and inflation risks. Periodically, we maintain deposits in accredited financial institutions in excess of federally insured limits. We deposit our cash in financial institutions that we believe have high credit quality and have not experienced any losses on such accounts and do not believe we are exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
Interest Rate Risk
Our cash consists of cash in readily-available checking accounts and short-term money market fund investments. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations in interest income have not been significant.
Foreign Currency Exchange Risk
All of our employees and our operations are currently located in the United States. We have, from time-to-time, engaged in contracts with contractors or other vendors in a currency other than the U.S.

dollar. To date, we have had minimal exposure to fluctuations in foreign currency exchange rates as the time period between the date that transactions are initiated and the date of payment or receipt of payment is generally of short duration. Accordingly, we believe we do not have a material exposure to foreign currency risk.
Inflation Risk
Inflation generally affects us by increasing our cost of labor and research and development costs. We do not believe inflation has had a material effect on our results of operations during the periods presented.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of our financial condition and results of operation is based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles or U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Items subject to estimates based on judgments include, but are not limited to: the valuation of options and warrants to purchase capital stock and the determination of the valuation allowance associated with deferred tax assets. Actual results could differ from these estimates and such differences could affect the results of operations in future periods.
Our significant accounting policies are described in Note 1 to our audited financial statements included elsewhere in this prospectus. Some of these accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our financial statements.
Stock-Based Compensation
We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is expensed on a straight-line basis over the vesting period of the respective award.
Information regarding our stock option grants, along with the estimated fair value per share of the underlying common stock for stock options granted from January 1, 2019 to December 31, 2020 is summarized below:
Grant Date	Number of Shares Granted	Exercise Price Per Share	Estimated Fair Value Per Share of Common Stock
January 24, 2019	38,000	$3.75	$3.23
February 18, 2019	8,000	$3.75	$3.23
May 1, 2019	30,000	$3.75	$3.23
July 25, 2019	242,000	$3.75	$3.23
July 31, 2019	8,000	$3.75	$3.23
August 31, 2019	5,000	$3.75	$3.23
October 28, 2019	36,000	$3.75	$3.23
February 4, 2020	54,000	$3.75	$3.23
April 21, 2020	17,000	$3.75	$3.23

Grant Date	Number of Shares Granted	Exercise Price Per Share	Estimated Fair Value Per Share of Common Stock
July 14, 2020	113,000	$3.75	$3.23
July 16, 2020	80,000	$3.75	$3.23
November 17, 2020	54,000	$3.75	$3.23
December 17, 2020	20,000	$3.75	$3.23
As a result of our Black-Scholes option fair value calculations, we recognized stock-based compensation expense of $930,000 and $655,000 during the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, total compensation cost related to unvested stock options not yet recognized in the financial statements was approximately $562,000 which will be recognized over the next four years. We expect to continue to grant stock options in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase. Following the consummation of this offering, stock option award values will be determined based on the quoted market price of our common stock.
The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions which help us determine the estimated fair value of stock-based awards, including the expected term and the price volatility of the underlying stock. These assumptions include:
•
Expected Term:   The expected term represents the period for which our stock-based awards are expected to be outstanding and is based on analyzing the vesting and contractual terms of the options and the holders’ historical exercise patterns and termination behavior.

•
Volatility:   We used an average historical stock price volatility of comparable public companies that were deemed to be representative of future stock price trends as we do not have any trading history for our common stock.

•
Risk-Free Interest Rate:   We base the risk-free interest rate over the expected term of the options based on the constant maturity rate of U.S. Treasury securities with similar maturities as of the date of grant.

•
Expected Dividends:   We have not paid and do not anticipate paying any dividends in the near future.

In addition to the assumptions used in the Black Scholes option-pricing model, we must also estimate a forfeiture rate to calculate the stock-based compensation for our awards. We will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for our stock-based compensation calculations on a prospective basis.
The estimated grant date fair values of the employee and non-employee stock options were based on the following weighted-average assumptions:
	2020	2019
Expected life in years	5.7 years	6.1 years
Risk—free interest rate	0.63%	2.04%
Expected dividend yield	0	0
Expected volatility	35.0%	44.6%
We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value award calculations using the Black-Scholes option-pricing model. The estimated fair value of the common stock underlying our stock-based awards was determined on each grant date by our board of directors, with input from management. Our board of directors is comprised of a majority of non-employee directors with significant experience investing in and operating companies in the Company’s industry. As such, we believe that our board of directors has the relevant experience to determine a fair value of our common stock on each respective grant date.

Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-held-Company Equity Securities issued as Compensation (the AICPA Practice Aid) our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock.
Significant Factors, Assumptions and Methodologies Used in Determining the Estimated Fair Value of Our Common Stock
The exercise price of our stock options and the estimated fair value of the common stock underlying the options was determined by our board of directors with input from management, after taking into account the relevant valuations from an independent third-party valuation specialist. The board of directors utilized the fair values of the common stock derived in the third-party valuations as a factor to set the exercise prices for options granted, however management and our board of directors assume full responsibility for the estimates. Our board of directors determined the estimated fair value of our common stock on the date of each grant based on a number of objective and subjective factors, including:
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the superior rights and preferences of the convertible preferred stock relative to those of our common stock, including the liquidation preferences of the convertible preferred stock;

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our operating results and financial condition, including our levels of available capital resources;

•
material risks related to our business;

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the lack of liquidity of our common stock as a private company and the state of the initial public offering market for similarly situated private companies;

•
the estimated likelihood of achieving a liquidity event such as an initial public offering and valuation conditions on our ability to go public;

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the results of research and development activities;

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external market conditions affecting the life sciences industry sector;

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the valuation of publicly traded companies in the life sciences sector;

•
valuations performed by an independent third party; and

•
general U.S. economic conditions, including stock volatility and interest rates.

Our board of directors intended all options granted to be exercisable at a price per share not less than fair market value of the shares of our stock underlying those options on their respective dates of grant.
There are significant judgments and estimates inherent in the determination of the estimated fair value of our common stock. These judgments and estimates include assumptions regarding our future operating performance, the time to a liquidity event, such as an initial public offering, or other event and the determination of the appropriate valuation methods. If we had made different assumptions, our stock-based compensation expense, net loss and net loss per share could have been significantly different.
Following the completion of this offering, the fair value of our common stock will be based on the closing price as reported on the date of grant on the primary stock exchange on which our common stock is traded.
Research and Development Expenses
Our research and development expenses consist primarily of engineering, product development, consulting services, materials, depreciation and other costs associated with products and technologies in development. These expenses include employee and non-employee compensation, including stock-based compensation, supplies, materials, consulting, related travel expenses and facility costs. We charge expenditures for research and development activities to operations as they are incurred.

Equity Method Investment
We account for our equity investments in 20% to 50%-owned companies under the equity method as the Company can exercise significant influence, but not control, over such investments. The equity method requires that gains (losses) are recognized in other income (expense), net in the statements of operations. Our gain on equity investment in Reprise resulted from recording the fair value of the Company’s investment in Reprise upon losing a controlling interest in the Company on June 30, 2019. The Company recorded its equity method share of losses in Reprise from July 1, 2019 through December 31, 2019 and from January 1, 2020 to December 31, 2020 in the statements of operations. Even though the Company’s ownership dropped to 18% on November 15, 2020, the Company still had significant influence over the activities of Reprise due to common board members.
License Revenue
We recognize revenue in accordance with Accounting Standards Codification, Topic 606, Revenue from Contracts with Customers (ASC 606).
In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under our agreements, we perform the following steps: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; and (v) recognize revenue when (or as) each performance obligation is satisfied.
Our agreements that include sales-based royalties and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur after the minimum guarantee is satisfied, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). We assess the collectability of the consideration and only recognize revenue when the collectability of the consideration is deemed probable. We re-assess the collectability of the consideration on a periodic basis, typically quarterly, and recognize revenue deemed probable of being collected.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Recently Issued and Adopted Accounting Pronouncements
There are no new accounting pronouncements issued that are expected to significantly impact our financial statements or results of operations.
Internal Controls over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. As a result of becoming a public company, we will be required, under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning with our second annual report due to be filed with the SEC after becoming a public company. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The SEC defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be detected or prevented on a timely basis.
In preparation for our initial public offering, we identified a significant deficiency in our internal control over financial reporting related to our control environment. Specifically, we have determined that we have not maintained sufficient staffing or written policies and procedures for accounting and financial reporting, which contributed to the lack of a formalized process or controls for management’s timely review and approval of financial information. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting.
More specifically, we have determined that our financial statement close process includes significant control gaps mainly driven by the small size of our accounting and finance staff and, as a result, a significant lack of appropriate segregation of duties. We also determined that we have not maintained sufficient staffing or written policies and procedures for accounting and financial reporting, which contributed to the lack of a formalized process or controls for management’s timely review and approval of financial information.
The process of designing and implementing an effective accounting and financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain an accounting and financial reporting system that is adequate to satisfy our reporting obligations. As we continue to evaluate and take actions to improve our internal control over financial reporting, we may determine to take additional actions to address control deficiencies or determine to modify certain of the remediation measures described above. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the significant deficiency we have identified or avoid potential future material weaknesses.
Emerging Growth Company and Smaller Reporting Company Status
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. Under the JOBS Act, companies have extended transition periods available for complying with new or revised accounting standards. We have elected this exemption to delay adopting new or revised accounting standards.
We will remain an emerging growth company until the earlier of (1) following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,
•
we may present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•
we may avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•
we may provide reduced disclosure about our executive compensation arrangements; and

•
we may not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (1) the market value of our stock held by nonaffiliates is less than $250.0 million or (2) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS
Overview
Our mission: Eliminate the organ transplant waiting list
We are a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients’ lives. Organ disease is a major public health issue. According to the American Transplant Foundation there are an estimated 114,000 people in the United States waiting for a lifesaving organ transplant, and on average 20 people die daily due to lack of available organs. We have developed a proprietary perfusion technology platform for bioengineering organs that we believe will efficiently scale to address the shortage of available human organs. Our initial development focus is on human livers and kidneys, and we have demonstrated the ability to bioengineer these organs with functional vasculature and important organ function in preclinical studies. In addition, we believe our technology platform will be able to develop other organs including, lungs, pancreas, and hearts. We have collaborations with the Mayo Clinic, Mount Sinai and the Texas Heart Institute, and our strategic investors include DaVita, Baxter and CareDx.
Our proprietary perfusion decellularization and recellularization technology harnesses the powerful evolutionary forces shaping complex organ development and the regenerative capabilities of living human cells. We believe the organs we are developing could have significant functional and immunological advantages compared to other organ development techniques which rely on the genetic modification of animal cells, such as xenotransplantation. Our perfusion decellularization and recellularization technology platform includes 118 issued and 35 pending patent applications with protection in the U.S. and major markets worldwide.
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Decellularization.   The anatomical structure of organs is highly complex and enormously challenging to reproduce synthetically. We utilize porcine organs as the scaffold for creating human organs because significant anatomical and vascular similarities exist between the two species’ scaffolding. Using our proprietary perfusion decellularization process we remove the porcine cells from harvested porcine organs leaving behind a scaffold of extracellular matrix (“ECM”) that retains the architecture, mechanical properties, and vascular network of the original organ structure. Porcine ECM is estimated to be over 93% homologous to human ECM which significantly reduces potential for antibody formation and adverse reaction. In addition, we have generated human clinical data demonstrating the safety of our decellularized porcine liver scaffold in clinical trials of two products that we previously developed, commercialized and spun out, Miromesh and Miroderm.

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Recellularization.   Recellularization is the process of growing new functional organs starting with the ECM that remains after the decellularization process is completed. We currently use living human cells harvested from organ donors to re-seed the ECM, and in the future intend to develop new techniques using patient-derived stem cells. Living human cells are adaptive, and when introduced into the decellularized ECM display unique regenerative, plasticity, and adhesion properties. The process of recellularization occurs in a bioreactor where media and living human cells are perfused into the ECM in the appropriate sequence in order to facilitate cellular regeneration and organ functionality.

We hope to initiate our first Phase 1 clinical trial in late 2022 with our External Liver Assist Product (“ELAP System”), which we believe will be the first-ever study to assess the function of a bioengineered liver in humans. This study will utilize external liver assist devices in combination with our bioengineered livers to provide external temporary liver support to human participants with acute liver failure. We hope to report interim results in early 2023. We plan to engage the FDA to open separate INDs for bioengineered livers and kidneys. We would then proceed with additional Phase 1 clinical studies with full transplants of our bioengineered livers and kidneys to treat participants with liver failure and end-stage renal disease (“ESRD”), respectively. We could potentially begin these additional studies in late 2023 or early 2024.

Our History
We were formed in 2009 and entered into an exclusive license agreement with the University of Minnesota in 2010. To obtain human clinical data on the safety of our base acellular porcine liver-derived scaffold, we developed and commercialized two medical device products using our proprietary perfusion decellularization technology: Miromesh, primarily utilized for hernia repair applications, and, Miroderm, indicated for a variety of advanced wound care applications. Miromesh and Miroderm received 510(k) clearances in 2014 with Miroderm receiving an additional 510(k) clearance in 2015. We completed three post-market clinical studies on Miromesh and Miroderm with implants now exceeding five years. Since the commercial launches of Miromesh and Miroderm, thousands of patients have been treated with decellularized liver medical device products derived from our technology. Commercialization of our base acellular liver-derived scaffold demonstrated our ability to source, manufacture and scale our technology in accordance with FDA requirements for medical devices. We believe that having already demonstrated the safety of the base porcine liver scaffold and perfusion decellularization technology, including the implantation of these products in patients, partially de-risks the development of our lead product candidates.
In order to focus all of our efforts on bioengineered human organs, we spun out the commercial acellular business as Reprise in June 2019, and subsequently divested our minority ownership stake in March 2021. Reprise is now manufacturing and selling the Miromesh and Miroderm products as well as developing additional acellular products. We are entitled to a 6.5% royalty for sales of these products by Reprise through 2028. See “Related Party Transactions — Reprise.”
Our Lead Programs
We believe that our lead bioengineered human organ transplant programs in liver disease and kidney failure represent a significant unmet market opportunity.
Miroliver Program:   We are developing a bioengineered liver for the treatment of acute and chronic liver failure. By implanting tissue-engineered liver grafts in pigs, we have demonstrated that these organs have a vascular function similar to a normal donor liver. This research was published in Nature Biomedical Engineering. We also completed a preclinical study that demonstrated patency and hepatocyte survival in a heterotopic implant.
We are intending to submit an IND to the FDA in late 2022 and anticipate reporting interim first in human data in early 2023 for the use of our ELAP System to treat acute liver failure. The ELAP System consists of an external perfusion system and our bioengineered liver that will reside outside of the human body to provide temporary liver support. We believe we will be the first company to report data from a bioengineered human liver, which is intended to demonstrate our ability to provide critical liver function in a human. We believe we have successfully completed the most challenging scientific milestones associated with bioengineering livers in a scalable model, and in late 2020 we bioengineered livers with greater than 10 billion hepatocytes, a cell count we believe is adequate to provide the required function.
In late 2019, we had a productive INTERACT meeting with the FDA regarding our planned regulatory pathway for our implantable liver program. This program is an orthotopic transplantation where the native liver is completely removed and replaced with our bioengineered liver. We believe it is important to first demonstrate function of our bioengineered livers using the ELAP System outside of the patient’s body, and intend to use this data to expedite development efforts in our implantable liver program. Assuming we are able to proceed with the study of the ELAP System and proceed with an IND for the implantable liver product, we hope to initiate a Phase 1 clinical study in late 2023 or early 2024 for our fully transplantable liver for the treatment of liver failure.

Figure: This is an image of a fully decellularized kidney, and is not a prototype of the BEK we plan to commercialize.
Mirokidney Program:   We are also simultaneously developing a bioengineered transplantable kidney. We have demonstrated key functional aspects including long-term patency of a revascularized kidney after implantation in a large animal model. We also recellularized our bioengineered kidneys, which then demonstrated early kidney function in bench testing, including creatinine clearance. We are currently focusing on optimizing the recellularization to increase the level of functionality to potentially support an IND submission.
Our goal is to initiate first-in-human clinical trials in late 2023 or early 2024 for our implantable kidney. Our kidney program is a heterotopic transplant where the native organs are left in place and a single bioengineered kidney is grafted into the vasculature. Heterotopic implants generally pose less safety risks to patients than orthotopic implants.
In 2019, we were awarded the Kidney X prize from the Department of Health and Human Services (“HHS”) and the American Society of Nephrology (“ASN”) to redesign dialysis.
Overview of the Decellularization and Recellularization Processes
Our technology encompasses a method to decellularize and recellularize whole or partial organs and tissues. The technology is based on our proprietary method of removing all cells and other unwanted biological material while maintaining a non-cellular (called extracellular) matrix or scaffold with its original architecture, mechanical properties, and a vascular network capable of maintaining the requisite physiological pressures. In the regenerative medicine field, thin patches and coverings using porcine, bovine, and human donor material have achieved success using immersion decellularization, but this technology is not suitable for the development of thicker tissues, including whole organs, due to the degradation that occurs while the tissue is soaked and agitated in a vat of chemicals over a lengthy period of time.
Our patented decellularization technology overcomes the limitations of immersion decellularization by facilitating rapid access to the whole organ through cannulation of the native vasculature and perfusion of a mild detergent solution through the canulated blood vessels. This allows us to rapidly remove cellular material within organs without damaging the non-cellular scaffold.
Our perfusion decellularization technology is highly efficient because organs are dense with vascular capillaries and most cells in an organ are located in close proximity to capillaries. By cannulating the native vasculature, our technology exponentially increases the capillary surface area exposed to detergent, resulting in decreased time required to dissolve unwanted cellular material. Our entire decellularization phase typically takes less than 24 hours. Following decellularization, we then go through a series of washes to remove the detergent and disinfect the organ scaffold over a period of two to three days. The end result is a completely preserved native scaffold, typically produced in approximately three to four days, containing the appropriate microenvironment required for the introduction of organ-specific cells, along with an intact vascular network to reconnect to the patient’s blood supply and outer capsule capable of maintaining physiological pressures. Based on bench testing results to date, we believe our decellularized organs can be stored for up to 12 months adding increased flexibility to our bioengineering process.

Figure: These images show: (i) a porcine liver prior to being decellularized, (ii) a porcine liver eight hours into the decellularization process and (iii) a porcine liver twenty-four hours into the decellularization process. These images have been provided to demonstrate the decellularization process, and are not protypes for our BEL product candidate, and do not represent results from a clinical trial.
To complete a bioengineered organ we then use our perfusion technology to recellularize the organ scaffold with human vascular and organ specific cells. Living human cells are adaptative and when introduce into the ECM scaffold, which includes the appropriate composition of collagen, proteoglycans and cytokines throughout the different organ structures, biochemical and biomechanical cues are initiated which are required for cellular morphogenesis, differentiation, growth, and homeostasis. We obtain living cells from human organ donors and have developed techniques for rapidly culturing donor cells to increase the number of new organs we can revascularize. The organ is grown and matured in bioreactors where it is continuously perfused with nutrient media and oxygenated under normal physiological conditions. Our entire recellularization process can be completed quickly, typically taking between two to four weeks depending on the organ type and its specific characteristics. Our finished bioengineered organs can be transplanted utilizing the same techniques and equipment as current organ transplantation, which we believe will speed the adoption of our products.
Since the landmark publication by Nature Medicine, describing perfusion decellularization as a technique to generate acellular whole organ matrices, the technology has been the basis for over 500 publications. These publications have reported the use of the Miromatrix technology to advance regenerative medicine to levels not previously obtainable. The studies presented in these publications demonstrate the perfusion decellularization of whole animal organ matrices from hearts as was shown in a study published by Nature Medicine, lungs as was shown in a study published by Nature Biotechnology, livers as was shown in a study published by the Journal of Hepatology, pancreas as was shown in a study published by Transplant Proceedings, kidneys as was shown in a study published by Nature Medicine, and others. More importantly, these animal organ matrices have been recellularized (repopulated) using perfusion with various cells, including human cells, resulting in functional cellular phenotypes and increased cellular viability which is critical to bioengineering an organ. These studies completed by third parties (none of whom have any commercialization rights to our technology) confirm the ability to remove the cellular content, leaving a pristine organ matrix with the appropriate physiological and mechanical properties and matrix composition to bioengineer new organs using recellularization. We believe the large body of evidence generated from their publications validates the importance and efficacy of our technology.
Market Opportunity
Bioengineered Organ Pricing
We estimate the price of our bioengineered livers and kidneys to be between $350,000 – $750,000 based on our expectations for (i) high transplant success rates, (ii) significantly improved patient outcomes and quality of life over a period of many years, and (iii) substantial healthcare economic benefits. Our pricing estimate is partially informed by other one-time potentially curative biologic therapies, the cost of hemodialysis over the life of a patient and the three- to five-year cost of orphan CKD therapies intended for long-term administration.
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Recent CAR-T therapies such as Novartis’ KYMRIAH®, Bristol Myers Squibbs’ Breyanzi®, and Gilead’s Tecartus™ have list prices of $475,000, $410,300, and $373,000, respectively;

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The estimated average cost of hemodialysis over the life of a dialysis patient ranges from $450,000 – $900,000 assuming an annual Medicare cost for hemodialysis of $93,000 and an average patient life expectancy on dialysis of five to ten years, according to the National Kidney Foundation; and

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Jarnique® received FDA approval in 2018 and is the first and only approved treatment for autosomal dominant polycystic kidney disease (rare form of CKD) and it is intended for long-term administration. Jarnique® has an annual price of $156,000, which over the course of three to five years totals $468,000 to $780,000.

Liver
Significant progress has been made in the last 30 years in the treatment and management of liver disease, yet transplantation remains the only effective therapy for liver failure. Unlike kidney failure patients who undergo dialysis, liver failure without the availability of an organ for transplant results in death, and neither pharmaceuticals nor medical devices can effectively prevent this. According to 2018 data from the CDC, in the U.S. there are approximately 4.5 million adults diagnosed with chronic liver disease and the primary causes are alcohol, nonalcoholic steatohepatitis, and viral hepatitis. Liver disease is the 12th leading cause of death in the U.S. with 44,358 deaths in 2019, according to the CDC. There are only approximately 8,000 livers available for transplant in the U.S. annually.
Acute Liver Failure
Each year over 80,000 patients are hospitalized in the U.S. for acute of liver failure (2,000), acute on chronic liver failure (28,000), or severe acute alcoholic hepatitis (56,000). The condition is challenging with high mortality rates and the current standard of care is management of complications. In the U.S. spontaneous survival occurs in approximately 45%, liver transplantation in 25% and death without transplantation in approximately 30% of adult patients. The mortality rate is lower in children at approximately 13%. Impatient mortality rates for acute on chronic liver failure are approximately 53% and approximately 7% for severe acute alcoholic hepatitis. The mortality rate is lower in children at approximately 13%. Patients who do spontaneously recover may still suffer significant liver damage and in the future may require a liver transplant.
We estimate an initial $8.8 billion annual market for our bioengineered livers in the U.S. based on a $350,000 selling price (low end of our estimated price range) and an initial addressable population of 25,000 patients annually with severe forms of liver disease that can be treated with a bioengineered liver, and that are not otherwise able to be treated with a transplant given the limited supply of livers available for transplant. Over time we believe that our bioengineered livers will expand into less severe forms of chronic liver disease that are progressing and potentially causing comorbidities but are not yet life threatening.
Kidney
Chronic kidney disease (“CKD”) is the slow, progressive loss of kidney function over time resulting from multiple causes, with diabetes and hypertension as the leading causes. End-stage renal disease is the final stage of CKD, characterized by near-total kidney failure is fatal if not treated. Each year over 100,000 people in the U.S. are diagnosed with ESRD, which is the 9th leading cause of death in the U.S. with approximately 48,000 deaths annually. These patients join the over 550,000 patients in the U.S. that either require chronic dialysis or dialysis while waiting for a kidney transplant. Dialysis, which involves passing a patient’s blood through an external circuit for filtration before being returned back to the patient’s body, is a short-term and costly treatment and does not cure ESRD. Additionally, dialysis is time consuming, lasting three to five hours and often being required three times per week, and often results in poor quality of life for many patients.

Kidney transplantation is the most effective therapy for ESRD and the only potentially curative option. To highlight this, kidney transplantation is associated with a consistently higher 5-year survival rate — approximately 84.1% for living donor transplants and 76.8% for deceased donor transplants, compared to 52.1% for peritoneal dialysis and 42.0% for hemodialysis. Despite its superior clinical outcomes, kidney transplantation is limited by an ongoing and severe shortage of donor kidney grafts for transplantation. In 2018, there were more than 100,000 patients in the U.S. on the waiting list, which is growing at approximately 8% per year, but only 21,000 received a transplant. Worldwide, there are approximately 2.1 million patients undergoing dialysis treatment. Under 80,000 kidney transplants are performed worldwide each year, making the kidney the most sought-after organ in the world. Due to limited supply, current kidney transplants represent only 10% of the existing need.
Medicare spending for CKD exceeded $81 billion in 2018, and Medicare spending on both CKD and ESRD was over $114 billion, representing approximately 23% of total Medicare spending. The 750,000-plus people who live with ESRD are 1% of the U.S. Medicare population, but account for roughly 7% of the Medicare budget. Hemodialysis treatment costs an average of $93,000 per patient annually in the U.S. and according to one estimate, and according to the American Journal of Transplantation, each transplant could save the health care system over $1.5 million per patient not factoring in the total economic savings with over 90% of dialysis patients also being disabled. A commercially available bioengineered kidney could save the healthcare system billions of dollars annually.
We estimate an initial $26.3 billion annual market in the U.S. for our bioengineered kidneys based on a $350,000 selling price (low end of our estimated price range) and an initial addressable population of 75,000 patients annually. Our initial addressable population is based on the current shortfall of waitlist kidneys, but we believe over time that we will expand into the broader dialysis population to improve their quality of life. We believe this population of dialysis patients who opt for early transplant could be significant because the risk/benefit associated with our bioengineered kidney is potentially favorable. This is because our bioengineered kidneys are heterotopically implanted, and if the new graft is not successful the patient still has their existing organs and can continue dialysis.
Our Strengths
Our novel technology is supported by the following strengths, and driven by the expertise and vision of our experienced management team:
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Our Decellularization Technology is Used for Two FDA-Cleared Medical Device Tissue Products.   We previously commercialized and spun out two FDA 510(k) medical device tissue products using our perfusion decellularization technology, which we believe are informative as to the safety risks associated with our base organ scaffold. Thousands of patients have been implanted with these medical device products to date, some with implants now exceeding five years in duration. We believe this real-word safety evidence will benefit the development of our bioengineered organ programs, but since we are pursuing a marketing approval pathway that is different than a medical device we cannot be assured that the FDA will deem our organ scaffold to be safe and effective in a bioengineered organ with living cells.

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Our Recellularized Grafts Have Demonstrated Critical Organ Function.   Our preclinical studies have demonstrated the potential promise of our recellularization technology, including patency and hepatocyte survival in heterotopic implants of our bioengineered livers in animal models and early function of our bioengineered kidneys in bench testing. In late 2020, we completed what we believe is the final major scientific milestone which was necessary to advance our first human study when we bioengineered livers with greater than 10 billion hepatocytes.

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Our Technology Harnesses the Powerful Evolutionary Biology Shaping Complex Organ Development.   We use a hybrid approach for bioengineering organs that we believe is superior to competing technologies and will yield organs with high functionality and immunogenicity comparable to the current standard of care in human organ transplantation. The anatomical structure and ECM composition of porcine organs is similar to humans. Our decellularization technology leverages these similarities and creates human-like organ scaffolds by removing cellular and other unwanted biological material from porcine organs. The integrity of the organ scaffold is key to initiate certain biochemical and biomechanical cues during the process of recellularization. We utilize organ-specific human cells during the process of recellularization to harness the innate adaptability of living cells and their affinity for adhesion, plasticity, and proliferation when introduced into our scaffolds. We believe living human cells are functionally superior to cells produced by extensively modifying the pig genome, and significantly reduce the risk of severe immune reactions and organ rejection
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Scalable, Multi-Organ Technology.   Our processes and technology are modular and we believe scalable with increased square footage and additional qualified laboratory technicians. We have demonstrated the ability to bioengineer livers and kidneys with functional vasculature and early organ function, and we believe our technology can also be utilized to bioengineer lungs, pancreas, hearts, and potentially other internal organs. In addition, we believe we can readily obtain porcine organs, bioreactors, media, living human cells (through tissue donor networks), and other materials we utilize in our process to address the shortage of available human organs for transplant.

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Pursuing an Efficient Regulatory Pathway.   The regulatory process associated with xenotransplantation requires extensive preclinical testing, safety studies, and long-term patient monitoring and follow-up. We do not believe our bioengineered organs will be classified as xenotransplants and believe they will be classified as biologics or potentially combination products, and we believe that either classification will lead to a more efficient regulatory pathway than if they were to be classified as xenotransplants. The FDA defines xenotransplantation as any procedure that involves the transplantation, implantation or infusion into a human recipient of either (a) live cells, tissues, or organs from a nonhuman animal source, or (b) human body fluids, cells, tissues or organs that have had ex vivo contact with live nonhuman animal cells, tissues or organs. The guidance also specifically states that xenotransplantation does not include transplantation, implantation, or other use of acellular animal tissues. During our decellularization process we remove all animal cells and the acellular scaffold is recellularized with living human cells, which we believe will lead regulators to determine that our bioengineered organs are not xenotransplants. However, neither the FDA nor any other regulator has provided us with feedback indicating what classification our product candicates will be classified as. Further, as part of our regulatory pathway we will need to seek an exemption from the FDA for the cGTP prohibition against pooling cells from two or more donors during manufacturing.

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We Are Targeting an Established Market in Need of More Organs.   The first human organ was transplanted more than 50 years ago, and since then major medical advances and improvements in technology have led to a highly developed market for organ transplantation. The infrastructure today for transporting organs, transplanting organs, and caring for transplant patients can support more procedures, but the limiting factor is the availability of donor organs. This year there are over 110,000 patients on the organ transplant waiting list, by the end of the year, as many as 70,000 patients in the U.S. who were prescreened and listed for an organ, will still not have received one. In addition, our finished bioengineered organs can be transplanted utilizing the same techniques and equipment as current organ transplantation, which we believe will speed the adoption of our products if approved.

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Potential Cost-Savings to Healthcare Systems.   We believe our bioengineered organs will eventually help the healthcare system realize significant cost savings by timely providing an additional source of much needed transplantable organs. For example, according to the American Journal of Transplantation, an estimated $1.5 million dollars is saved by the health care system for each kidney transplant compared to hemodialysis therapy. Given the CMS budget expense of nearly $114 billion per year on kidney disease, we believe a commercially available bioengineered kidney could save the healthcare system billions of dollars annually.

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Collaborations with World-Class Medical Institutions.   We have active collaboration and pre-clinical research programs with The Mayo Clinic, Mount Sinai and The Texas Heart Institute. These organizations are highly regarded with significant resources and state-of-the-art equipment and provide unique opportunities to collaborate with thought leaders in the field of transplantation and regenerative medicine.

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Robust IP Portfolio Including Foundational Patents.   We have 118 issued patents worldwide, with seven issued patents in the US market covering our core technology and applications, which are expected to expire from about 2026 through about 2036 without taking into account any possible extensions. Our leading patents on perfusion decellularization and recellularization are broad encompassing both method and composition of matter claims. They also include key aspects of revascularizing the organs. In addition, we have over 35 patent applications at various stages. Our IP portfolio is also reinforced by the 12 years of biologics exclusivity we would expect to receive if our products are approved by the FDA.

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Experienced Leaders and Talented Workforce.   Our management includes experienced leaders with demonstrated records of success at Miromatrix and other highly regarded industry participants. As of March 31, 2021, approximately 30% of our employees hold doctoral or other advanced degrees. We believe the quality of our team positions us well to execute on our mission and commercialize our bioengineered organs.

Our Growth Strategy
Our goal is to develop high-quality bioengineered organs and be first to market with an alternative to organ donation. The key elements of our strategy include:
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Build upon our strong technology position.   We believe we have strong technological differential for bioengineering organs that will yield outstanding functionality and have significant immunological advantages. We intend to maintain our technology position in the industry by further improving organ functionality through additional research and development and increasing the efficiency and scalability of our processes including, for instance, our ability to culture greater quantities of living human cells for recellularization. In the future, we also intend to develop new techniques to introduce patient-derived stem cells into various renal and liver cells types, which we will use to recellularize our decellularized organs. We believe use of stem cells could reduce or possibly eliminate the need for immunosuppressants.

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Advance clinical development of our lead bioengineered kidney and liver products.    We anticipate efficient clinical access for our liver products given the lack of any alternative therapies for both acute and chronic liver failure outside of transplantation. We also anticipate efficient clinical access for our bioengineered kidney given the large number of patients on the kidney transplant waiting list and the number of patients on dialysis.

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Expand our organ development pipeline.   Our decellularization and recellularization technology is applicable to the development of lungs, pancreas, hearts, and other whole organs. These are areas we plan to develop in the future, following our initial success.

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Form and grow our collaborations and partnerships.   To date, significant investments have been made by independent third parties advancing the Miromatrix technology, including the functional transplantation of perfusion decellularized and recellularized livers, lungs and kidneys back into animals. While these groups are unable to commercialize products due to our intellectual property protection, they continue development efforts in furtherance of clinical and scientific advancements. We have had, and continue to have, discussions with a variety of academic institutions that have utilized our technology. To date, we have agreements in place with The Mayo Clinic (liver), The Texas Heart Institute (“THI”) (total heart) and Mount Sinai Hospital (kidney). We plan to further grow and support these relationships, which we believe will result into clinical research opportunities which will advance the development of our medical device products.

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Maintain excellence in manufacturing and quality control.   Our core technology requires consistency and excellence and, for that reason, we constructed our own cGMP manufacturing facility, where we decellularize all organs and tissues. We will continue to perform all manufacturing operations internally as we focus on transplantable livers and kidneys in order to assure the highest level of quality.

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Scale our teams and facilities to meet future demands.   We will use a portion of the proceeds of this offering to expand our facilities and scale capacity of bioengineered organs we can produce. We intend to increase our footprint from 15,000 square feet to 40,000 square feet, as well as invest in additional cellular manufacturing capabilities. We will also increase the size of our workforce to support our expanded bioengineering capacity and our research and development initiatives.
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Expand our IP portfolio.   We continue to file and expand our IP portfolio to include aspects of decellularization, recellularization, transportation, and other aspects associated with bioengineering organs.

Product Pipeline
Research and Development
Liver Function Restoration
We have been developing Miroliver, in collaboration with the cellular scientists at the Mayo Clinic, since 2011. Starting in late 2018, our development efforts accelerated when we began large animal transplants using liver transplant surgeons at The Mayo Clinic that included hepatocyte seeded grafts. The Miroliver is bioengineered by recellularizing a decellularized porcine liver with human endothelial cells (vascular), hepatocytes and accessory cells (liver cells), and cholangiocytes (bile duct cells), which can be anastomosed directly into the host’s circulatory system. We have approached our research in a stepwise manner, and we believe we successfully completed the most challenging scientific milestones associated with bioengineering livers in a scalable model. In late 2020, we completed what we believe is the key major scientific milestone which was necessary to proceed with our first product (external assist liver) and move towards our IND enabling study when we bioengineered livers with greater than 10 billion hepatocytes, a cell count we believe is adequate to provide the required function.

Surgical Implantation of a Revascularized Liver Graft in a Large Animal
Figure: The surgical implantation and perfusion of our revascularized bioengineered liver into a pig model demonstrating the ability to surgically implant the graft and achieve active perfusion by the recipient. This study was performed at the Mayo Clinic. These images have been provided to demonstrate the process of surgically implanting a BEL and are not prototypes of the BEL that we expect to use for human clinical trials.
A key liver-based milestone was achieved in 2019, when we published our findings on the successful revascularization of a decellularized porcine liver graft with human endothelial cells in Nature Biomedical Engineering. The study highlighted three key milestones which we’ve achieved. First was the demonstration of sustained patency, which has been a significant vascular challenge inhibiting bioengineering of organs. Second was the ability to non-destructively monitor the revascularization process, an important step in manufacturing and quality control. This was achieved through monitoring metabolic function during the bioreactor phase — more specifically, monitoring the glucose consumption rate (“GCR”). Third, we demonstrated the ability of the introduced endothelial cells to upregulate the expression of liver specific endothelial cell markers and detection of fenestrations, a hallmark attribute of liver sinusoidal endothelium, demonstrating the potential ability of the decellularized matrix to provide the appropriate cellular signals or cues.
Non-Destructive Measurement of Growth	Upregulation of Sinusoidal Endothelial Market LYVE-1 and STAB2

Figure: The revascularization process of the bioengineered liver is monitored through the metabolic consumption of glucose and defined by low, mid and high phases. Transcript levels of liver sinusoidal endothelial cell-associated markers measured by quantitative PCR with reverse transcription (qRT−PCR) in the high GCR phase demonstrated an upregulation of LYVE1 (7.2-fold ± 1.8-fold, mean ± s.d.) and STAB2 (4.8-fold ± 3.31-fold) compared to human vascular endothelial cells (HUVEC) cultured in standard two dimensional culture flasks, as well as a significant increase from low to high phases (P < 0.05) for LYVE1, while CD31 was not significantly changed (1.9-fold ± 1.8-fold).

Fenestration Development Demonstrates Cellular Plasticity
Figure: Detection of fenestration structures within our revascularized bioengineered livers. Tunneling Electron Microscopy of images from native liver (q) and our revascularized bioengineered liver (r–t). Red arrows indicate fenestra-like structures within the endothelial cells.
The next significant milestone was the functional demonstration of the liver following the addition of liver hepatocytes. During bench testing, we demonstrated the ability of the recellularized grafts to perform key liver functions, including albumin production, urea synthesis and an important liver function, ammonia clearance. These studies have been completed with porcine and human hepatocytes. Over the last 12 months, our optimization efforts have led to a fivefold increase in hepatocytes seeded into the livers to over 10 billion, which we consider to be a key clinical threshold.
Demonstrated Ex Vivo Liver Function
Figure: Bioengineered livers seeded and cultured with endothelial cells and primary hepatocytes demonstrate liver specific function through the production of Albumin and Urea, and the clearance of ammonia in a challenge assay during bench testing.
We reached another major milestone in 2019 by demonstrating the ability of a recellularized liver graft (endothelial and hepatocyte cells) to remain patent in a heterotopic transplant model receiving native portal blood flow. In this study, the vasculature of the native liver was ligated and controls were performed to create a portal-caval shunt enabling blood that is normally supplied to the liver to be recirculated. These animals quickly developed acute liver failure with the hallmark signature of increased ammonia blood concentration. Our recellularized liver grafts were orthotopically transplanted with direct portal vein and inferior vena cava anastomosis to allow normal blood circulation through our recellularized bioengineered liver. Over the course of the two-day study, we demonstrated the ability of the Miroliver to sustain perfusion, survival of the hepatocytes and an early trend of decreased blood ammonia levels emerged. The work is currently under review for publication.

Our most recent preclinical data provides the foundation for our bioengineered liver application in an external liver assist application to treat acute liver failure, where high blood ammonia levels are present. To move these studies into an IND submission we remain focused on additional bench testing including the deployment of our 6-hour blood perfusion loop and key functional challenge assays. We are creating the large animal model to induce acute liver failure and provide external liver support with our bioengineered liver. These pre-clinical studies are ongoing, and we plan to initiate further IND enabling studies later in 2021 or early 2022 to support our first clinical application.
Implantation of Bioengineered Liver in Acute Liver Failure Preclinical Model
Figure: 3D-reconstruction from CT imaging demonstrating the continuous perfusion of our bioengineered liver and lack of perfusion to the native liver (no liver seen) in our acute liver failure model over the two-day study. Blood ammonia levels were lower in the rescue group receiving a bioengineer liver compared to the control group that received a portal/cava shunt.
While completing the final external liver assist product stages, we continue the development of our fully transplantable liver that includes the recellularization of the biliary system. This is achieved through the seeding of bile duct cells (cholangiocytes) directly into the bile duct. We have demonstrated the ability to isolate, culture, expand and seed cholangiocytes. We achieved a key milestone by demonstrating site specific localization and the appropriate phenotypic expression within our bioengineered liver grafts. Seeded cholangiocytes were identified within the biliary tree with high level of expression of the general cholangiocyte marker, Cytokeratin 19 (CK19), along with the appropriate cuboidal morphology and polarization. Cytokeratin 7 (CK7), which is localized to larger bile ducts was present in the larger ducts but absent in smaller ones. Most impressively, alpha-tubulin, which stains the presences of a key cholangiocyte feature, the central cilia, was localized in the lumen. Lastly, Gamma-glutamyltransferase (“GGT”) was localized to the luminal surface of the bile ducts. Collectively, the positive staining and site-specific localization of key markers confirm our ability to recellularize the biliary tree. Additional development is ongoing for the full integration into the recellularized liver and functional demonstration.
Successful Bile Duct Seeding and Staining
Figure: Localization and cell specific expression of key cholangiocyte markers following their seeding into bioengineered liver grafts. Cells were detected with the following markers: EpCam, a general epithelial marker, Cytokeratin 19 (CK19)- a general cholangiocyte marker, Cytokeratin 7 (CK7)-a cholangiocyte marker localized to larger bile ducts, Alpha-tubulin which stains the presences of a key cholangiocyte feature and Gamma-glutamyltransferase (GGT)- a transmembrane glycoprotein localized to the luminal surface. All sections were counterstained with DAPI a nuclear stain.

Kidney
Our Mirokidney is bioengineered through the recellularization of a decellularized porcine kidney with human endothelial cells (vascular) and human renal specific cells, including key cells of the glomerulus (mesangial cells and podocytes) and nephron (proximal and distal tubule cells, thin and thick limb Loop of Henle cells, and collecting duct cells). The bioengineered kidney can be anastomosed directly into the host’s circulatory system in a procedure similar to current kidney transplantation. The development of Mirokidney has an advantage of building on the success of our Miroliver program potentially reducing key development timelines. Significant milestones have been achieved to demonstrate the initial success and path forward. While continued development is required to initiate clinical trials, the program has achieved numerous milestones.
Characterized Revascularization and Vascular Patency in Bioengineered Kidneys
Figure: The revascularization process of the bioengineered kidney (BEK) is monitored through the metabolic consumption of glucose and defined by low, mid and high phases. Patency was evaluated in an ex vivo model through direct flow into and out of the kidney. A flow meter was used to monitor volumetric flow rate of blood leading into the renal artery of the organ. Decellularized kidneys (no cells) and endothelialized bioengineered kidney with low GCRs did not maintain blood flow beyond several minutes, while endothelialized bioengineered kidneys with high GCRs maintained consistent perfusion throughout the entire study period.
To systematically demonstrate the potential of our Mirokidney, we applied a similar stepwise approach to our bioengineered kidney that we utilized for our bioengineered liver program. Starting with demonstrating our ability to revascularize a decellularized porcine kidney, we have achieved multiple milestones. First, we confirmed the ability to utilize the metabolic marker of glucose consumption rate as a predictor of revascularization, which will serve as an important manufacturing control. The GCR is directly correlated to the ability of the bioengineered kidney to remain patent. Second, revascularized bioengineered kidneys, based on predictive GCR rates, were heterotopically transplanted into our large animal model with direct renal artery and vein anastomosis, highlighting the similarities to normal kidney transplantation. Our transplanted revascularized kidneys maintained whole kidney perfusion over 14 days as measured by angiograms and demonstrated the ability to withstand physiological pressures and flow. Maintaining perfusion in our transplanted revascularized kidneys in a normal transplant model was a key milestone and solves an issue which has inhibited the advancement of bioengineering organs and complex tissues. Mount Sinai Hospital and their transplant surgeons were instrumental to achieving this milestone. This study has been submitted for publication.

Demonstrated Kidney Vascular Patency in Preclinical Models
Figure: Orthotopic transplantation of human endothelialized BEK grafts in a pig model. Adult pigs underwent unilateral nephrectomy followed by orthotopic transplantation of endothelialized kidney grafts. An anastomosed BEK graft is shown before and after reperfusion. Compilation of follow-up angiographies performed on a kidney graft through Day 14 demonstrate continuous perfusion of the implant revascularized BEK. These images have been provided to demonstrate the process of transplanting BEK grafts, and the corresponding results in follow-up angiograms, and are not prototypes of our BEK.
Following the successful revascularization of the kidney, we focused on the recellularization of the glomerular and nephron structures within the kidney. We achieved this milestone by demonstrating our ability to procure, isolate, and seed revascularized bioengineered kidneys with both human and porcine kidney cells, human renal specific cells for the glomerulus (Mesangial Cells and Podocytes) and nephron (proximal and distal tubule cells, thin and thick limb Loop of Henle cells, and collecting duct cells). Isolated tubule epithelial cells were seeded into decellularized localized to nephron tubules and collecting ducts and demonstrated a >50% matrix coverage after 14 days. This heterogenous mixture of kidney parenchymal cells proliferated, expressed E-cadherin with a tubular epithelial morphology and more importantly, acquired a ciliated brush border, a key hallmark of mature and functioning proximal tubules.
Demonstrated Nephron Recellularization
Figure: Tubule epithelial cells were seeded localized to nephron tubules and collecting ducts as detected by positive E-cadherin staining. Total coverage increased from ~10% to ~50% after 14 days of continuous perfusion within the bioengineered kidney with active proliferation as characterized by positive Ki67+ staining. Electron microscopy of the tubules demonstrated the presence of ciliated brush border, a key hallmark of mature and functioning proximal tubules cilia formation (arrows).

Non-transplantable human kidneys are received through our established agreements with numerous Organ Procurement Organizations (“OPOs”) and we have successfully demonstrated the ability to isolate the required kidney cells from even highly compromised kidneys. Isolated human kidney cells seeded into the decellularized matrix with expression of EpCAM indicative of a distal tubule or collecting duct phenotype and expression of the proximal tubule markers aquaporin-1 (“AQP1”) and type I gamma-glutamyltransferase (“GGT1”) with positive Ki67 co-expression of the latter indicating proliferation of primary proximal tubule cells in recellularized bioengineered kidneys (“BEKs”). Additional studies have demonstrated the ability to localize endothelial and epithelial cells to the glomerulus with site specific orientation.
Demonstrated Kidney Recellularization
Figure: Primary kidney cells seeded and cultured in decellularized kidneys for 18 days demonstrate localization and expression of the proximal tubule markers aquaporin-1 (AQP1) and type I gamma-glutamyltransferase (GGT1) with positive Ki67 co-expression of the latter indicating proliferation of primary proximal tubule cells in recellularized BEKs. Positive staining of EpCAM, a distal tubule or collecting duct marker, display the polarization of the recellularized tubule. Additional studies have demonstrated the ability to localize endothelial and glomerular cells to the glomerulus with site specific orientation.
Recently, we achieved another key milestone with the demonstration of the ability to maintain vascular patency and produce effluent at the appropriate rate in an acute transplant model. The current research and development focus is on further scaling the human kidney isolation population to support high volume recellularization and production. This will allow for further advancements in functional assessments leading to large animal studies to support IND enabling studies and clinical trials.
Demonstrated Early Kidney Function in Preclinical Models
Figure: The evaluation of filtration in our bioengineered kidneys that received endothelial (HUVEC) and glomerulus seeding in an ex vivo blood loop. The effluent from these BEKs were collected and analyzed. The addition of glomerular outgrowths reduced hematocrit concentrations to an undetectable level in comparison to the pig’s blood compared to no selection in the HUVEC-only BEKs. Quantification of the ureter effluent demonstrated the addition of glomerular outgrowths in our BEK restored physiological flow rates of ureter effluent.
Next Generation Miroliver and Mirokidney
Future development of our bioengineered livers and kidneys includes the use of stem cells to fully recellularize our decellularized organs. The target population of stem cells includes pluripotent stem cells (“iPCSs”) that would be either patient derived or derived from a universal donor. We aim to eliminate or significantly reduce the need for immune suppression therapies by using these cells during our recellularization processes. While our current focus is on speed to market with our primary cell approach, we plan to initiate stem cell related work in late 2021 through internal development and future external collaborations. The field of gene and cell therapy has dramatically increased over the last 10 years and the therapeutic advancements in gene therapy, CRISPR, CAR T, and general cell therapy are providing a strong regulatory foundation to help accelerate our work.

We believe our proprietary decellularized porcine scaffold and perfusion recellularization technology already support the development of our next generation organs with stem cells. An adequate scaffold is necessary to initiate the biochemical and biomechanical cues which are required for cellular morphogenesis, adhesion, differentiation, growth, and homeostasis. Our technology can produce a scaffold that is anatomically similar to native human organs with the appropriate composition of proteins throughout the different structures, which we believe yields optimal growth and function of our bioengineered organs. Our perfusion recellularization technology enables this hand-in-glove relationship between living cells and the organ scaffold by facilitating rapid access to the surface area of the scaffold and by providing a nutrient-rich environment optimal for cellular growth.
Potential Future Programs
We believe that our patented technology has a myriad of potential applications. While we are currently focused on our liver and kidney programs, in the future we intend to develop programs aimed at the creation of other organs including, lung, pancreas and heart. Beyond whole organs, our patented technology also includes the ability to develop future programs for parts of organs. We may also seek to engineer recellularized bone or develop transplantable tissue capable of being seeded with genetically modified cells to deliver therapy, which we also believe would be covered by our existing intellectual property. Finally, we may also seek to use our products for advanced drug testing and potentially enter into third-party relationships for other applications of our technology, although we do not have any current plans with respect to these relationships.
Lung
Nearly 25 million people live with chronic obstructive pulmonary disease and approximately 120,000 patients die from end-stage lung disease annually in the U.S. Lung transplantation remains the only definitive treatment for end-stage lung disease. As with other organs, the supply of donor lungs is extremely limited with only 2,500 lung transplants occurring in 2019. A new therapeutic solution is needed to treat not only the patients on the lung transplant waiting list, but also the thousands of patients who are unable to get on the list. We believe that the creation of a bioengineered lung would eliminate the current availability constraints and enable thousands of patients in need of treatment. Several previous approaches have been undertaken to engineer functional lung tissue using polymers and other natural materials to mimic the architecture and function of the lung. These technologies, however, all failed to create lung tissue that had the structure and function to be ventilated, support oxygen exchange and be perfused with the patient’s blood.
We believe that our perfusion decellularization and recellularization technology could provide a solution for this critical issue by maintaining the native lung architecture and vasculature, thereby enabling ventilation and perfusion. We have demonstrated the successful decellularization of porcine lungs.
Pancreas / Diabetes Treatment
We may also seek to develop a biologic, vascularized, implantable Miropancreas which, if successful could provide normal insulin regulation for type I diabetic patients.
The major hurdle to creating a biological pancreas has, to a large extent, been the lack of a vascularized substrate to support islet cells, allowing for sustained function. Our perfusion decellularization offers a direct solution to this hurdle due to its ability to decellularize whole or partial organs while preserving the extracellular matrix with its original architecture, native microenvironment, mechanical properties and vascular network, thereby allowing for recellularization to create a functional replacement organ.

A critical step toward curing diabetes is the development of a non-immunogenic, non-fibrogenic implantable islet support device (Miropancreas) which provides immediate vascular support and the appropriate microenvironment for islet cell survival, expansion, and sustained physiologic function. Our significant progress in re-endothelializing a porcine liver matrix with human endothelial cells is helpful in this context. The high vascular density of the liver makes the re-endothelialized liver matrix an ideal substrate from which to engineer a biologic Miropancreas that maintains a suitable microenvironment and vascular supply to support islet function and long-term survival while being self-contained, implantable and removable.
We believe that a Miropancreas could offer advantages over islet type support devices currently being developed by others. These advantages include the ability to be implanted in a readily accessible location and anastomosed directly to patient vasculature (thereby providing immediate vascular support); the flexibility to be seeded with beta cell precursors, beta cells, islets, or encapsulated beta cells; the ability to condition the constructs ex-vivo prior to implantation with strict functional release criteria; the potential to improve islet maturation within the re-endothelialized matrix; and the ability to remove the Miropancreas if needed.
Heart
Cardiovascular disease (“CVD”) remains the leading cause of death in the U.S., with over 630,000 cardiac deaths in 2016 and approximately 6.2 million American adults living with heart failure. The annual total cost of CVD in the U.S. was estimated at $351.2 billion in 2014 – 2015, with $213.8 billion in direct cost, including 46% for inpatient care. Approximately every 40 seconds, an American will have a myocardial infarction (“MI”). The average age of first myocardial infarction is 65.6 years old for men and 72.0 years old for women. Heart transplantation is a viable therapy for patients with end stage heart failure, however in 2019 there were only 3,597 heart transplants performed in United States due to the limited supply with over 4,000 patients on the waiting list. We have agreed to collaborate with the Texas Heart Institute (“THI”) and have made progress in developing a bioengineered heart for human implant.
Partial Organs and Tissues Products
In addition to our bioengineered whole organs, we have the technology, IP and potential to develop portions of organs that could include heart valves, cardiac patches, glands, revascularized tissues or skin products, and vascular grafts.
Collaborations and Partnerships
Mayo Clinic
On January 1, 2011, we entered into a license agreement with the Mayo Clinic, and have thereafter entered into subsequent amendments (as amended, the “Mayo Agreement”), pursuant to which we and the Mayo Clinic have agreed to collaborate to test and evaluate the viability of the transplantation of a recellularized liver. Specifically, the collaboration aims to evaluate the effectiveness of a transplanted recellularized liver in a recipient large animal, along with determining the most effective conditions and techniques for re-seeding the liver. We are responsible for delivering the recellularized liver to the Mayo Clinic, whose surgeons are responsible for the transplantation and evaluation of the recellularized liver. The Mayo Clinic will own all rights to any inventions or discoveries solely developed pursuant to the Mayo Agreement, however, we have the exclusive right to license any such inventions or discoveries. To date, we have completed hepatocyte isolations, created surgical transplant models, generated transplant data from the bioengineered liver published in Nature Biomedical Engineering, and submitted the data pertaining to initial liver function, which is for publication.
Over the course of the Mayo Agreement, the Mayo Clinic has provided $400,000, in consideration of which we provided them with 83,333 shares of Series A Preferred Stock and 26,667 shares of

Series B Preferred Stock and warrants to purchase 24,000 shares of Series A Convertible Preferred Stock at $2.50 per share, which have since expired. We have funded the balance of the cost of the project, which as of May 1, 2021, constituted $1,650,727. Under our latest amendment to the Mayo Agreement, we have agreed to provide $317,600 in funding through the remaining term of the Mayo Agreement, which is set to expire on December 31, 2021, however, we anticipate further extending the Mayo Agreement and providing the Mayo Clinic with ongoing funding, as is necessary. Neither party is subject to any royalty or milestone obligations, and the Mayo Agreement may be terminated by either party for a breach of the Mayo Agreement. Please note that this is just a brief summary of the Mayo Agreement, for complete terms, please see the agreements attached as exhibits to the registration statement of which this prospectus forms a part.
Mount Sinai
On October 19, 2015, we entered into a collaboration agreement with Mount Sinai Hospital, whereby we have developed a large animal kidney transplantation model to demonstrate continuous blood flow through a perfusion decellularized and recellularized transplanted kidney. Utilizing this model, we have achieved transplantation of numerous revascularized kidneys by the surgeons at Mount Sinai. Neither party is subject to any royalty or milestone obligations. The agreement may be terminated by either party upon thirty days written notice to the other party, and is set to expire in March of 2023.
Texas Heart Institute
On October 1, 2013, we entered into a sub-license agreement with THI, and have thereafter entered into subsequent amendments thereto (as amended, the “THI License Agreement”), pursuant to which we have granted THI an exclusive sub-license to our intellectual property related to the transplantation of the heart organ in human beings, whereby perfusion decellularization and/or perfusion recellularization has been utilized in any portion of the creation or manufacture of such whole heart organ. Under this agreement, THI is required to achieve certain milestones by certain dates, and the failure to do as much provides us with the right to terminate the THI License Agreement. These milestones require THI to, among other things: (i) develop the cardiac decellularization and recellularization process, resulting in a functional recellularized heart, (ii) complete preclinical studies demonstrating the efficacy and safety of a whole heart transplantation in large animals using perfusion technology and (iii) to file an IND submission for a Phase 1 trial and complete a first-in-human clinical trial. Once the first-in-human clinical trial is completed, all licensing rights will revert from THI back to us and THI will receive a 5.0% royalty on all of our commercial sales of products related to the transplantation of the heart organ in human beings using the perfusion decellularization and recellularization process. Further, to the extent we fail to meet any of our milestones after the licensing rights have reverted from THI back to us, and are provided written notice by THI of such failure, and fail to cure such failure in 60 days, the sub-license will revert back to THI, subject to a 10.0% royalty due to us on all of THI’s commercial sales of products related to the transplantation of the heart organ in human beings using the perfusion decellularization and recellularization process. The THI License Agreement may be terminated upon a breach of the agreement or our or THI’s bankruptcy, and shall have no further effect on a patent-by-patent basis, once the applicable patent term has expired. Additionally, if THI fails to meet any milestone, we may terminate their sub-license rights, however, to the extent we are granted FDA approval within three years of such termination, THI will retain their 5.0% royalty right. If we do not obtain such approval within three years, all licenses, sublicenses and royalty obligations under the agreement shall immediately terminate. To date, progress has been achieved on the initial recellularization of the bioengineered heart. Please note that this is just a brief summary of the THI License Agreement, for complete terms, please see the agreements attached as exhibits to the registration statement of which this prospectus forms a part.
University of Minnesota
On February 4, 2010, we entered into an exclusive patent license agreement with the University of Minnesota (“the University”), and have thereafter entered into subsequent amendments thereto (as amended, the “EPLA”). The EPLA grants us an exclusive license over the decellularization and recellularization of organs and tissues, among other processes and products, and such patents provide us with exclusivity in numerous jurisdictions, including, but limited to, the United States, throughout Europe, China, Australia and Japan. We entered into an amendment to the EPLA on September 15, 2016, which transferred the ownership, right, title and interest in all of the licensed patents under the EPLA to us. Under the EPLA, the Company is required to make minimum royalty payments to the University of the greater of $500,000 per year and 6.5% of net sales of any licensed products. Further, to the extent we license any products developed under the EPLA to an assignee, we shall provide payment in the amount of 25% of such royalties received by such assignee to the University. We also pay the University an annual maintenance fee of $5,000. There are no milestone payments due under the EPLA. As of May 1, 2020, we have paid the University of Minnesota $1,113,342 under the EPLA. The EPLA and the royalties due thereunder will continue in full force and effect on a product-by-product and country-by-country basis until the licensed patents are no longer valid. Further, the EPLA does not have any termination provisions. As discussed in further detail in Note 6 to the financial statements, we entered into an amendment to the EPLA on February 21, 2021, which allows us to defer the payment of any difference between the $500,000 minimum annual payment and what was actually provided to the University for each of calendar years 2020 and 2021 and such difference shall be added to the minimum sum required for calendar years 2022 and 2023, respectively.
Reprise
Concurrently with the spin-out of Reprise Biomedical, Inc. (“Reprise”) on June 30, 2019, we entered into a patent and know-how license agreement with Reprise, and have thereafter entered into subsequent amendments thereto (as amended, the “Reprise License Agreement”), which entitles us to a 6.5% royalty and a minimum annual royalty of the greater of $500,000 per year or 6.5% of all sales of products utilizing our decellularization technology, including, but not limited to, Miromesh and Miroderm, and which grants them an exclusive license over any acellular products derived from our perfusion decellularization technology, which does not include: (i) decellularized whole organs, (ii) all non-clinical applications or (iii) use in 3D printing applications. There are no milestone or other payments due under the Reprise License Agreement. Reprise provided us with total royalty payments of $250,000 during the year ended December 31, 2019 and total royalty payments of $46,530 during the year ended December 31, 2020 under the Reprise License Agreement. We also recorded a long-term receivable of $453,470 related to the minimum royalty due from Reprise for the year ended December 31, 2020, but due to the uncertainty regarding collectability, we fully reserved against the receivable. The Reprise License Agreement and the royalties due thereunder will continue in full force and effect on a product-by-product and country-by-country basis until the licensed patents are no longer valid or unless we terminate the agreement. We may terminate the Reprise License Agreement, (i) in the event of a breach, (ii) if Reprise fails to make any payment due under the agreement and does not cure such non-payment within the applicable time period and (iii) in the event of Reprise’s bankruptcy. Further, we entered into an amendment to the Reprise License Agreement on February 21, 2021, which allows Reprise to defer the payment of any difference between the $500,000 minimum annual payment and what was actually provided to us for each of calendar years 2020 and 2021 and such difference shall be added to the minimum sum required for calendar years 2022 and 2023, respectively.
Competitive Organ Bioengineering Technologies in Development
Due to the depth and breadth of our patent protection, we are not aware of any competing companies offering whole transplantable organs using perfusion decellularization. Certain other technologies, described below, are being developed, but we believe our technology is superior to these alternatives. These technologies are being developed by United Therapeutics, eGenesis Bio, Prellis Bio, and other companies.
The field of xenotransplantation has been active for decades and recent advances of CRISPR technology have reinvigorated the field. Xenotransplantation is being investigated in the genetic engineering of pigs to essentially remove the immunogenic protein to enable direct transplant of porcine organs into humans. No xenotransplantation clinical trials have commenced, and we do not anticipate any clinical trials will commence in 2021. Significant hurdles remain to demonstrate long-term cross-species organ functionality and immune tolerance of organs created through the xenotransplantation process. Based on FDA guidance to date, we believe the regulatory oversight (Source Animal, Product,

Preclinical, and Clinical Issues Concerning the Use of Xenotransplantation Products in Humans) will be onerous and limiting even if promising evidence emerges that enough genes can be altered to enable the initial implantations. In addition, the FDA has raised concerns around the risk of infectious agents and possible transmission to the general population through xenotransplantation, including retroviruses which may be latent and lead to disease years after infection.
Normothermic perfusion has been emerging as a method to help maintain organ function and in some cases, recondition marginal organs to increase the quality of the organ for transplantation. The field was initiated with the reconditioning of lungs in a process called ex-vivo lung perfusion. Companies are attempting to develop methods to apply this process to livers and kidneys as potential options. While the approach has resulted in favorable data for lungs, the number of marginal organs that qualify for this approach are very limited.
3D printing is also being explored in the development of bioengineered organs, but to date has shown limited success. Organs are highly complex, integrated, multilayered-layered structures with fine-tuned mechanical properties. Organ ECM is heterogenous and the composition of collagen, proteoglycans and cytokines varies throughout the different organ structures. Organ ECM provides not only an essential scaffold for cellular constituents, but it also initiates biochemical and biomechanical cues that are required for cellular morphogenesis, differentiation, growth, and homeostasis. Overall we believe the complexity and heterogeneity of the ECM scaffold will limit the effectiveness of 3D printing in organs, and that the technology is better suited for larger structure including bones and vascular conduits
We believe our technology overcomes the primary challenges associated with 3D printing and genetically modified xenografts, and that normothermic perfusion is not a scalable approach. Our decellularized porcine scaffold closely resembles the anatomical structure of a human organ and includes the appropriate ratios of ECM proteins throughout the various organ structures which are necessary for successful cellular adhesion, differentiation, and regeneration during the process of organ growth. We believe this level of complexity cannot be achieved using current 3D printing technologies. We also believe our bioengineered organs could have significant functional and immunological advantages compared to genetically modified xenografts. Our bioengineered organs are recellularized using living human cells as opposed to genetically modifying the genome of a pig, and therefore we believe we have a clear advantage of known immune and rejection risks. In addition, humans last shared a common ancestor with pigs 80 million years ago and on a cellular level we do not believe the pig genome can be modified to the point where pig cells are functionally equivalent to human cells.
Another significant advantage of our technology is that, because we envision being able to seed our ECM with the stem cells in the future, we hope to be able to alleviate the long-term requirement of immunosuppression that is standard following organ transplantation.
Intellectual Property
We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We intend to rely on data exclusivity, market exclusivity and patent term extensions when available, including any relevant exclusivity through supplementary protection certificates.
Patents
We own numerous patents and/or patent applications which relate to our material products, including patents and/or patent applications with respect to Miroliver, Mirokidney, Mirolung, Miroheart, Miropancreas, perfusion decellularization, perfusion recellularization, revascularization, acellular matrix and the use of stem cells. Although in the aggregate our intellectual property is of material importance to our business, we do not believe that any single patent is of material importance to our product portfolio.

As of March 11, 2021, we wholly own or exclusively license 7 issued U.S. patents and 11 pending U.S. patent applications relating to our products and process. The U.S. patents are expected to expire between 2026 and 2036. We also wholly own or exclusively license 111 foreign patents and 24 pending foreign patent applications relating to our products and process. The foreign patents are expected to expire between 2026 and 2036. Our issued patents and selected patent applications as of March 11, 2021 directed to products and process are summarized in the table below.
The pending patent applications, if issued, are expected to expire between 2026 and 2040, without accounting for potential patent term extensions and adjustments.
We expect to seek 5-year patent term extension (“PTE”) under the 1984 Drug Price Competition and Patent Restoration Act, also known as the Hatch-Waxman Act (the “ACT”). The Act allows the extension of the term of a patent claiming a product that requires regulatory approval prior to being sold. The determination as to whether PTE should be granted is made by the U.S. Patent and Trademark Office (“PTO”), in consultation with the regulatory agency responsible for approval of the product. See “Government Regulation — U.S. Patent Term Restoration and Marketing Exclusivity” for more details related to the limitations and guidelines surrounding PTEs under the ACT.
Additional protection may be sought through FDA exclusivity under the Orphan Drug Exclusivity of 7 years or under the Patient Protection and Affordable Care Act of 2010 of 12 years.
Country	Application Number	Filing Date	Patent Number	Status	Expected Expiration Date	Description
US	12/064613	Oct-08	8470520	GRANTED	8/28/2026	Method and composition of matter covering perfusion decellularization of whole organs
EP	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026	An ex vivo method of decellularizing a mammalian organ or a mammalian vascularized tissue
FR	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
GB	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
DE	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
BE	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
CH	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
ES	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
IT	50201500-	8/28/2006	2431063	GRANTED	8/28/2026
	0052004
NL	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
PL	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
SE	11181797.90	8/28/2006	2431063	GRANTED	8/28/2026
IN	1741/DELNP/2008	8/28/2006	263193	GRANTED	8/28/2026
AU	2006282783.00	8/28/2006	2006282783	GRANTED	8/28/2026
CN	200680030925.40	8/28/2006	ZL200680030925.4	GRANTED	8/28/2026
IL	189418.00	8/28/2006	189418	GRANTED	8/28/2026
KR	10-2008-7007151	8/28/2006	10-1376013	GRANTED	8/28/2026
MX	MX/A/2008/00258 9	8/28/2006	320910	GRANTED	8/28/2026
TR	6790024.10	8/28/2006	TR201203945T4	GRANTED	8/28/2026
RU	2008111503.00	8/28/2006	2463081	GRANTED	8/28/2026
US	13/725030	12/21/2012	10441609	GRANTED	8/28/2026	Recellularization of decellularized organs including stem cells
EP	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
FR	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
GB	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
DE	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
BE	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026

Country	Application Number	Filing Date	Patent Number	Status	Expected Expiration Date	Description
CH	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
ES	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
IT	5020129-	8/28/2006	1928519	GRANTED	8/28/2026
	02039720
NL	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
PL	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
JP	2015-094591	8/28/2006	6089062	GRANTED	8/28/2026
SE	6790024.10	8/28/2006	1928519	GRANTED	8/28/2026
AU	2013224686.00	8/28/2006	2013224686	GRANTED	8/28/2026
HK	12109340.40	8/28/2006	HK1168565	GRANTED	8/28/2026
CN	201210287455.70	8/28/2006	ZL201210287455.7	GRANTED	8/28/2026
IL	233821.00	8/28/2006	233821	GRANTED	8/28/2026
KR	10-2013-7028378	8/28/2006	10-1420585	GRANTED	8/28/2026
MX	MX/A/2014/00677 8	8/28/2006	350338	GRANTED	8/28/2026
RU	2012122055.00	8/28/2006	2635478	GRANTED	8/28/2026
SG	201101898-3	8/28/2006	170731	GRANTED	8/28/2026
TR	11181797.90	8/28/2006	2015/11093	GRANTED	8/28/2026
US	13/913974	6/10/2013	10220056	GRANTED	8/28/2026	Perfusion decellularization of portions, includes the recellularization and use of stem cells
EP	15170077.00	8/28/2006	2965769	GRANTED	8/28/2026	An ex vivo method of making an organ, or a vascularized portion of an organ or tissue
FR	15170077.00	8/28/2006	2965769	GRANTED	8/28/2026
GB	15170077.00	8/28/2006	2965769	GRANTED	8/28/2026
DE	15170077.00	8/28/2006	2965769	GRANTED	8/28/2026
AU	2017272168.00	8/28/2006	2017272168	GRANTED	8/28/2026
HK	16108222.50	7/13/2016	1220646	GRANTED	8/28/2026
MX	MX/A/2017/01110 7	8/28/2006	369594	GRANTED	8/28/2026
SG	10201603074Q	8/28/2006	10201603074Q	GRANTED	8/28/2026
US	13/820079	2/28/2013	10233420	GRANTED	9/1/2031	An ex vivo method of reendothelializing a decellularized mammalian tissue or organ matrix for improved transplantability
JP	2013-527329	9/1/2011	5931878	GRANTED	9/1/2031
EP	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
AU	2011295779.00	9/1/2011	2011295779	GRANTED	9/1/2031
BE	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
CN	201180052952.20	9/1/2011	ZL201180052952.2	GRANTED	9/1/2031
FR	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
DE	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
NL	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
HK	14100212.60	1/8/2014	HK1187284	GRANTED	9/1/2031
IT	50201600-	9/1/2011	2611472	GRANTED	9/1/2031
	0034676
PL	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
RU	2013114382.00	9/1/2011	2611361	GRANTED	9/1/2031
SG	201301570-6	9/1/2011	188369	GRANTED	9/1/2031
ES	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
SE	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
CH	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031

Country	Application Number	Filing Date	Patent Number	Status	Expected Expiration Date	Description
TR	11776927.30	9/1/2011	2016/02464	GRANTED	9/1/2031
GB	11776927.30	9/1/2011	2611472	GRANTED	9/1/2031
KR	10-2013-7008118	9/1/2011	10-1900116	GRANTED	9/1/2031
MX	MX/a/2013/002372	9/1/2011	343363	GRANTED	9/1/2031
IL	224964.00	40787	224964	GRANTED	9/1/2031
US	15/079985	3/24/2016	9974814	GRANTED	3/24/2036	The ability to inflate the decellularized matrix with a gas or vapor containing a protein or other agents
DE	16730926.90	3/24/2016	3274007	GRANTED	3/24/2036
EP	16730926.90	3/24/2016	3274007	GRANTED	3/24/2036
FR	16730926.90	3/24/2016	3274007	GRANTED	3/24/2036
GB	16730926.90	3/24/2016	3274007	GRANTED	3/24/2036
US	14/777360	9/15/2015	10213525	GRANTED	5/9/2034	Use of revascularized liver to repopulate with insulin producing cells
AU	2014236952.00	3/13/2014	2014236952	GRANTED	3/13/2034
CH	14721618.80	3/13/2014	2970891	GRANTED	3/13/2034
DE	14721618.80	3/13/2014	2970891	GRANTED	3/13/2034
EP	14721618.80	3/13/2014	2970891	GRANTED	3/13/2034
ES	14721618.80	3/13/2014	2970891	GRANTED	3/13/2034
FR	14721618.80	3/13/2014	2970891	GRANTED	3/13/2034
GB	14721618.80	3/13/2014	2970891	GRANTED	3/13/2034
IT	502020000-	3/13/2014	2970891	GRANTED	3/13/2034
	109269
JP	2020-035278	3/2/2020	6781352	GRANTED	3/13/2034
NL	14721618.80	3/13/2014	2970891	GRANTED	3/13/2034
SE	14721618.80	3/13/2014	2970891	GRANTED	3/13/2034
US	13/787625	3/1/2013	9290738	GRANTED	3/1/2033	Decellularization and recellularization of bone
AU	2013274322.00	6/1/2013	2013274322	GRANTED	6/1/2033
CA	2876648.00	6/1/2013	2876648	GRANTED	6/1/2033
CN	201380041965.90	6/1/2013	104937094	GRANTED	6/1/2033
MX	MX/A/2014/01527 0	6/1/2013	359769	GRANTED	6/1/2033
SG	11201408337P	6/1/2013	11201408337P	GRANTED	6/1/2033
BE	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031	3D decellularized matrix system for the maturation of stem cells into liver or pancreas cells
CH	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
DE	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
EP	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
ES	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
FR	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
GB	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
HK	13112040.00	6/1/2011	1184813	GRANTED	6/1/2031
IT	502017000-	6/1/2011	2588592	GRANTED	6/1/2031
	140089			GRANTED	6/1/2031
NL	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
PL	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
SE	11803935.30	6/1/2011	2588592	GRANTED	6/1/2031
TR	11803935.30	6/1/2011	2017/19561	GRANTED	3/13/2034	Use of microparticles to maintain or increase capillary lumen of revascularized organs
AU	2014251336.00	3/13/2014	2014251336
CN	201480024707.40	3/13/2014	ZL201480024707.4	GRANTED	3/13/2034

Country	Application Number	Filing Date	Patent Number	Status	Expected Expiration Date	Description
DE	14725270.40	3/13/2014	2968672	GRANTED	3/13/2034
EP	14725270.40	3/13/2014	2968672	GRANTED	3/13/2034
FR	14725270.40	3/13/2014	2968672	GRANTED	3/13/2034
GB	14725270.40	3/13/2014	2968672	GRANTED	3/13/2034
HK	16106912.40	6/15/2016	1218888	GRANTED	3/13/2034
JP	2016-502149	3/13/2014	6491187	GRANTED	3/13/2034
SG	11201507673W	3/13/2014	11201507673W	GRANTED	3/13/2034
Selected Pending Applications
US	16/245,435	43783	PENDING	8/28/2026	Expands decellularization coverage to include cannual
US	16/554,792	44028	PENDING	8/28/2026	Expands recellularization coverage to include bioreactors
PCT	PCT/US2019/035449	06/04/2019	PENDING	06/04/2039	Use of glucose consumption rate in livers and kidney, and endothelial fenestration.
PCT	PCT/US2020/012587	01/07/2020	PENDING	01/07/2040	ECM partilcle formation and use in gels or 3D printing applications
PCT	WO2020191374A1	03/20/2020	PENDING	03/20/2040	Selective improvements to perfusion decellularization
PCT	PCT/US2020/046963	08/19/2020	PENDING	08/19/2040	A method to decrease porosity of an outer fibrous layer of a decellularized mammalian organ or tissue
PCT	PCT/US2020/063460	12/04/2020	PENDING	12/04/2040	Kidney and liver recellularization based on function or metabolic rates
Clinical Development
Overview
We believe that our bioengineered organs have the potential for significant functional and immunological advantages compared to other emerging technologies for bioengineering organs. Importantly, we believe regulators will determine that our bioengineered organs will not be considered xenotransplants because all animal cells are removed and the organ is re-seeded with living human cells, and we believe this will shorten our regulatory pathway and overall development timetable.
We have approached our clinical development in stages to strategically to demonstrate meaningful and appropriate progress toward our first fully transplanted organ. The first step was to demonstrate our decellularization technology and the ability to reproducibly create acellular organ matrices devoid of cellular and other unwanted biologic materials. We completed this first step when we launched two FDA cleared medical devices, Miroderm and Miromesh, which we subsequently spun out to focus entirely on bioengineering whole organs. Our next step is to develop a pathway for human development of bioengineered whole organs and demonstrate human function. In order to begin studies in humans, we are preparing to engage the FDA regarding what will be necessary to open INDs. Prior to launching into human transplants, we plan to start by working with the FDA on a plan for human studies of an external assist system utilizing our bioengineered livers in acute liver failure. Currently there are no approved device or pharmacological interventions for acute liver failure and approximately 30% of adults with this disease die within 7 days of presenting. We are hopeful that the FDA will agree to a pathway for our external liver assist system that will result in us being able to begin human trials soon, since our bioengineered livers would be used outside the body. We believe that if a human study of the liver assist system provides positive results on key functional markers from our bioengineered livers that we will be well-positioned to move into submitting an IND and beginning human research on our transplantable liver product. In parallel we will be working on submitting our IND for our transplantable kidney product.

Development Strategy to De-risk and Accelerate Human Data

Approved Matrix
Liver Function
Long-Term Transplant

LIVER MATRIX

- ✓ Cleared with FDA
- ✓ Clinical trials completed and thousands of implants

DEMONSTRATE LIVER FUNCTION IN CLINIC

- Fastest path – demonstrate function in an External Liver Assist Product (ELAP)
- Streamline regulatory process and clears the path for fully transplantable liver
- Provides human clinical evidence of function in 2023

APPROVAL OF TRANSPLANTABLE MIROLIVER AND MIROKIDNEY

- Utilize clinical data from ELAP to accelerate clinical studies and approval
- Regenerative Medicine Advanced Therapy (RMAT) designation

The liver matrix has been cleared for use in Miroderm and Miromesh, but such clearance does not constitute approval for use in our product candidates.

miroliver

- ✓ Q3 2019 – FDA INTERACT Meeting
- ✓ Q4 2019 – Nature BME Publication
- ✓ Q2 2020 – Submission of Heterotopic Liver Transplants
- ✓ Q2 2020 – Human Liver Isolations
- 2H 2021 – Submit Liver Assist Pre-IND Request
- 1H 2022 – Liver Assist Phase I IND Submission
- 2H 2022 – Liver Assist Phase I Clinical Study *First Patient Enrolled*
- 2H 2022 *or* 1H '23 – Report Liver Assist Phase I Interim Results
- 1H 2023 – Bioengineered Liver Phase I IND Submission
- 2H 2023 *or* 1H '24 – First Liver Transplant Patient Enrolled in Phase I Clinical Trial

mirokidney

- ✓ Q1 2019 – Sustained Perfusion
- ✓ Q2 2019 - KidneyX Winner
- ✓ Q2 2020 - Kidney Recell- 1st Human Cells
- ✓ Q1 2021 – Human Glomerulus Seeding
- 2H 2021 – INTERACT Request Submission
- 2H 2022 – Pre-IND Submission
- 1H 2023 – Complete IND Study
- 1H 2023 – IND Submission
- 2H 2023 *or* 1H '24 – First Kidney Patient Enrolled

Clinical Development Plan for Bioengineered Whole Organs
Extracorporeal Liver Assist Product
We intend to propose to FDA a first-in-human (“FIH”) trial for the ELAP System which will assess the safety and physiological function of the ELAP System. We expect the FIH trial to be designed so that the ELAP System will be considered for supplementation of a native liver in patients who are experiencing acute liver failure as a bridge-to-recovery or a bridge-to-transplant for up to seven days. We are actively working with Mayo Clinic in Rochester, Minnesota on the development of ELAP System, and we hope that The Mayo Clinic will be among the first centers to participate in our Phase 1/2 trials. We anticipate requesting a pre-IND meeting in 2021 and, depending upon the feedback from the FDA at the pre-IND meeting, submitting an IND in late 2022. We are evaluating applicable designations from FDA for ELAP System, including Orphan Drug and Fast Track, and will determine whether to pursue.
The FIH ELAP System study we plan to submit to FDA in our IND is a Phase1/2 interventional, randomized, open-label trial is expected to enroll up to 30 subjects and to assess up to 3 “doses” of the bioengineered organ, including a potential group of patients randomized to a reendothelialized BEL with no hepatocytes. The other dose levels will be based on the number of hepatocytes. For instance, for a “low dose” we may propose 5 billion cells and “high dose” may be 10 billion cells. The primary endpoint proposed will likely be overall survival of subjects through day 10 following initiation of treatment with the ELAP system. A proposed secondary endpoint will likely be proportion of survivors at the end of the subject’s participation in the trial (90 days). Other global measures may include the Model for End-Stage Liver Disease Score (MELD), Maddrey’s Discriminant Function for Alcoholic Hepatitis, and West Haven Encephalopathy Stage. Because of the limited number of subjects and the nature of the pathology, it is unlikely we will identify statistically significant effects in the primary or secondary endpoints, therefore, we do not plan to control for multiplicity and plan to complete a rigorous trend analysis. The safety profile will be further evaluated by tracking related adverse events.
We expect this trial will also assess the physiological activity of the BEL by assessing numerous biomarkers of liver function over the time course of treatment and at follow-up. Major blood (serum) based biomarkers of liver function may include but are not limited to ammonia (clearance), bilirubin (conjugated, unconjugated, and total), creatinine, albumin, nitric oxide, von Willebrand factor, factor V, alkaline phosphatase, gamma glutamyl transferase (GGT), bile acids, lactate, blood urea nitrogen, glucose, sodium, potassium, oxygen, alanine aminotransferase (ALT), aspartate transaminase (AST), total protein, platelet count, compete blood count, hematocrit, interleukin-6 (IL-6), alpha-fetoprotein (AFP), international normalized ratio (INR), prothrombin time, and activated clotting time (ACT). This would allow for a comprehensive “dose” dependent characterization of therapeutic effects and the potential to speak to the minimum number of hepatocytes necessary for a therapeutically viable whole organ. Information on liver function gained during this trial will help inform the development of the transplant BEL and FIH transplant trial.
We expect the subjects will be recruited from the population of patients referred to the study site(s) for acute or acute-on-chronic liver failure. They will be screened for eligibility, invited to participate in the study and provide informed consent. The subject’s demographics, medical history, co-morbidities, liver disease diagnosis and prognosis will be documented. Extracorporeal perfusion will begin as soon as possible after identification of the need for an emergency liver transplant or poor survival prognosis consistent with the full protocol. Treatment will be initiated using a double lumen jugular catheter to connect the ELAP System to the subject’s blood supply. Treatment will be continuous until the subject’s native liver is functional, the subject undergoes the necessary orthotopic transplant, or for defined therapy duration. Subjects will receive appropriate post-operative care. We anticipate the subjects’ total time of participation will be no more than 91 days (with the critical treatment portion no more than 7 days). With the anticipated sample size, results should be available in a relative timely manner.
It is anticipated that the FDA will require additional follow-up of these subjects past the planned 90-day trial.

Bioengineered Liver for Orthotopic Liver Transplant
In 2019 we requested and were granted an INTERACT meeting with members of FDA’s Center for Biologics Evaluation and Research (“CBER”) for the bioengineered liver used in an orthotopic transplant (“OLT”) (the Miroliver product). Interact is the acronym for INitial Targeted Engagement for Regulatory Advice on CBER producTs. INTERACT meetings are informal, non-binding consultations with CBER to enable sponsors to obtain preliminary informal consultation for innovative investigational products at an early stage of development on issues that are not yet at the pre-IND meeting phase. Such meetings are intended for innovative investigational products that introduce unique challenges due to the unknown safety profiles resulting from the use of complex manufacturing technologies, development of innovative devices, or cutting-edge testing methodologies.
Based upon the feedback we received in the INTERACT meeting, we anticipate being ready to request a pre-IND meeting for the Miroliver in 2022 and, depending upon the feedback at the pre-IND, an IND for the Miroliver in late 2023 or early 2024. The research, data, and timeline for the ELAP System could also impact the timeline for the clinical development program of Miroliver. We anticipate requesting both Orphan Drug and Fast Track designations. Based upon the current criteria for these designations and the information we expect to be able to submit, we believe we could receive these designations. The FIH trial for the bioengineered liver (BEL) used in an OLT is expected to assess the safety and effectiveness of the BEL. The BEL will be considered for replacement of a diseased or malfunctioning native liver in patients who have reached the limits of other medical therapies and lack access to a transplantable liver due to, acute liver failure, complications of cirrhosis, liver-based metabolic disease, systemic complications of chronic liver disease, and chronic liver disease. We will work with FDA to identify the specific inclusion criteria. We expect the BEL will be studied for its potential to support life sustaining liver functions. The Mayo Clinic and Recanati/Miller Transplant Institute at Mount Sinai will likely be the first study sites based on our historical collaboration with them.
Our planned FIH trials are purposefully designed to occur in two stages. Subjects enrolled in the (Phase 1/2) FIH study, will have the opportunity to enroll and roll-into the second (Phase 2/3) clinical study. Because of the nature of the pathology and treatment it should be noted that, any type of comparative study would be practically and ethically untenable, assessment of effectives cannot be separated from assessment of safety, the ability of the BEL to sustain life will be apparent immediately, with the stability of that effect to be empirically determined. Thus, we believe the FDA would be willing to entertain the submission of a BLA subsequent to follow-up of a minimal number of subjects. The study conduct outlined will be the same (pending changes based on observations made during the first part of the trial) for all subjects with timing such that after 5 subjects are entered into the Phase 1/2 study, we anticipate a maximum 6 month pause before initiation of the second part of the trial. A Phase 2/3 study enrolling an additional 15-20 subjects for a total of 20-25. We anticipate that favorable results with these subjects will support a BLA.
Two stage summary:
•
Part A: Initial safety and effectiveness study, total of 5 subjects enrolled. Subjects will be allowed to participate in the second stage study.

•
Part B: Continued safety and effectiveness trial, likely after an FDA mandated pause. An additional 15-20 subjects will be enrolled for a total cohort of 20-25.

We intend this to be a Phase 1/2 (then 2/3) interventional, nonrandomized (single arm), open-label, study to evaluate the therapeutic effects of Miromatrix BEL in adults’ patients with end-stage liver disease. The primary objective will be to assess safety of the BEL and the BEL’s ability to sustain life for 6-12 months. The primary endpoint will be a composite of three events, biopsy-proven acute rejection, graft loss, and death at 6-12 months. Secondary objectives will be the time course of perfusion and initial effectiveness. This will also include the incidence of primary non-function (“PNF”) of the implanted BEL. The safety profile will be further characterized by tracking related adverse events. Additional global health quality of life measures will be collected such as the SF-36 Health Assessment Short Form Health Survey and EQ-5D-5L. Additionally, a comprehensive assessment of biomarkers indicative of liver function (see above) will be collected over the course of the study.

Total patient participation will be 12 months from the day of the OLT. Subjects will be recruited from the study site’s normal population or referrals from other transplant centers. The BEL will be implanted by a proficient liver transplant surgeon in a hospital setting with medical support for transplant patients. The transplant will be consistent with standard cadaveric liver transplant. Surgical technique for BEL implantation will generally be at the discretion of the operating surgeon at the selected transplant center. We anticipate having partnered with the United Network for Organ Sharing (“UNOS”) to have the ability for an emergency allograft transplant. Subjects will receive standard post-operative care including immunosuppression. It is anticipated the subjects will be hospitalized for one-month post procedure.
It is expected that the FDA will require substantial follow-up of these subjects past the planned 12-month trial.
Bioengineered Kidney for Heterotopic Kidney Transplant
We anticipate being ready to submit a pre-IND meeting request for the bioengineered kidney (BEK) used in a heterotopic kidney transplant (“HKT”) (the Mirokidney) in late 2022 and, depending upon the feedback at the pre-IND meeting, submit an IND for the Mirokidney in late 2023 or early 2024. The research, data, and timeline for the ELAP System and Miroliver could also impact the timeline for the clinical development program of Mirokidney. We anticipate requesting Fast Track designation. Based upon the current criteria for this designation and the information we hope to be able to submit, we are hopeful we could receive this designation. The FIH trial for the BEK is expected to assess the safety and effectiveness of the BEK used in a HKT. We anticipate the BEK will be studied for supplementation of a diseased or malfunctioning native kidney(s) in adults whose estimated glomerular filtration rate is less than 15 mL/min/1.73 m2 and for whom transplant, or dialysis is necessary to sustain life. Chronic kidney disease or end-stage renal disease may be a result of diabetes, hypertension, glomerulonephritis, cystic kidney disease or other conditions. We expect the BEK will be studied for its ability to support life sustaining hemi-filtration.
This will be a Phase 1/2, interventional, nonrandomized, open-label study to evaluate the therapeutic effects of Miromatrix BEK in patients with end-stage renal disease in 5-15 subjects experiencing chronic kidney disease or end-stage renal disease. The primary endpoint will be proportion of subjects that are dialysis free at 6 months. Secondary endpoints will likely include, incidence of delayed graft function, biopsy-proven acute rejection, graft loss at 6-12 months, and glomerular filtration rate at 6-12 months. The safety profile will be characterized by tracking related adverse events. Global health and quality of life measures will be collected such as the SF-36 Health Assessment Short Form Health Survey and EQ-5D-5L. Additionally, a comprehensive assessment of biomarkers indicative of kidney function will be collected over the course of the study. These will likely include but are not limited to creatinine, cystatin C, and estimated glomerular filtration rate, sodium, potassium, chloride, blood urea nitrogen, albumin and protein, urinary albumin creatinine ratio, neutrophil gelatinase-associated lipocalin/lipocalin-2, retinol binding protein, cell free donor derived DNA, Kidney injury molecule-1, and Interleukin-18, erythropoietin and vitamin D.
Subjects will be recruited from the study site’s normal population and referrals from other transplant centers. Subjects will be screened for eligibility, invited to participate in the study and provide informed consent. The BEK will be implanted by a proficient kidney transplant surgeon in a hospital setting with medical support for transplant patients. The transplant will be consistent with standard cadaveric kidney transplantation. Surgical technique for BEK implantation will generally be at the discretion of the operating surgeon at the selected transplant center. Subjects will receive standard post-operative care including immunosuppression. It is anticipated the subjects will be hospitalized for one-week post procedure. Total patient participation will be 12 months from the day of HKT.
It is anticipated that the FDA will require substantial follow-up of these subjects past the planned 12-month trial.
Manufacturing and Suppliers
We maintain a facility in Eden Prairie, Minnesota where we decellularize all organs and tissues. This facility is maintained to the same standard as our previous cGMP manufacturing facility that received ISO 13485 certification for the quality management system for the design, development and manufacturing of sterile decellularized porcine matrix. A larger cGMP facility is planned to support the manufacturing of clinical product to support clinical trials. We anticipate moving our operations to this new facility in late 2021.
Our existing R&D cleanroom space was designed to support preclinical and initial clinical studies based on our manufacturing design and experience. The porcine raw materials for that facility are available to us from two alternate suppliers with which we have relationships. We plan to conduct the decellularization and recellularization processes of all products, including our transplantable organs, in a Miromatrix facility for the foreseeable future in order to maximize efficiencies, expertise and cost-savings, and ensure the highest level of quality.
The initial bioengineered kidney (“BEK”) and bioengineered liver (“BEL”) are based on primary cells from kidneys and livers unsuitable for transplant. We have established agreements with a wide group of organ procurement organizations to secure a large supply of discarded kidneys and livers. We continue to grow our network and anticipate signing over 50% of the OPOs by the inception of our first clinical trial.
Sales, Marketing and Distribution
Once we have achieved regulatory clearance for our whole organ programs, we plan to hire a direct sales force and numerous clinical specialists. Our plans are to work with key hospital systems to utilize existing priority lists and work with them as we scale and increase our manufacturing capabilities.
Government Regulation
Our research and development activities and the manufacturing and marketing of our products are subject to the laws and regulations of governmental authorities in the United States and other countries in which our products may be marketed. Specifically, in the United States, the FDA regulates drugs, biologics and medical devices and requires new product approvals or clearances to assure safety and effectiveness of these products. Governments in other countries have similar requirements for testing and marketing. In the United States, in addition to meeting FDA regulations, we are also subject to other federal laws, such as the Occupational Safety and Health Act and the Environmental Protection Act, as well as certain state laws.
Some human cell or tissue products that are intended for implantation, transplantation, infusion, or transfer into a human recipient are regulated solely as human cell, tissue, and cellular and tissue-based products (“HCT/Ps”) and do not require the FDA’s premarket review. If these cell or tissue products do not meet the FDA’s requirements for regulation solely as an HCT/P, they likely require FDA premarket review and approval of a biologics license application (“BLA”) in order to be marketed. The regulatory classifications and corresponding pathways for ELAP System and our bioengineered organ transplant products have not yet been established. The ELAP System could be classified by the FDA as a combination biological product and medical device regulated as a biologic. We are unsure whether FDA will likewise classify our bioengineered organ transplant products as a combination biological product and medical device regulated as a biologic, or something else. It is clear that the cellular component of the ELAP System and the bioengineered organ transplant products would be considered cellular products regulated by the FDA as biological products. However, it is less clear how the FDA will regulate the extracellular matrix component, though it is possible that the FDA would view the extracellular matrix as a medical device or a xenograft. Regardless of how the FDA views the extracellular matrix, the cells would likely be viewed as providing the primary mode of action, which means that the products will require approved BLAs in order to be marketed in the U.S. Additionally, commercial production of these products needs to occur in FDA-registered facilities in compliance with cGMP requirements for biologics. Depending on how the FDA decides to regulate the extracellular matrix, we may be subject to additional requirements for medical devices, such as the quality system regulation for medical devices, or for xenografts.

Regulatory Process
The FDA regulates biologics under the Federal Food, Drug, and Cosmetic Act (“FFDCA”) and the Public Health Service Act (“PHSA”), and their implementing regulations. Obtaining approval of a BLA for a new biological product is a lengthy process leading from development of a new product through preclinical and clinical testing. This process takes a number of years and the expenditure of significant resources.
The FFDCA and other federal and state statutes and regulations govern the research, testing, manufacture, safety, labeling, storage, record-keeping, approval, distribution, use, adverse event reporting, advertising and promotion of our products. Noncompliance with applicable requirements can result in civil penalties, recall, injunction or seizure of products, refusal of the government to approve our marketing applications or to allow us to enter into government supply contracts, withdrawal of previously approved applications and criminal prosecution.
Product Approval
In order to obtain an FDA license for, or approval of, a new biological product or a new combination medical device biological product regulated as a biological product, sponsors must submit proof of safety, purity and potency. In most cases, such proof entails extensive nonclinical, also known as preclinical, studies in animal models and well-controlled clinical trials in human subjects. Although not explicitly part of the statutory standard for a BLA, when FDA reviews a therapeutic biologic, it evaluates whether the application has provided substantial evidence of effectiveness. The testing, preparation of necessary applications and processing of those applications by the FDA is expensive, may take several years to complete and could have uncertain outcomes. The FDA regulatory review and approval process is complex and can result in requests for additional data, increased development cost, time to market delays, or preclude us from bringing to market new products. The FDA may also require post-marketing studies and risk evaluation and mitigation strategies (“REMS”) as conditions to approval. These requirements will add to the cost of regulatory compliance and the cost to sell our products, due to complex distribution and restricted commercial operations. Product approvals may be withdrawn if compliance with applicable regulations is not maintained or if safety issues are identified during routine safety monitoring following commercialization.
Adequate and well-controlled clinical studies are required by the FDA for approval of a BLA. To conduct a clinical trial in the U.S., the study sponsor is required to submit an Investigational New Drug (IND) application, including the study protocol, prior to commencing human clinical trials. The submission must be supported by data, typically including the results of nonclinical, manufacturing and laboratory testing. The conduct of the nonclinical tests must comply with Good Laboratory Practice. Long-term nonclinical testing, such as animal reproductive toxicity and carcinogenicity, is conducted if warranted, and its results are submitted to the IND to support a future BLA. Following the initial submission of the IND, the FDA has 30 days to review the application and raise safety and other clinical trial issues through a partial or full clinical hold. If questions or objections are not raised within that period, the clinical trial may commence according to the investigational protocol submitted to the FDA and following Institutional Review Board (IRB) approvals for each of the clinical sites where the study will be conducted. Protocol amendments need to be submitted and approved by the FDA prior to implementation. Clinical studies can also be conducted outside of the U.S. with or without a U.S. IND. However, a clinical trial application (CTA) or IND is required to be submitted to the local competent regulatory authority to begin conducting human clinical trials. The CTA has similar data requirements to those of an IND.
For products that are regulated as biologics, the FDA requires: (i) nonclinical animal testing to establish a safety profile and/or a starting dose for initiation of clinical trials in humans; (ii) submission to the FDA of an IND application, which must become effective prior to the initiation of human clinical trials; (iii) adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of the product for its intended use; (iv) submission to the FDA of a BLA; and (v) review and approval of the BLA as well as pre-approval inspections of the manufacturing facilities by the FDA.

Human clinical trials are typically conducted in three sequential phases that may sometimes overlap:
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Phase 1-The biological product is initially tested for safety and tolerability. In the case of biological products and those for severe or life-threatening diseases, the initial human testing is generally conducted in healthy patients. These trials may also provide early evidence of effectiveness.

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Phase 2-These trials are conducted in a limited number of subjects in the target population to determine a safe and effective dosage to evaluate in Phase 3 and to identify possibly related adverse effects and safety risks. Multiple

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Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3-Phase 3 trials are undertaken to provide evidence of clinical efficacy and to further evaluate dosage, potency, and safety in an expanded patient population at multiple clinical trial sites. Phase 3 studies are performed after preliminary evidence suggesting effectiveness of the product has been obtained, and are intended to establish the overall benefit-risk relationship of the investigational product, and to provide an adequate basis for product approval and labeling.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials may be required by the FDA as a condition of approval and are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up. The FDA has express statutory authority to require post-market clinical trials . All of these trials must be conducted in accordance with good clinical practice (“GCP”) requirements in order protect the health and safety of human subjects and for the data to be considered reliable for regulatory purposes.
During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the IND. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events; any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects; or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information.
Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully or within any specified period, or at all. Regulatory authorities, a data safety monitoring board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biological product has been associated with unexpected serious harm to patients.
A drug being studied in clinical trials may be made available to individual patients in certain circumstances. Pursuant to the 21st Century Cures Act, or Cures Act, which was signed into law in December 2016, the manufacturer of an investigational drug for a serious disease or condition is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational drug. This requirement applies on the later of 60 calendar days after the date of enactment of the Cures Act or the first initiation of a Phase 2 or Phase 3 trial of the investigational drug.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with the use of biological products, the PHSA Act emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency, and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.
After completion of the required clinical testing, a BLA is prepared and submitted to the FDA. FDA review and approval of the BLA is required before marketing of the product may begin in the United States. The BLA must include the results of all nonclinical, clinical, and other testing and a compilation of data relating to the quality and manufacture of the product, including, chemistry, manufacture, and controls, to demonstrate the safety, purity and potency, of the product based on these results. If the product is deemed a combination product then the agency will also review the other constituent part during the application review. The cost of preparing and submitting a BLA is substantial. Under federal law, the submission of most BLAs is subject to an application user fee, as well as an annual prescription drug product program user fee, which may total several million dollars and are increased annually.
The FDA has 60 days from its receipt of a BLA to determine whether the application will be filed based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is filed, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of BLAs, including to review 90 percent of standard BLAs within 10 months from the date the application is filed. The FDA can refer applications for novel biologics, or biologics which present difficult questions of safety or efficacy, to an advisory committee-typically a panel that includes clinicians and other experts-for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving a BLA, the FDA will typically inspect one, or more, clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the biologic is manufactured, or tested, as part of a pre-license inspection. The FDA will not approve the product unless it verifies that compliance with requirements for cGMP is satisfactory and the BLA contains data that demonstrate that the biologic is safe, pure and potent and provide substantial evidence of effectiveness for the intended use.
Based upon our expectation that the cellular component of the ELAP System and the bioengineered organ transplant products would be considered cellular products regulated by the FDA as biological products, the FDA also will not approve our products if the manufacturer is not in compliance with the current Good Tissue Practices (“cGTP”). These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of HCT/Ps, which are human cells or tissues intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the cGTP requirements is to ensure that cell and tissue-based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. To assure cGMP, cGTP and cGCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.
After the FDA evaluates the BLA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter means that the BLA will not be approved in its present form and generally outlines the deficiencies in the submission. Complete responses may require substantial additional testing, or information, in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction, the FDA will issue an approval letter. The agency will review such resubmissions in two or six months depending on the type of information included. The FDA approval is never guaranteed, and the FDA may refuse to approve a BLA if the regulatory requirements are not satisfied.
An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. The approval for a biologic may be significantly more limited than requested in the application, including limitations on the specific diseases and dosages or the indications for use, which could restrict the commercial value of the product. The FDA may also require that certain contraindications, warnings, or precautions be included in the product labeling. In addition, as a condition of BLA approval, the FDA may require a REMS to help ensure that the benefits of the biologic outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS with a biologic can materially affect the potential market and profitability of the biologic. Moreover, product approval may require, as a condition of approval, substantial post-approval testing and surveillance to monitor the biologic’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory requirements and standards is not maintained or problems are identified following initial marketing.
Under current requirements, facilities manufacturing biological products for commercial distribution must be registered with the FDA. In addition to the preclinical studies and clinical trials, the BLA includes a description of the facilities, equipment and personnel involved in the manufacturing process. A biologics license, which is the product’s approval, is granted on the basis of inspections of the applicant’s facilities in which the primary focus is on compliance with cGMP and the ability to consistently manufacture the product in the facility in accordance with the BLA. If the FDA finds the results of the inspection unsatisfactory, it may decline to approve the BLA, resulting in a delay in production and commercialization of products.
Regulation of Combination Products in the United States
Certain products may be comprised of components, or constituent parts, that would normally be regulated under different types of regulatory authorities and frequently by different centers at the FDA. These products are known as combination products. Specifically, under regulations issued by the FDA, a combination product may be:
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A product comprised of two or more regulated components that are physically, chemically, or otherwise combined or mixed and produced as a single entity;

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Two or more separate products packaged together in a single package or as a unit and comprised of drug and device products, device and biological products, or biological and drug products;

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A drug, or device, or biological product packaged separately that according to its investigational plan or proposed labeling is intended for use only with an approved individually specified drug, or device, or biological product where both are required to achieve the intended use, indication, or effect and where upon approval of the proposed product the labeling of the approved product would need to be changed, e.g., to reflect a change in intended use, dosage form, strength, route of administration, or significant change in dose; or

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Any investigational drug, device, or biological product packaged separately that according to its proposed labeling is for use only with another individually specified investigational drug, device, or biological product where both are required to achieve the intended use, indication, or effect.

Under the FFDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. That determination is based on the “primary mode of action” of the combination product. Thus, if the primary mode of action of a device-biologic combination product is attributable to the biologic product, the FDA center responsible for premarket review of the biologic product would have primary jurisdiction for the combination product. The FDA has also established an Office of Combination Products to address issues surrounding combination products and provide more certainty to the regulatory review process. That office serves as a focal point for combination product issues for agency reviewers and industry. It is also responsible for developing guidance and regulations to clarify the regulation of combination products, and for assignment of the FDA center that has primary jurisdiction for review of combination products where the jurisdiction is unclear or in dispute.
Regenerative Advanced Therapies
As part of the Cures Act, Congress amended the FFDCA to create a pathway to facilitate development and expedite review of regenerative advanced therapies, which are intended to treat,

modify, reverse, or cure a serious or life-threatening disease or condition and include cell therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products. Regenerative advanced therapies do not include those human cells, tissues, and cellular and tissue-based products regulated solely under section 361 of the PHSA Act and 21 CFR Part 1271. A sponsor may request that the FDA designate a product as a regenerative medicine advanced therapy concurrently with or at any time after submission of an IND. The FDA has 60 calendar days to determine whether the product meets the criteria, including whether there is preliminary clinical evidence indicating that the product has the potential to address unmet medical needs for a serious or life-threatening disease or condition. A BLA for a regenerative medicine advanced therapy may be eligible for priority review or accelerated approval through surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites. Therapies with a Regenerative Medicine Advanced Therapy (“RMAT”) designation will be eligible for accelerated approval through, as appropriate:
(i)
Surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit; or

(ii)
Reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites, as appropriate.

Another benefit of RMAT designation is that it creates the possibility to meet post-approval requirements beyond the standard, controlled clinical trial. Post-approval requirements can possibly be met through:
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Clinical evidence, clinical studies, patient registries, or other sources of real-world evidence, such as electronic health records;

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The collection of larger confirmatory data sets; or

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Post-approval monitoring of all patients treated with such therapy prior to approval of the therapy.

Finally, the designation also includes early interactions with the FDA to discuss any potential surrogate or intermediate endpoint to be used to support accelerated approval.
FDA Post-Approval Requirements
Maintaining substantial compliance with applicable federal, state, local, and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of biological products, devices and combination products continues after approval, particularly with respect to cGMP. We will rely, and expect to continue to rely, on third parties to manufacture or supply certain components, equipment, disposable devices, testing and other materials used in our manufacturing process for any products that we commercialize or may commercialize. Manufacturers of our products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. We cannot be certain that we or our present or future suppliers will be able to comply with the cGMP and other FDA regulatory requirements. Other post-approval requirements applicable to biological products and certain combination products include reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, monitoring and reporting of adverse effects, reporting updated safety and efficacy information, periodic reporting requirements and complying with electronic record and signature requirements. Similarly, there are a number of post-marketing requirements for devices, including medical device reporting regulations that require manufacturers to report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and corrections and removal reporting regulations that require manufacturers to report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FFDCA that may present a risk to health. Additionally, devices must comply with the cGMP requirements that are set forth in the FDA’s Quality System Regulation (“QSR”), including complaint handling and corrective and preventative actions.

After a BLA is approved, the biological product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, and potency of biological products. After approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.
Further, for BLAs, changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs. Similarly, changes to approved or cleared devices may require FDA’s premarket review.
Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements, by us or our suppliers, may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications or supplements, license revocation, withdrawal of an approval, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.
Biological product and medical device manufacturers and other entities involved in the manufacture and distribution of approved biological products, devices and combination products are required to register their facilities with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval, with certain exceptions.
Pediatric Research Equity Act
Under the Pediatric Research Equity Act (“PREA”), a BLA or BLA supplement claiming a new indication must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective, for a new product, new indication or dosage form. The intent of PREA is to compel sponsors whose products have pediatric applicability to study those products in pediatric populations, rather than ignoring pediatric indications for adult indications that could be more economically desirable. The FDA may grant deferrals for submission of data or full or partial waivers. By its terms, PREA does not apply to any biological product for an indication for which orphan designation has been granted, unless the FDA issues regulations saying otherwise. Because the FDA has not issued any such regulations, submission of a pediatric assessment is not required for an application to market a product for an orphan-designated indication, and waivers are not needed at this time. However, if only one indication for a product has orphan designation, a pediatric assessment may still be required for any applications to market that same product for the non-orphan indication(s).
U.S. Patent Term Restoration and Marketing Exclusivity
Depending upon the timing, duration, and specifics of the FDA approval of the use of our current or future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. Patent term restoration can compensate for time lost during product development and the regulatory review process by returning up to five years of patent life for a patent that covers a new product or its use. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The period of patent term restoration is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of a BLA, plus the time between the submission date of the BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved biological product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The application for patent term extension is subject to approval by the United States Patent and Trademark Office, or PTO, in consultation with the FDA.
A biological product can obtain pediatric market exclusivity in the United States. This six-month exclusivity, which runs from the end of other exclusivity protection, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.
Biosimilars
The Patient Protection and Affordable Care Act, or the Affordable Care Act, includes the Biologics Price Competition and Innovation Act of 2009. That Act created an approval pathway authorizing the FDA to approve biosimilars and interchangeable biologics, which could allow competitors to reference future data from our product candidates for which we receive marketing approval and increase the risk that our product candidates may face competition sooner than anticipated. Biosimilars are biological products which are “highly similar” to a previously approved biologic product or “reference product” and for which there are no clinically meaningful differences between the biosimilar product and the reference product in terms of the safety, purity, and potency as shown through analytical studies, animal studies and a clinical study or studies. For the FDA to approve a biosimilar product as interchangeable with a reference product, the agency must find that the biosimilar product can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biosimilar and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product.
Advertising and Promotion
The FDA closely regulates the post-approval marketing and promotion of biologics and devices including regulating through standards and regulations for direct-to-consumer advertising and promotional activities involving the internet. The agency also prohibits the off-label promotion of biologics, devices and combination products, and provides guidance on industry-sponsored scientific and educational activities to ensure that these activities are not promotional. Any claims we make for our products in advertising or promotion must be appropriately balanced with important safety information and otherwise adequately substantiated. Failure to comply with these requirements can result in adverse publicity and significant penalties, including the issuance of untitled or warning letters directing a company to correct deviations from FDA standards, corrective advertising, a requirement that future advertising and promotional materials be pre-cleared by the FDA, injunctions, and federal and state civil and criminal investigations and prosecutions.
While doctors are free to prescribe any product approved by the FDA for use, a company can only make claims relating to safety and effectiveness of a biological product or device that are consistent with the FDA approval or clearance, and the company is allowed to actively market and promote a biological product or device only for the particular use and treatment approved or cleared by the FDA.
Orphan Drug
Under the Orphan Drug Act, the FDA may grant orphan designation to drugs or biologics intended to treat a rare disease or condition, generally a disease or condition that affects fewer than 200,000 individuals in the United States, or affects more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States for such disease or condition will be recovered from sales in the United States of such drug or biologic. Orphan drug designation must be requested to and granted by the FDA before submitting a BLA. Among the benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee. After the FDA grants orphan drug designation, the generic identity of the biologic and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. However, the first applicant to receive FDA approval for a particular product to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the biologic was designated. Orphan drug exclusivity, which would most likely run concurrently with the exclusivity, if any, received from the time of first licensure of a reference product, does not prevent the FDA from approving a different biologic for the same disease or condition, or the same biologic for a different disease or condition.
Anti-Kickback and False Claims Laws
In the United States, the research, manufacturing, distribution, sale and promotion of biological products and devices are subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice, state Attorneys General, and other federal, state and local government agencies. For example, sales, marketing and scientific/educational grant programs must comply with the FFDCA, Anti-Kickback Statute, as amended, the False Claims Act, as amended, the Patient Protection and Affordable Care Act, as amended, the privacy regulations promulgated under the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.
The Anti-Kickback Statute makes it illegal for any person, including a biological product manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase or order of an item for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties, and exclusion from participation in federal healthcare programs. In addition, many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to the referral of patients for healthcare services reimbursed by any insurer, not just federal healthcare programs such as Medicare and Medicaid. Due to the breadth of these federal and state anti-kickback laws and the potential for additional legal or regulatory change in this area, it is possible that our sales and marketing practices and/or our relationships with physicians might be challenged under anti-kickback laws, which could harm us. Because we have commercialized and intend to continue to commercialize products that could be reimbursed under a federal healthcare program and other governmental healthcare programs, we have developed a comprehensive compliance program that establishes internal controls to facilitate adherence to the rules and program requirements to which we are subject.
The federal False Claims Act prohibits anyone from, among other things, knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including biological products, that are false or fraudulent. Although we would not submit claims directly to payers, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state, and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. For example, pharmaceutical companies have been prosecuted under the federal False Claims Act in connection with their off-label promotion of drugs. Penalties for a False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $11,181 and $22,363 for each separate false claim, the potential for exclusion from participation in federal healthcare programs, and, although the federal False Claims Act is a civil statute, conduct that results in a False Claims Act violation may also implicate various federal criminal statutes. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine and may suffer a decline in our stock price. In addition, private individuals have the ability to bring actions under the federal False Claims Act and certain states have enacted laws modeled after the federal False Claims Act.
There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, a provision of the Patient Protection and Affordable Care Act, referred to as the Sunshine Act, requires biological product manufacturers to track and report to the federal government certain payments or other transfers of value made to physicians and teaching hospitals in the previous calendar year. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state and federal authorities.
International Regulation
In addition to regulations in the United States, a variety of foreign regulations govern clinical trials, development, commercial sales, manufacturing, and distribution of product candidates. The marketing authorization approval process and requirements vary from country to country, as do product classifications. Particularly in the area of regenerative medicines, the regulatory pathways may be unclear. The review timelines may be longer or shorter than that required for FDA approval. As of right now, the Company is focused on product development in the United States and has not spent significant time or resources exploring product development in any country other than the United States.
Pharmaceutical Coverage, Pricing, and Reimbursement
In the United States and other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payers, including government health administrative authorities, managed care providers, private health insurers, and other organizations. Third-party payers are increasingly examining the medical necessity and cost effectiveness of medical products and services in addition to safety and efficacy and, accordingly, significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Third-party reimbursement adequate to enable us to realize an appropriate return on our investment in research and product development may not be available for our products.
Employees
As of February 28, 2021, we had 36 employees worldwide. None of our employees are represented by a collective bargaining agreement and we have never experienced a work stoppage. We believe we have good relationships with our employees.
Properties
We lease our corporate headquarters in Eden Prairie, Minnesota, which houses our research and development operations and office space, and currently totals approximately 14,700 square feet.
We believe that our current facilities meet our current needs through 2021. A larger 30,000 square feet facility to support our development and early clinical trials has been designed and budgeted for $3 million. We hope the transition to the new facility will start in late 2021. We may seek to evaluate additional or alternate space for our operations in the future. We believe appropriate facilities will be readily available on commercially reasonable terms.

Legal Proceedings
We may be subject to legal proceedings and claims in the ordinary course of business. We cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on us due to diversion of management time and attention as well as the financial costs related to resolving such disputes.

MANAGEMENT
The following table sets forth information regarding our executive officers and directors, including their ages as of December 31, 2020:
NAME	AGE	POSITION(S)
Executive Officers
Jeff Ross	45	Chief Executive Officer and Director
Brian Niebur	57	Chief Financial Officer
Laji Kattungal	50	Vice President of Quality
Non-Employee Directors
Paul Buckman	65	Chairman of the Board of Directors
Ronald Eibensteiner	70	Director
John Erb	71	Director
Mahesh Krishnan	50	Director
Mark Wagner	64	Director

(1)
Member of our audit committee.

(2)
Member of our compensation committee.

(3)
Member of our nominating and corporate governance committee.

Executive Officers
Jeff Ross, Ph.D.   Dr. Ross has been our Chief Executive Officer since 2017 and has served on our Board since October of 2019. Prior to serving as our Chief Executive Officer, Dr. Ross was our Vice President of Product Development from 2010 to 2017. Dr. Ross started his industry career at Guidant leading a biologics group for new cardiovascular therapies. Following Guidant, he worked at Athersys assisting with the commercialization and scale up of stem cell technologies. He then served as Director of Research and Commercial Development of Biologics at SurModics. Dr. Ross has over 30 published and issued patents along with leading publications in Nature and the Journal of Clinical Investigation. He holds a M.S. in Biomedical Engineering and a Ph.D. in Molecular, Cellular and Developmental Biology, from the University of Minnesota.
Brian Niebur.   Mr. Niebur has been our Chief Financial Officer since 2016. Prior to joining the Company, he was the chief financial officer of Entrprize Corp. from 2002 to 2016. From 2000 to 2016, he served as the vice president and controller of Wyncrest Capital, Inc., a privately-held venture capital firm, where he led the financial departments of various private and publicly-held corporations. Mr. Niebur has a B.A. in Accounting from the University of Minnesota and is a certified public accountant (inactive).
Laji Kattungal.   Mr. Kattungal joined us as our Vice President of Quality in July of 2020, with over 20 years of experience in the Biopharmaceutical industry. Prior to joining the Company, Mr. Kattungal held positions of increasing responsibilities within Quality in small and large biotech companies, including, most recently, as the leader of the Quality departments at Nuvation Bio from 2019 – 2020 and at Sanbio from 2018-2019. At Sanbio, he was part of the team that enabled key regulatory milestones, including obtaining the Sakigake, RMAT and Prime status for SB 623, a cell-based investigational product which is expected to trigger the brain’s natural regenerative ability to recover lost motor functions. Prior to his work at Sanbio, Mr. Kattungal worked in Quality at Orexigen from 2017 – 2018, Medivation from 2013 – 2017, Jazz Pharmaceuticals from 2010 – 2012, Medimmune from 2008 – 2010 and Amgen from 2003 – 2007. As a seasoned Quality professional, Mr. Kattungal has successfully built and managed wide-ranging and robust Quality organizations and programs for maintaining internal and external compliance. He has provided Quality guidance, for all phases of product development — bench to market, including, preclinical, early and late phase clinical trials and market launch of Biopharmaceutical products. Mr. Kattungal holds a BS in Biology from the University of Michigan in Ann Arbor.
Non-Employee Directors
Paul Buckman.   Mr. Buckman has served on our Board since April of 2017. Mr. Buckman has 41 years of medical device experience in general management, sales, marketing, finance, international and operations. In addition to LivaNova, Mr. Buckman was President of the Cardiovascular Divisions of both Boston Scientific and St. Jude Medical where he implemented significant growth strategies in both core and emerging technologies. He was also a co-founder, Chairman, and CEO of ev3 which was acquired by Covidien for $2.5B. Mr. Buckman has also had previous CEO roles with Conventus Orthopaedics, SentreHeart (sold to AtriCure), Pathway Medical (sold to Bayer Healthcare), and Devax (sold to Biosensors Intl.), in addition to executive management roles at DVI (sold to Eli Lilly) and American Hospital Supply. Presently, Paul serves as a Director on the Boards of NeuroOne (Chairman), Miromatrix (Chairman), Ablative Solutions, ActivOrtho, Inc. (Co-Founder), Shoulder Innovations, SentiAR, and Medical Device Manufacturers Association.
Ronald Eibensteiner.   Mr. Eibensteiner has served on our Board since 2010. Mr. Eibensteiner has been President of Wyncrest Capital, Inc. since 1993, an investment company for early-stage technology companies in the area of telecommunications, medical devices and software. Mr. Eibensteiner co-founded Ready Credit Corporation in 2005 and served as its Chief Executive Officer and Chairman during its formation and currently serves on the Board. Mr. Eibensteiner is a board member of Kwikbit Inc, a telecom network company. Mr. Eibensteiner also serves on the board of Reprise Biomedical. His past investment activities included: co-founder of Diametrics Medical, Inc., a manufacturer of blood gas diagnostic systems; a principal investor and Board member of OnHealth Network Company, a web-based publisher of health and wellness information which was later merged with WebMD; principal investor and Board member of BigCharts, Inc., a provider of financial internet content until its sale to Dow Jones/MarketWatch.com in June 1999; Chairman of the Board of Prodea Software Corporation, a data-warehousing software company, until its sale to Platinum Technology, Inc.; and principal investor and Board of Director member of Travanti Pharma Inc, a specialty drug delivery firm, until its sale to Teikoku Pharmaceutical in May of 2009. Mr. Eibensteiner also served as a member of the Board of Stellant Software (Nasdaq: STEL) from 1996 until 2001. In 1983, Mr. Eibensteiner co-founded Arden Medical Systems and served as its Chief Financial Officer until its sale to Johnson & Johnson in 1987. Mr. Eibensteiner holds a B.S. in Political Science from the University of Minnesota.
John Erb.   Mr. Erb has served on our Board since April of 2017. Mr. Erb is currently Chairman of the Board for CHF Solutions Inc., a global medical device company involved in the treatment of heart failure, and has been in that role since 2016. He also currently serves as Chairman of the Board of Directors for Osprey Medical, a public ASX company. Mr. Erb is co-founder of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease. Previously, Mr. Erb served as Chairman of the Board of Directors for Vascular Solution, Inc., a public NASDAQ company, (acquired by Teleflex Incorporated), and was a board member for CryoCath Technologies (acquired by Medtronic in 2008) and SenoRx, Inc. (acquired by CR Bard in 2010). From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions, Inc., a medical device company focused on the treatment of congestive heart failure. CHF Solutions, Inc. was acquired by Gambro. From 1997 through 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents. IntraTherapeutics, Inc. was acquired by Sulzer Medica. Other previous executive experience includes Vice President of Operations for Schneider Worldwide, a division of Pfizer, Inc.; ten years with Johnson & Johnson’s Iolab Division; and the start of his career with American Hospital Supply Corporation. Mr. Erb has a B.S. in Business Administration from California State University, Fullerton.
Mahesh Krishnan, MD, MPH, MBA, FASN.   Mr. Krishnan has served on our Board since March of 2020. Mr. Krishnan is the clinical lead for DaVita Venture Group and focuses on establishing strategic partnerships with industry leaders, while remaining active in DaVita’s R&D efforts. Prior to taking on this role, he served as DaVita’s first international Chief Medical Officer and Group Vice President of

Research and Development from 2015 to 2019. Before DaVita, Mr. Krishnan served as medical director for Epogen® at Amgen, and practiced nephrology in northern Virginia for nearly five years. He earned his M.D. from Jefferson Medical College at Thomas Jefferson University. He also holds an M.P.H. from Johns Hopkins University and an M.B.A. from the Johns Hopkins Carey School of Business.
Mark Wagner.   Mr. Wagner has served on our Board since April of 2017. Mr. Wagner currently is a member of the board of directors for Miromatrix, and Sonex Health, a company that has developed innovation technology to treat hand disorders, and the Chairman of Zipnosis Inc., a Healthcare Information Technology company involved in bringing the latest advances in Telemedicine. Previously Mr. Wagner served as President and CEO of Minnesota-based Celleration, a company commercializing therapeutic ultrasound platform for the treatment of acute and chronic wounds, until its acquisition by Alliqua in May 2015. Prior to Celleration, Mr. Wagner co-founded and served as board chairman for Orasi Medical, a University of Minnesota spinout that developed diagnostic tools for neurological diseases. Mr. Wagner has served as President and CEO for both Reshape Medical and ProVation Medical, and as Chairman and CEO of Survivalink. Mr. Wagner’s experience also includes a number of executive leadership positions at Nellcor Puritan Bennett. Mr. Wagner began his career at GE Healthcare where he worked in marketing, business development and finance. Mr. Wagner has served on the boards of director for 14 Life Sciences companies. In addition to completing executive leadership and corporate training programs, Mr. Wagner earned a Bachelor of Science in Business Administration from the University of Southern California.
Board Composition and Election of Directors
Our board of directors is currently composed of six members. In accordance with our amended and restated certificate of incorporation, which will be filed immediately prior to the completion of this offering, our directors will be divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, our directors will be elected to succeed the class of directors whose terms have expired. Our current directors will be divided among the three classes as follows:
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the Class I directors will consist of                 ,                 and                 , and their terms will expire at the annual meeting of stockholders to be held in 2021;

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the Class II directors will consist of                 ,                 and                 , and their terms will expire at the annual meeting of stockholders to be held in 2022; and

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the Class III directors will consist of                 ,                 and                 , and their terms will expire at the annual meeting of stockholders to be held in 2023.

The classification of our board of directors, together with the ability of the stockholders to remove our directors only for cause and the inability of stockholders to call special meetings, may have the effect of delaying or preventing a change in control or management. See “Description of Capital Stock — Anti-Takeover Provisions of Delaware Law and our Charter Documents” for a discussion of other anti-takeover provisions that are included in our amended and restated certificate of incorporation.
Director Independence
Under the Nasdaq Marketplace Rules, or the Nasdaq Listing Rules, each committee of our board of directors must be comprised of at least one independent member at the time of listing, a majority of independent directors no later than 90 days after such date and solely independent directors within one year after such date.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director, our board of directors has determined that none of our directors, with the exception of Jeff Ross, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent under applicable Nasdaq rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Director Compensation
Upon completion of this offering, directors who are also full-time officers or employees of our company will receive no additional compensation for serving as directors, and directors who are not full-time officers or employees of our company, or non-employee directors, will receive compensation, if any, pursuant to a compensation policy we expect to implement for our non-employee directors.
Board Committees
Audit Committee
Our audit committee consists of                 . Our board of directors has determined that each of such directors are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, or the Exchange Act. The chair of our audit committee is                 . Our board of directors has determined that                 is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:
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selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

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ensuring the independence of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

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considering the adequacy of our internal controls and internal audit function;

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monitoring compliance with the code of business and conduct and ethics for financial management;

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reviewing material related party transactions or those that require disclosure; and

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approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules of the Securities and Exchange Commission, or the SEC, and the Nasdaq Listing Rules.
Compensation Committee
Our compensation committee consists of                 . Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq Listing Rules. The chair of our compensation committee is                 . The compensation committee is responsible for, among other things:
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reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

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reviewing and recommending to our board of directors the compensation of our directors;

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administering our stock and equity incentive plans;

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reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

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reviewing our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of                 . The chair of our nominating and corporate governance committee is                 . Each member of the nominating and corporate governance committee meets the requirements for independence under the current Nasdaq Listing Rules. The nominating and corporate governance committee is responsible for, among other things:
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identifying and recommending candidates for membership on our board of directors;

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reviewing and recommending our corporate governance guidelines and policies;

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reviewing proposed waivers of the code of conduct for directors and executive officers;

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overseeing the process of evaluating the performance of our board of directors; and

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assisting our board of directors on corporate governance matters.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation committee.
Code of Business Conduct and Ethics
In connection with this offering, our board of directors will adopt a written code of business conduct and ethics that will apply to all of our directors, officers and employees. The code of business conduct and ethics will cover fundamental ethics and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. Our code of business conduct and ethics will be posted on the investor relations section of our website at www.miromatrix.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.
Limitations on Liability and Indemnification Matters
Our amended and restated certificate of incorporation, which will be effective immediately prior to the completion of this offering, and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, limits our directors’ liability, and may indemnify our directors and officers to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:
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transaction from which the director derives an improper personal benefit;

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act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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unlawful payment of dividends or redemption of shares; or

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breach of a director’s duty of loyalty to the corporation or its stockholders.

The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses, including attorneys’ fees and disbursements, in advance of the final disposition of the proceeding.
We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
The following table sets forth summary compensation information for our “named executive officers” for the year ended December 31, 2020, which consists of our principal executive officer and our two other most highly compensated executive officers. The following table includes all compensation earned by the named executive officers for such period, regardless of whether such amounts were actually paid during the period:
Name and Position	Fiscal Years	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeff Ross	2020	300,989	—	—	22,500	—	323,489
Chief Executive Officer
Brian Niebur	2020	162,637	—	—	16,177	—	178,814
Chief Financial Officer
Laji Kattungal(1)	2020	110,735	—	77,275(2)	10,000		198,010
Vice President of Quality

(1)
Mr. Kattungal’s employment began on July 16, 2020.

(2)
Amount represents the grant date fair value of the stock option award granted to Mr. Kattungal on July 16, 2020, in connection with his commencement of employment with us, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 6 to the audited financial statements included in this prospectus. Note that the amounts reported in this column reflects the accounting cost for these stock-based awards and does not correspond to the actual economic value that may be received by the Named Executive Officer for these awards.

Employment Agreements
We have entered into an employment agreement with our chief executive officer, the key terms of which are described below. The following is a summary of the material terms of the agreement. For complete terms, please see the agreement attached as an exhibit to the registration statement of which this prospectus forms a part.
Mr. Ross, Mr. Niebur and Mr. Kattungal
Mr. Ross’s employment agreement recently terminated and we have not entered into employment agreements with Mr. Niebur or Mr. Kattungal.
Annual Bonus Plan
The Company maintains an annual bonus plan under which our Named Executive Officers, together with other executives and key employees of the Company, are eligible to earn an annual bonus based on the level of achievement of corporate objectives, individual objectives, or a combination of the two. For 2020, our CEO’s bonus was determined entirely based on the level of achievement of corporate objectives, while for Mr. Niebur and Mr. Kattungal, the bonus was determined based on a combination of corporate and individual objectives. The Company’s primary focus for 2020 related to key objectives and milestones with respect to the development and testing of select protocols and products. Based on the Compensation Committee’s assessment of 2020 performance, each of our Named Executive Officers received a cash incentive payment in the amount disclosed in the Summary Compensation Table in respect of 2020 performance.

Outstanding Equity Awards at December 31, 2020
The following table shows outstanding option awards held by the named executive officers as of December 31, 2020.
Option awards(1)
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Jeff Ross	33,750 35,438 37,500 41,250 43,750 33,688 39,375 75,000 34,357	25,000(2) 34,357(3)		0.10 1.25 1.25 3.75 3.75 3.75 3.75 3.75 3.75	6/20/21 3/23/22 12/7/22 3/1/24 1/16/25 1/1/26 2/22/27 3/3/27 5/30/28
Brian Niebur	50,000 30,000 31,873	31,874(3)		3.75 3.75 3.75	1/1/26 2/22/27 5/30/28
Laji Kattungal		80,000(4)		3.75	7/16/30

(1)
All of the stock options listed in this table were granted under either our 2019 Stock Incentive Plan or our 2010 Stock Incentive Plan and are options to purchase our common stock, par value $0.00001 per share.

(2)
Option grant vests in four equal installments on each of the first four anniversaries of the date of grant (March 3, 2017), subject to the executive’s continued employment with the Company. As of 12/31/20, the first three installments of the option vested and the remaining unvested installment vested on March 1, 2021.

(3)
Option grant vests in four equal installments on each of the first four anniversaries of the date of grant (May 30, 2018), subject to the executive’s continued employment with the Company. As of 12/31/20, the first two installments of the option had vested.

(4)
Option grant vests in four equal installments on each of the first four anniversaries of the date of grant (July 16, 2020), subject to the executive’s continued employment with the Company.

2021 Equity Incentive Plan
On April 28, 2021, the Board, at the recommendation of its Compensation Committee, approved the Miromatrix Medical Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The purpose of the 2021 Plan is to assist the Company in attracting, retaining, motivating and rewarding key employees, officers, directors, and consultants of the Company and its affiliates, promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The 2021 Plan was approved by our stockholders on May 20, 2021, and became effective upon its approval by our stockholders. Upon the effectiveness of the 2021 Plan, no new awards may be granted under the 2019 Plan, which is described below.
The following summarizes the material features of the 2021 Plan. This summary is qualified in its entirety by reference to the full text of the 2021 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Administration
The 2021 Plan will be administered by the Board or a committee authorized by the Board to administer the 2019 Plan (the “Committee”). To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2021 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the Board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors.
The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, the terms and conditions of the awards and the manner in which the awards are paid or settled. The Committee may also (i) adopt sub-plans or special provisions applicable to awards, (ii) cancel or suspend an award, accelerate the vesting or extend the exercise period of any award, or otherwise amend the terms and conditions of outstanding awards to the extent permitted under the 2021 Plan, (iii) establish, modify or rescind rules to administer the 2021 Plan, interpret the 2021 Plan and any related award agreement, reconcile any inconsistency, correct any defect or supply any omission in the 2021 Plan, (iv) grant substitute awards under the 2021 Plan, and (v) require or permit the deferral of the settlement of an award and establish the terms and conditions of any such deferral. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant whose rights would be materially adversely impaired by such an amendment must consent to it.
Subject to certain limits in the 2021 Plan, the Committee may also establish sub-plans or modify the terms of awards under the 2021 Plan with respect to participants who reside outside of the United States or are employed by a non-U.S. subsidiary in order to comply with local legal requirements or otherwise meet the objectives of the 2021 Plan.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2021 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our stockholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”
Available Shares and Share Limits
The number of shares of common stock that may be the subject of awards issued under the 2021 Plan is 1,000,000. In addition, shares of common stock that would have otherwise been available under our 2019 Plan will increase the number of shares of common stock available for issuance under our 2021 Plan. Shares of common stock subject to outstanding awards under the 2019 Plan that would otherwise return to the share reserve of the 2019 Plan upon expiration, forfeiture, retention by the Company to satisfy any exercise price or any tax withholding, repurchase by the Company at their original purchase price or settlement in cash of awards outstanding under the 2019 Plan may be added to the number of shares of common stock available for issuance under the 2021 Plan. As of April 29, 2021, 559,500 shares of common stock were available for ssuance under our 2019 Plan, and 435,500 shares of common stock were subject to awards outstanding under our 2019 Plan.
The number of shares of common stock reserved for issuance under our 2021 Plan will automatically increase on the first day of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 4.5% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, (b) 600,000 shares of Common Stock, or (c) such lesser number of shares as determined by the Board.
The aggregate value of awards granted under the 2021 Plan to a non-employee director in any calendar year, solely with respect to his or her service on the Board, may not exceed $500,000,

determined based on the aggregate fair market value of such awards as of the date of grant. In addition, the aggregate value of awards granted under the 2021 Plan to any non-employee director in connection with their initial appointment to the Board (excluding awards described in the preceding sentence for regular service on the Board) may not exceed $500,000, determined based on the aggregate fair market value of such awards as of the date of grant.
Eligible Participants
Employees of, and consultants and advisors to, our company or any subsidiary, as well as all non-employee directors of our company, will be eligible to receive awards under the 2021 Plan. As of April 29, 2021, there were approximately 37 employees, 5 non-employee directors, and 6 consultants and advisors who would be eligible to participate in the 2021 Plan.
Share Adjustment Provisions
If certain transactions with our stockholders occur that cause the per share value of common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitaalizations, the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2021 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2021 Plan. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2021 Plan, the Committee will make such adjustments as it may deem equitable.
Types of Awards
The 2021 Plan permits us to award stock options, stock appreciation rights or “SARs”, restricted stock awards, stock unit awards, and other stock-based awards to eligible recipients. These types of awards are described in more detail below.
Options.   Employees of our company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (the “Code”), and any eligible recipient may be awarded options to purchase Common Stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2021 Plan as of any date means, if the shares of common stock are readily tradable on an established securities market, then fair market value will be the closing sales price for a share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of shares occurred on that date, on the next preceding date on which a sale of shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable. If the shares of common stock are not readily tradable on an established securities market, then fair market value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Section 409A of the Code.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding shares otherwise issuable to the participant upon exercise of the option or by delivery to the Company of shares (by actual delivery or attestation) already owned by the participant (in either case, such shares having a fair market value as of the date the option is exercised equal to the purchase price of the shares being purchased).
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2021 Plan is 1,000,000, subject to adjustment for changes in our corporate structure or shares, as described above.
Stock Appreciation Rights.   A SAR award provides the right to receive a payment from us, in the form of shares of common stock, cash or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2021 Plan, as may be determined by the Committee. The Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.
The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no SAR award may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award.
Restricted Stock Awards.   A restricted stock award is an award of common stock that vests at such times and in such installments as may be determined by the Committee. Until an award vests, the shares subject to the award are subject to restrictions and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, us or a subsidiary of ours for a certain period or that we, or any of our subsidiaries or business units or the participant satisfy specified performance criteria.
Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.
Stock Unit Awards.   A stock unit award is a right to receive the fair market value of a specified number of shares of common stock, payable in cash, shares, or a combination of both, that vests at such times and in such installments as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2021 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.
Other Stock-Based Awards.   The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of common stock under the 2021 Plan. The Committee has discretion in determining the terms and conditions of such awards.
Term of the 2021 Plan
Unless terminated earlier, the 2021 Plan will terminate on the tenth anniversary of its effective date. Awards outstanding under the 2021 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2021 Plan unless otherwise provided in the applicable agreements. The Board may suspend or terminate the 2021 Plan at any time.
Amendment of the Plan
The Board may amend the 2021 Plan from time to time, but no amendments to the 2021 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations or stock exchange rules, including stockholder approval for any amendment that seeks to modify the prohibition on underwater option or SAR re-pricing discussed above. Termination, suspension or amendment of the 2021 Plan will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.
Transferability of Awards
In general, no right or interest in any award under the 2021 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.
Change in Control
If a change in control of our company occurs, the Board or the Committee may, in its discretion, provide for one or more of the following with respect to awards under the 2021 Plan: (i) the continuation, assumption or replacement of outstanding awards; (ii) the acceleration of vesting and exercisability of outstanding awards; (iii) the cancellation of unvested and unexercised awards; or (iv) the cancellation of awards in exchange for payment to participants in cash equal the difference, if any, between the fair market value of the consideration that would be received in the change of control transaction for the number of shares subject to the award and the aggregate exercise price (if any) of the shares subject to the award.
For these purposes, a “change in control” generally occurs if:
(i)
any person becomes after the effective date of the 2021 Plan the “beneficial owner” of:

(A)
20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding equity securities ordinarily having the right to vote in matters submitted to a vote of the Company’s stockholders, unless the transaction resulting in such ownership has been approved in advance by the continuing directors; or

(B)
50% or more of the combined voting power of the Company’s outstanding equity securities ordinarily having the right to vote in matters submitted to a vote of the Company’s stockholders (regardless of any approval by the continuing directors); or

(ii)
there is a merger or consolidation to which the Company is a party if the Company’s stockholders immediately prior to effective date of such merger or consolidation have “beneficial ownership” immediately following the effective date of such merger or consolidation, of securities of the surviving entity representing:

(A)
50% or more, but less than 80%, of the combined voting power of the surviving entity’s then-outstanding securities ordinarily having the right to vote in matters submitted to a vote of the owners of such entity, unless such merger or consolidation has been approved in advance by the continuing directors; or

(B)
less than 50% of the combined voting power of the surviving entity’s then-outstanding securities ordinarily having the right to vote in matters submitted to a vote of the owners of such entity (regardless of any approval by the continuing directors); or

(iii)
there is a sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; or

(iv)
there is a consummation of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, any transaction that is fundamentally a financing transaction, as determined in good faith by the Board, shall not be deemed a change of control for the purposes of the

2021 Plan. In addition, if any repurchase or other acquisition by the Company of its outstanding equity securities causes any person to become the beneficial owner of the combined voting power of the Company’s outstanding equity securities over the threshold amounts referenced in clauses i(A) and i(B) above, then no change of control will be deemed to have occurred for the purposes of the 2021 Plan.
Effect of Termination of Employment
The effect of a termination of a participant’s service on any outstanding awards granted under the 2021 Plan will be as provided in the applicable award agreement.
Deferral of Payouts
The Committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award under the 2021 Plan, and will prescribe the terms, conditions and procedures for such deferrals, which may include effecting a deferral in accordance with eligible deferred compensation plans. Shares to effect the settlement of any such deferral will be drawn from and charged against the 2021 Plan’s share reserve.
2019 Stock Incentive Plan
On July 25, 2019, our board of directors adopted our Miromatrix Medical Inc. 2019 Stock Incentive Plan (the “2019 Plan”), which became effective on such date. The purpose of the 2019 Plan is to attract and retain the best available personnel for positions of responsibility within the Company, to provide additional incentives to them to align their interests with those of the Company’s stockholders and to thereby promote the Company’s long-term business success. The following is a summary of the material terms of the 2019 Plan, but does not include all of the provisions of such plan. For further information about the 2019 Plan, we refer you to the complete text of the 2019 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part. Effective upon the adoption of our 2021 Plan, the Company will no longer grant awards under the 2019 Plan.
Administration
The 2019 Plan is administered by our board of directors or such committee as designated by our board of directors ( the “Committee”). The Committee has complete authority to determine all provisions of the awards granted under the 2019 Plan (as consistent with the terms of the Plan), to interpret the 2019 Plan and to make any other determination which it believes necessary and advisable for the proper administration of the 2019 Plan. The Committee’s decisions on matters relating to the 2019 Plan will be final and binding on all parties with an interest therein.
Available Shares
The aggregate number of shares of our common stock which may be issued or transferred pursuant to awards granted under the 2019 Plan may not exceed 1,000,000 shares.
In general, if awards granted under the 2019 Stock Incentive Plan expire or are forfeited, cancelled, settled for cash, surrendered pursuant to an exchange program or otherwise are settled in a manner that does not result in the issuance of all or a portion of the shares subject to the award, then to the extent of such forfeiture, cancellation, cash settlement, surrender or non-issuance, the 2019 Plan provided that such shares would again become available for awards under the 2019 Plan. In the event that any award is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company in payment of the applicable exercise price, or any tax withholding obligation arising from an award are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the 2019 Plan provided that the shares so tendered or withheld would again become available for awards under the 2019 Stock Incentive Plan. As described above in the summary of the 2021 Plan, following the adoption of our 2021 Plan, any shares of our common stock that would otherwise become available for issuance under the 2019 Plan will instead become available for issuance under the 2021 Plan.
Eligibility for Participation
The persons eligible to receive awards under the 2019 Plan were our employees, non-employee directors and any consultant or advisor who is a natural person and who provides services to the

Company and its affiliates (other than in connection with a capital-raising transaction or promoting or maintaining a market in Company securities, in each case, as selected by the Committee.
Types of Awards
Under the 2019 Plan, the Committee was authorized to grant nonqualified stock options, that is, options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, to purchase shares of our common stock, “incentive stock options,” stock appreciation rights, restricted stock awards, stock unit awards and other stock-based awards. Awards granted under the 2019 Plan could be issued subject to service-based vesting requirements, time-based vesting requirements and a combination of service-based and time-based vesting requirements.
Stockholder Rights
Except as otherwise expressly specified in the 2019 Plan or in a grant agreement, no participant will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2019 Plan until the date a participant becomes the registered owner of such shares of common stock.
Amendment and Termination
The board of directors may at any time terminate, suspend or amend the 2019 Plan. No termination, suspension or amendment of the 2019 Plan may materially impair the rights of any participant under a previously granted award without the participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.
Change in Control
In the event of a change in control of the Company, the surviving or successor entity may continue, assume or replace awards outstanding as of the change in control. For purposes of the 2019 Plan, an award will be considered assumed or replaced if, in connection with the change in control, the contractual obligations represented by the award are expressly assumed by the surviving or successor entity (or its parent), with appropriate adjustments to reflect the transaction, or the participant has received a comparable equity-based award that preserves the intrinsic value of the award exiting at the time of the change in control and contains terms and conditions that are substantially similar to those of the award. Following a change in control, a participant’s outstanding awards will vest if the participant experiences an involuntary termination of employment other than for cause within the first year following the change in control.
If there is a change in control of the Company and the acquiring entity or successor to the Company does not assume the outstanding awards or replace them with substantially equivalent awards, then, unless otherwise determined by the Committee or set forth in an individual’s grant agreement, all outstanding options and stock appreciation rights will vest, and the restrictions on all restricted stock awards and restricted stock units will lapse. The Committee also have authority to provide for the cash-out and cancellation of awards that are not continued, assumed or replaced in the event of a change in control
Transferability
Awards granted under the 2019 Plan are generally nontransferable (other than by will or the laws of descent and distribution).
2010 Stock Incentive Plan
On February 26, 2010, our board of directors adopted our Miromatrix Medical Inc. 2010 Stock Incentive Plan the “2010 Plan”). The purpose of the 2010 Plan is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees, directors, officers and consultants. The following is a summary of the material terms of the 2010 Plan, but does not include all of the provisions of such plan. For further information about the 2010 Plan, we refer you to the complete text of the 2010 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part. No additional awards may be issued under the 2010 plan.
Administration
The 2010 Plan is administered by our board of directors or such committee as designated by our board of directors (we’ll refer to the body administering the 2010 Plan as the “Committee”). Among the Committee’s powers under the 2010 Plan are the power to determine those persons who will be granted awards and the amount, type and other terms and conditions of awards. The Committee has complete authority to determine all provisions of the awards granted under the 2010 Plan (as consistent with the terms of the Plan), to interpret the 2010 Plan and to make any other determination which it believes necessary and advisable for the proper administration of the 2010 Plan. The Committee’s decisions on matters relating to the 2010 Plan will be final and conclusive on the participants and the Company.
Available Shares
The aggregate number of shares of our common stock which may be issued or transferred pursuant to awards granted under the 2010 Plan may not exceed 375,000 shares.
In general, if awards granted under the 2010 Plan expire or are forfeited, cancelled or terminated without the issuance of shares of our common stock, the shares covered by such awards would remain or become available for issuance under the 2010 Plan provided that Plan.
Eligibility for Participation
The persons eligible to receive awards under the 2010 Stock Incentive Plan are our employees, directors and consultants, advisors and other independent contractors and those of our subsidiaries selected by the Committee.
Types of Awards
Under the 2010 Plan, the Committee was authorized to grant nonqualified stock options, “incentive stock options,” within the meaning of Section 422 of the Code, stock appreciation rights, stock awards and restricted stock awards and performance-share awards.
Stockholder Rights
Except as otherwise expressly specified in the 2010 Plan or in a grant agreement, no participant will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2010 Plan until the date a participant becomes the registered owner of such shares of common stock.
Amendment and Termination
Notwithstanding any other provision of the 2010 Plan, our board of directors may, in its sole discretion, amend, suspend or discontinue the 2010 Plan at any time.
Change in Control
If there is a change in control of the Company and the acquiring entity or successor to the Company does not assume the outstanding awards or replace them with substantially equivalent awards, then, unless otherwise determined by the Committee or set forth in an individual’s grant agreement, all outstanding options and stock appreciation rights will vest, the restrictions on all shares of restricted stock will lapse and all performance objectives related to performance shares will be deemed met. The Committee also has authority to provide for the cash-out and cancellation of outstanding options in the event of a change in control
Transferability
Awards granted under the 2010 Plan are generally nontransferable (other than by will or the laws of descent and distribution.

U.S. Federal Income Tax Consequences of the 2021 Plan, the 2019 Plan and the 2010 Plan
The following is a summary of the principal United States federal income tax consequences to our company and to participants subject to U.S. taxation with respect to awards granted under the 2021 Plan, 2019 Plan and 2010 Plan, based on current statutes, regulations and interpretations.
Non-qualified Stock Options
If a participant is granted a non-qualified stock option, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. Our company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.
Incentive Stock Options
If a participant is granted an incentive stock option, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and our company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.
Other Award
The current federal income tax consequences of other awards authorized under our equity incentive plans generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.
Section 162(m) of the Code
Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000.
Section 409A of the Code
The foregoing discussion of tax consequences of awards assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of

Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.
Employee Stock Purchase Plan
On April 28, 2021, the Board approved the adotion of the Miromatrix Medical Inc. Employee Stock Purchase Plan (the “ESPP”). The ESPP was approved by our stockholders on May 20, 2021, and will become effective on the effective date of the Company’s registration statement on Form S-1 for the initial public offering of its common stock. The ESPP will offer eligible employees the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of common stock at a discount from the then-current market price.
The following summarizes the material features of the ESPP, but does not include all of the provisions of the ESPP. For further information about the ESPP Plan, we refer you to the complete text of the ESPP, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Administration
The ESPP will be administered by the Committee. The Committee has full authority to adopt rules and procedures to administer the ESPP, to interpret the provisions of the ESPP, to determine the terms and conditions of offerings under the ESPP, to designate which of our subsidiaries may participate in the ESPP, and to adopt rules, procedures and sub-plans to permit employees of our foreign subsidiaries to participate in the ESPP on a basis not intended to comply with Code Section 423. All costs and expenses incurred in ESPP administration are paid by the Company.
Available Shares
The maximum number of shares that may be sold by the Company under the ESPP will be 300,000 shares, plus an automatic annual increase in such amount on January 1 of each year beginning in 2022 and ending on (and including) January 1, 2030 equal to the lesser of: (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year, or (ii) 200,000 shares, unless the Board determines that any annual increase shall be for a number of shares that is less than the number of shares determined by the application of clauses (i) and (ii). If the purchases by all participants in an offering period would otherwise cause the aggregate number of shares to be sold under the ESPP to exceed the then-applicable available shares under the ESPP, each participant in that offering period shall be allocated a ratable portion of the remaining number of shares which may be sold under the ESPP.
Eligibility and Participation
The Company expects that any individual employed by the Company or any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the ESPP) who is customarily expected to work at least 20 hours per week is eligible to participate in the ESPP. As of April 29, 2021, we estimate that approximately 37 employees, including our 3 executive officers, were eligible to participate in the ESPP.
Eligible employees will be able to enroll in the ESPP and begin participating at the start of any purchase period.
Purchase Periods and Purchase Dates
Shares of common stock will be offered under the ESPP through a series of offerings, each of which consists of offering periods of such duration (up to 27 months, or such longer period as may be permitted under Section 423 of the Code) as the Committee may prescribe. We currently expect that our shares will be offered under the ESPP through a series of successive six-month purchase periods that will commence on the first day of January and July each year. Purchases under the ESPP will occur on the last trading day of June and December each year.

Purchase Price
The purchase price of common stock acquired on each purchase date will be no less than 85% of the lower of (i) the closing market price per share of common stock on the first day of the applicable purchase period or (ii) the closing market price per share of common stock on the purchase date at the end of the applicable six-month purchase period.
Payroll Deductions and Stock Purchases
Each participant may authorize periodic payroll deductions in any multiple of 1% of his or her eligible earnings each purchase period (up to a maximum of 15% of eligible compensation each purchase period, or such other maximum as the Committee may determine from time to time). The accumulated deductions will automatically be applied on each purchase date to the purchase of shares of common stock at the purchase price in effect for that purchase date. For purposes of the ESPP, eligible compensation generally includes the total cash compensation (including wages, salary, commission, bonus, and overtime earnings) paid by the Company or any affiliate to a participant in accordance with the participant’s terms of employment, but excludes employer contributions to a 401(k) or other retirement plan, any expense reimbursements or allowances, or any income (whether paid in shares or cash) realized by the participant as a result of participation in any equity-based compensation plan of the Company or any affiliate.
Special Limitations
The ESPP imposes certain limitations upon a participant’s right to acquire common stock, including the following:
•
Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries.

•
A participant may not be granted rights to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

•
No participant may purchase more than 5,000 shares of common stock on any one purchase date.

Termination or Modification of Purchase Rights
A participant may withdraw from the ESPP at any time, and his or her accumulated payroll deductions will be promptly refunded. A participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock.
Special Provisions Applicable to Employees of Foreign Subsidiaries
The ESPP authorizes the Committee to adopt rules, procedures or subplans relating to the operation and administration of the ESPP to accommodate the specific requirements of local laws and procedures outside the United States.
Stockholder Rights
No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf through the ESPP.
Transferability
No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.
Corporate Transactions
If the Company is acquired by merger or through the sale of all or substantially all its assets, the Board may provide that (i) each right to acquire shares on any purchase date scheduled to occur after the date of the consummation of the acquisition transaction shall be continued or assumed or an equivalent right shall be substituted by the surviving or successor corporation or its parent or subsidiary; (ii) the ESPP shall be terminated; or (iii) the purchase period then in progress shall be shortened by setting a new purchase date.
Share Proration
Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular purchase date exceed the number of shares remaining available for issuance under the ESPP at that time, then the Committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant not used to purchase shares will be refunded.
Amendment and Termination
The ESPP may be terminated at any time by the Board, and will terminate upon the date on which all shares remaining available for issuance under the ESPP are sold pursuant to exercised purchase rights. The Board may at any time amend or suspend the ESPP. However, the Board may not, without stockholder approval, amend the ESPP to (i) increase the number of shares issuable under the ESPP or increase the rate of automatic annual increase in the number of shares reserved under the ESPP, or (ii) effect any other change in the ESPP that would require stockholder approval under applicable law or to maintain compliance with Code Section 423.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to participation in the ESPP. This summary assumes the ESPP qualifies as an “employee stock purchase plan” within the meaning of Code Section 423, is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.
Under a qualified Code Section 423 arrangement, no taxable income will be recognized by a participant, and no deductions will be allowed to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.
If a participant sells or otherwise disposes of the purchased shares within two years after the first day of the purchase period in which such shares were acquired, or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing market price of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.
If a participant sells or disposes of the purchased shares more than two years after the first day of the purchase period in which the shares were acquired and more than one year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the closing market price of the shares on the first day of the purchase period in which the shares were acquired. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.
If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the closing market price of the shares on the date of death exceeds the purchase price or (ii) 15% of the closing market price of the shares on the first day of the purchase period in which those shares were acquired.
Director Compensation
Our board of directors intends to adopt a non-management director compensation policy following the completion of this offering.
Director Compensation Table
The table below sets forth information for the fiscal year ended December 31, 2020 regarding the compensation awarded to, earned by or paid to our non-employee directors.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Paul Buckman	—	24,164	24,164
Ronald Eibensteiner	—	24,164	24,164
John Erb	—	24,164	24,164
Mark Wagner	—	24,164	24,164

(1)
Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in 2020 computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 6 to our audited consolidated financial statements included in this prospectus. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)
For the year ended December 31, 2020, Messrs. Buckman, Eibensteiner, Erb and Wagner each were granted options to purchase 25,000 shares of our common stock, respectively. No directors other than Messrs. Buckman, Eibensteiner, Erb and Wagner were granted equity awards for the year ended December 31, 2020.

(3)
These options have exercise prices equal to $3.75, which our board of directors has determined to be the fair value of our common stock on the date of grant, and vested monthly throughout 2020, subject to the director’s continuous service with us through the relevant vesting dates.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions or series of similar transactions, since the beginning of our last fiscal year, or currently proposed, to which we were a party or will be a party, in which:
•
the amounts involved exceeded $120,000; and

•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under the section titled “Executive and Director Compensation.”
Reprise
Reprise License Agreement
Concurrently with the spin-out of Reprise Biomedical Inc., or Reprise, in June of 2019, we entered into a patent and know-how license agreement with Reprise, or the Reprise License Agreement, which entitles us to a 6.5% royalty and a minimum annual royalty of $500,000 in connection with all sales of Miromesh and Miroderm products. On February 22, 2021, the Company and Reprise amended the Patent and Know-How License Agreement dated June 30, 2019. Under the original agreement Reprise was obligated to pay the Company a minimum of $500,000 per year in royalties. Reprise was to pay the difference between the total amounts actually paid to the Company for each year and the minimum sum of $500,000 (the “Difference”) within 30 days following the end of such year. The amendment allows Reprise to defer the payment of such Difference for each of calendar years 2020 and 2021 and such Difference added to the minimum sum required for calendar years 2022 and 2023, respectively. Reprise provided us with a payment of $250,000 during the year ended December 31, 2019 and a $47,000 payment during the year ended December 31, 2020 under the Reprise License Agreement. We also recorded a long-term receivable of $453,470 related to the minimum royalty due from Reprise for the year ended December 31, 2020, but due to the uncertainty regarding collectability, we fully reserved against the receivable.
We retained a minority ownership in Reprise, which was fully divested in March 2021. Ronald Ebensteiner who serves on our board of directors, also serves on the board of directors at Reprise.
Reprise Stock Sale
For the year ended December 31, 2020, we recognized a gain of $2.1 million related to the sale of 2.7 million shares in Reprise. As discussed above, certain of our directors and executive officers are Reprise stockholders and serve on the board at Reprise.
See Notes 3 and 14 to our financial statements appearing elsewhere in this prospectus for further details regarding our relationship with Reprise.
University of Minnesota Promissory Note
In January 2019, we issued the University of Minnesota a promissory note in the amount of $385,997 in satisfaction of our minimum royalty obligation under the University of Minnesota License Agreement for the year ended December 31, 2018. The note bears interest at 6% per annum and is due on January 31, 2025. In addition, we issued the University a 10-year warrant to purchase 20,587 shares of our common stock at an exercise price of $3.75 per share. Our license agreement with the University of Minnesota requires us to pay a flat 6.5% royalty to the University of Minnesota with a $500,000 yearly minimum royalty payment.
The University of Minnesota Regents is the beneficial owner of approximately 5.4% of our common stock as of May 21, 2021.

Cheshire Note
On March 6, 2020, we entered into a note and warrant purchase agreement (the “Cheshire Purchase Agreement”) with Cheshire MD Holdings, LLC (“Cheshire”), an affiliate of DaVita Inc., under which we received a bridge financing of $6,000,000. In connection with the Cheshire Purchase Agreement, we issued a $6,000,000 convertible promissory note (the “Cheshire Note”) to Cheshire and issued Cheshire a warrant to purchase up to $750,000 of shares of our preferred stock. The Cheshire Note is unsecured and has a maturity date of September 6, 2021. If we complete a preferred stock offering of at least $34,000,000 prior to the maturity date, the Cheshire Note and all accrued interest will automatically convert into preferred shares of such offering at the offering price. The Cheshire Note is also convertible at Cheshire’s option into an aggregate of        shares of our Series C Preferred Stock based on $      outstanding principal and accrued interest under the Cheshire Note as of            , 2021, that would be convertible into       shares of our common stock immediately prior to the completion of the offering based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. The number of shares of Series C Preferred Stock Cheshire will receive upon conversion of the Cheshire Note is calculated dividing the aggregate amount of principal and accrued interest outstanding under the Cheshire Note by $7.50, which is the lowest price paid for shares of Series C Preferred Stock in the Private Placement, and the number of shares of common stock Cheshire will receive upon conversion of these shares of Series C Preferred Stock into common stock is calculated by multiplying the assumed initial offering price by 80% and dividing such price by $     , which is the aggregate amount of principal and accrued interest on the Cheshire Note aggregate price as of June    , 2021. The Cheshire Note bore interest at 5% per annum through and until May 1, 2020, at which time the interest rate increased to 7%. The interest rate increased by an additional 2% on the first day of each subsequent month (beginning on June 1, 2020) prior to the maturity date, provided that the interest rate shall not exceed 20%. As of December 1, 2020, the interest rate reached the maximum of 20%. For each day subsequent to June   , 2021 the Cheshire Note is outstanding, the interest on the Cheshire Note increases by $     , increasing the number of shares of common stock issuable to Cheshire upon conversion of the Cheshire Note by      , based on an assumed initial offering price of $      per share, which is the midpoint of the price range shown on the cover page of this prospectus. A $1.00 increase in the assumed initial public offering price would decrease the number of shares of common stock Cheshire would receive by      and a $1.00 decrease in the assumed initial public offering price would increase the number of shares of common stock Cheshire would receive by     , assuming a closing date for this offering of June    , 2021.
Under the Cheshire Purchase Agreement, as long as the Cheshire Note remains outstanding, the Company is required to issue to Cheshire additional warrants, on the first date of each month beginning on May 1, 2020, to purchase up to $75,000 of shares of our preferred stock. As of June 1, 2021, Cheshire holds warrants to purchase up to $1,800,000 of shares of our preferred stock. Pursuant to the terms of the Cheshire Warrants, in the event Cheshire converts the Cheshire Note into shares of Series C Preferred Stock, the Cheshire Warrants become exercisable for shares of Series C Preferred Stock. In connection with the closing of this offering, the shares of Series C Preferred Stock issuable upon exercise of the Cheshire Warrants would convert into shares of common stock calculated by multiplying the assumed initial offering price by 80% and dividing such price by $     , which is the face amount of the Cheshire Warrants as of June    , 2021. In the event this offering is not completed by July 1, 2021, we would issue Cheshire an additional warrant with a face value of $75,000, thereby increasing the number of shares of common stock ultimately issuable upon exercise of the Cheshire Warrants by      , based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. A $1.00 increase in the assumed initial public offering price would decrease the number of shares of common stock Cheshire would receive upon exercise of the Cheshire Warrants, assuming the closing of this offering on or before June 30, 2021, by     and a $1.00 decrease in the assumed initial public offering price would increase the number of shares of common stock Cheshire would receive upon exercise of the Cheshire Warrants by         , assuming the closing of this offering on or before June 30, 2021. In the event the Cheshire Warrants become exercisable, they would have an exercise price of $7.50 per share of Series C Preferred Stock. Because the Cheshire Warrants expire if they are not exercised prior to closing, they cannot be exercised for common stock, however, the Series C Preferred Stock that Cheshire would receive upon exercise prior to closing will convert into common stock immediately prior to closing as set forth in the formula described above.
Cheshire MD Holdings, LLC is the beneficial owner of approximately 14.5% of our common stock as of May 21, 2021.
Baxter
In May of 2021, we entered into a stock purchase agreement with Baxter Healthcare Corporation, an affiliate of Baxter International Inc. (“Baxter”), under which we sold an aggregate of 2,000,000 shares of Series C Convertible Preferred Stock to Baxter, at a price per share of $7.50, for an aggregate purchase price, before fees and expenses, of $15.0 million.
Baxter is the beneficial owner of approximately 15.0% of our common stock as of May 21, 2021.
CareDx
In May of 2021, we entered into a stock purchase agreement with CareDx, Inc. (“CareDx”), under which we sold an aggregate of 666,667 shares of Series C Convertible Preferred Stock to Baxter, at a price per share of $7.50, for an aggregate purchase price, before fees and expenses, of $5.0 million.
In May of 2021, we entered into a memorandum of understanding (“MoU”) with CareDx relating to (i) the development of a formal collaboration agreement and (ii) whereby we are obligated to source our requirements for donor-derived cell-free DNA, services and related technology from CareDx for a period of five years from the effective date of the agreement.
CareDx is the beneficial owner of approximately 5.0% of our common stock as of May 21, 2021.
Other Transactions
We have entered into an employment agreement with our chief executive officer that, among other things, provide for compensatory benefits. For a description of this agreements and arrangements with our chief executive officer, see the section titled “Executive and Director Compensation — Executive Officer Employment Agreements.”
We have also granted stock options to our executive officers and directors. For a description of these stock options, see the section titled “Executive and Director Compensation.”
Indemnification Agreements
We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. For more information regarding these indemnification agreements, see “Management — Limitations on Liability and Indemnification Matters.”
Policies and Procedures for Related Party Transactions
Our board of directors will adopt a written related party transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review and approval or ratification of related-party transactions. This policy will cover any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, who will be tasked with enforcing such policy, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. In reviewing and approving any such related party transactions, our audit committee will be tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.
All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy. However, these transactions were reviewed and approved by our board of directors.

PRINCIPAL STOCKHOLDERS
The following table sets forth the beneficial ownership of our common stock as of May 21, 2021 and as adjusted to reflect the sale of the common stock offered by us in this offering, for:
•
each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of May 21, 2021. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The percentage ownership information under the column titled “Before Offering” is based on shares of common stock outstanding as of May 21, 2021 and includes shares of common stock subject to repurchase by us, assuming the automatic conversion of all our preferred stock outstanding into an aggregate of shares of our common stock immediately prior to the completion of this offering. The percentage ownership information under the column titled “After Offering” is based on the sale of shares of common stock in this offering (assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus). The percentage ownership information assumes no exercise of (i) the underwriter’s option to purchase additional shares or (ii) the warrants to purchase shares of our common stock at an exercise price per share equal to 110% of the initial public offering price per share or $      ,based on an assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, that will be issued to the underwriter in connection with this offering.
Except as otherwise indicated in the footnotes to this table the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, and the address for each person or entity listed in the table is c/o Miromatrix Medical Inc., 10399 West 70th Street Eden Prairie, MN 55344.
	Before Offering		After Offering
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders:
Baxter Healthcare Corporation(1)	2,000,000	15.0%
Cheshire MD Holdings, LLC(2) an affiliate of DaVita, Inc.	2,105,756	14.5%
Robert Cohen(3)	1,490,000	10.6%
Regents of the University of Minnesota(4)	720,384	5.4%
Texas Heart Institute(5)	666,667	5.0%
CareDx, Inc.(6)	666,667	5.0%
Directors and Named Executive Officers:
Jeff Ross(7)	607,865	4.4%
Brian Niebur(8)	150,415	1.1%
Laji Kattungal(9)	80,000	*
Paul Buckman(10)	196,750	1.5%
Ronald Eibensteiner(11)	577,269	4.2%
John Erb(12)	200,417	1.5%
Mahesh Krishnan	—	—
Mark Wagner(13)	197,084	1.5%
Directors and executive officers as (8 persons)	2,009,800	13.5%

*
Represents less than 1% of outstanding shares of common stock.

(1)
Consists of 2,000,000 shares of common stock issuable upon the conversion of Series C Preferred Stock, based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. The business address of Baxter Health Corporation is One Baxter Parkway, Deerfield, IL 60015.

(2)
Consists of (i) 933,334 shares of common stock issuable upon the conversion of Series B-2 Preferred Stock; (ii) 230,000 shares of common stock issuable upon the conversion of 230,000 shares of Series C preferred stock, which are issuable upon the exercise of warrants that are exercisable within 60 days of May 21, 2021, based on an assumed initial offering price of $    per share, which is the midpoint of the price range shown on the cover page of this prospectus; and (iii) 942,422 shares of common stock issuable upon the conversion of 942,422 shares of Series C preferred stock, which are issuable upon the conversion of the Cheshire Note, which is convertible within 60 days of May 21, 2021, based on an assumed initial offering price of $   per share, which is the midpoint of the price range shown on the cover page of this prospectus. The business address of Cheshire MD Holdings, LLC is 2000 16th St., Denver, CO 80202.

(3)
Consists of (i) 800,000 shares of common stock; and (ii) 690,000 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of May 21, 2021.

(4)
Consists of (i) 619,797 shares of common stock; and (ii) 100,587 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days of May 21, 2021. The business address of the Regents of the University of Minnesota is 600 McNamara Alumni Center S.E., 200 SE Oak St., Minneapolis, MN 55455.

(5)
Consists of 666,667 shares of common stock issuable upon the conversion of Series B Preferred Stock. The business address of the Texas Heart Institute is 6770 Bertner Ave., Houston, TX 77030.

(6)
Consists of 666,667 shares of common stock issuable upon the conversion of Series C Preferred Stock, based on an assumed initial offering price of $    per share, which is the midpoint of the price range shown on the cover page of this prospectus. The business address of CareDx, Inc. is 1 Tower Pl 9th floor, South San Francisco, CA 94080.

(7)
Consists of (i) 203,750 shares of common stock; (ii) 4,400 shares of common stock issuable upon the conversion of Series B Preferred Stock; and (iii) 399,715 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of May 21, 2021.

(8)
Consists of (i) 3,334 shares of common stock issuable upon the conversion of Series B Preferred Stock; (ii) 3,334 shares of common stock issuable upon the conversion of Series B-2 Preferred Stock; and (iii) 143,747 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of May 21, 2021 held in joint tenancy with his spouse.

(9)
Consists of 80,00 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of May 21, 2021.

(10)
Consists of (i) 3,000 shares of common stock issuable upon the conversion of Series B-2 Preferred Stock held by the Paul R. Buckman Revocable Trust; and (ii) 193,750 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of May 21, 2021.

(11)
Consists of (i) 59,769 shares of common stock issuable upon the conversion of Series A Preferred Stock; (ii) 20,000 shares of common stock issuable upon the conversion of Series B Preferred Stock held by Laurie Ebensteiner New Direction IRA Inc.; (iii) 120,000 shares of common stock issuable upon the conversion of Series B-2 Preferred Stock; (iv) 227,500 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of May 21, 2021; and (v) 150,000 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days of May 21, 2021.

(12)
Consists of (i) 6,667 shares of common stock issuable upon the conversion of Series B-2 Preferred Stock held by John Erb in joint tenancy with his spouse; and (ii) 193,750 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of May 21, 2021.

(13)
Consists of (i) 3,334 shares of common stock issuable upon the conversion of Series B-2 Preferred Stock; and (ii) 193,750 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of May 21, 2021.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, amended and restated bylaws and of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.
General
Upon the completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of                 authorized shares of capital stock, of which           are designated as common stock and           are designated as preferred stock. All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.
Common Stock
Outstanding Shares
As of March 31, 2021, there would have been        shares of common stock outstanding, held by stockholders of record, after giving effect to the automatic conversion of all our preferred stock outstanding into an aggregate of         shares of our common stock immediately prior to the completion of this offering.
Voting Rights
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. Subject to preferences that may be applicable to any outstanding preferred shares, each share of common stock is entitled to share pro rata in any distributions. In any distribution of capital assets, such as liquidation, whether voluntary or involuntary, holders of the common stock are entitled to receive pro rata the assets remaining after payment of liabilities and liquidation preferences of any outstanding preferred stock.
Dividends
The payment of dividends in the future, if any, rests within the discretion of our Board of Directors and will depend on, among other things, our earnings, capital requirements, and financial condition. Due to our anticipated financial needs and future plans, we do not contemplate paying any dividends on any of our stock in the foreseeable future.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock
Upon the completion of this offering, all outstanding shares of our preferred stock will be automatically converted into an aggregate of         shares of common stock, based on an assumed initial offering price of $     per share, which is the midpoint of the price range shown on the cover page of this prospectus. This assumes the Cheshire Note is not converted into shares of preferred stock. In the event of conversion of the Cheshire Note into shares of preferred stock, upon the completion of this offering, all outstanding shares of our preferred stock will be automatically converted into an aggregate of      shares of common stock, based on an assumed initial offering price of $    per share, which is the midpoint of the price range shown on the cover page of this prospectus, assuming this offering is closed on June 30, 2021. For each day subsequent to June 30, 2021 the Cheshire Note is outstanding,     additional shares of common stock would ultimately be issuable upon conversion of the Cheshire Note, based on an assumed initial offering price of $ per share, which is the midpoint of the price range shown on the cover page of this prospectus. A $1.00 increase in the assumed initial public offering price would decrease the number of shares of common stock issuable upon conversion of our preferred stock by    and a $1.00 decrease in the assumed initial public offering price would increase the number of shares of common stock issuable upon conversion of our preferred stock by    , assuming a closing date for this offering of June 30, 2021..
Under the terms of our amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. Upon the completion of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.
Warrants
As of March 31, 2021, we had warrants to purchase an aggregate of 564,191 shares with a weighted average exercise price of $2.30 per share. These warrants may be exercised at any time and from time to time, in whole or in part.
Additionally, under the Cheshire Purchase Agreement, as long as the Cheshire Note remains outstanding, the Company is required to issue to Cheshire additional warrants, on the first date of each month beginning on May 1, 2020, to purchase up to $75,000 of shares of our preferred stock. As of June 1, 2021, Cheshire holds warrants to purchase up to $1,800,000 of shares of our preferred stock. Pursuant to the terms of the Cheshire Warrants, in the event Cheshire converts the Cheshire Note into shares of Series C Preferred Stock, the Cheshire Warrants become exercisable for    shares of Series C Preferred Stock, that would become convertible into     shares of our common stock immediately prior to the completion of the offering based on an assumed initial offering price of $    per share, which is the midpoint of the price range shown on the cover page of this prospectus. The number of shares of Series C Preferred Stock issuable upon exercise of the Cheshire Warrants is calculated by the terms of the Cheshire Warrant and the number of shares of common stock issuable upon exercise of the Cheshire Warrants upon conversion of shares of Series C Preferred Stock into common stock is calculated by multiplying the number of shares of Series C Preferred Stock by a fraction, the numerator of which is $7.50 and the denominator of which is the assumed initial offering price multiplied by 80%. In the event this offering is not completed by July 1, 2021, we would issue Cheshire an additional warrant with a face value of $75,000, thereby increasing the ultimate number of shares common stock issuable upon exercise of the Cheshire Warrants upon conversion of shares of Series C Preferred Stock into common stock by    , which is calculated by multiplying 10,000 by a

fraction, the numerator of which is $7.50 and the denominator of which is the assumed initial offering price multiplied by 80%. A $1.00 increase in the assumed initial public offering price would decrease the number of shares of common stock Cheshire would receive upon exercise of the Cheshire Warrants, assuming the closing of this offering on or before June 30, 2021, by     and a $1.00 decrease in the assumed initial public offering price would increase the number of shares of common stock Cheshire would receive upon exercise of the Cheshire Warrants by            , assuming the closing of this offering on or before June 30, 2021. The Cheshire Warrants would have an exercise price equal to $7.50 per share of Series C Preferred Stock or, upon the closing of this offering, the price determined by dividing $7.50 by the number of shares of common stock issuable upon conversion of one share of Series C Preferred Stock into common stock. The Cheshire Warrants expire on the closing of this offering.
Stock Options and Equity Plan Shares
As of March 31, 2021, stock options to purchase 3,552,505 shares of our common stock were outstanding at a weighted-average exercise price of $3.21 per share. 559,500 shares of our common stock remain available for future issuance as of March 31, 2021 under our 2019 plan.
Registration Rights
We are party to a Series A Investor Rights Agreement, Series B Investor Rights Agreement, Series B-2 Investor Rights Agreement and Series C Side Letter (collectively, the “investor rights agreements”), pursuant to which holders of our Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series C Convertible Preferred Stock, respectively, are entitled to customary demand, “piggyback” and S-3 registration rights if we conduct a public offering of our common stock in the future, and will retain these registration rights upon the conversion of their shares upon the completion of this offering (collectively, the “registration rights”). As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration or a registration statement on Form S-8, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration subject to certain limitations. Further, six months after the consummation of this offering, in the event that at least 50% of holders under the respective investor rights agreement, provide us with a written request to register their shares, and the anticipated aggregate offering proceeds are over $2.0 million, we will be required to use best efforts to effect such registration as soon as practicable. Once the Company has effected one registration pursuant to this demand registration right, it is no longer obligated to effect any further demand registrations pursuant to the respective investor rights agreement. Further, if any holder requests that the Company file a registration statement on Form S-3, we are eligible to file Form S-3, and the anticipated aggregate offering proceeds are greater than $1,000,000, than we will be required to use reasonable best efforts to effect the registration of such shares. Once the Company has effected a total of two registrations pursuant to the previously noted demand registration right and Form S-3 registration rights, the Company will no longer be obligated to effect any further registrations pursuant to the respective investor rights agreement. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. These registration rights will terminate either (i) three years after the consummation of this offering or (ii) as to each holder, at such time that such holder can sell all of its registrable securities pursuant to Rule 144 under the Securities Act within any three month period.
Upon the consummation of the offering,          shares of common stock will have registration rights following the automatic conversion of all outstanding preferred stock to common stock.
Anti-Takeover Provisions of Delaware Law and Our Charter Documents
Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective immediately prior to the completion of this offering contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an antitakeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.
Elimination of Stockholder Action by Written Consent
Our amended and restated certificate of incorporation, which will be in effect immediately prior to the completion of this offering, will provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. A special meeting of stockholders may be called only by a majority of our board of directors, the chair of our board of directors, or our chief executive officer.
Amendment of Charter Provisions
Our amended and restated certificate of incorporation will further provide that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.
Classified Board; Election and Removal of Directors
Our amended and restated certificate of incorporation will further provide that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms, and will give our board of directors the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director.
Choice of Forum
Our amended and restated certificate of incorporation will provide that, unless our board of directors consents in writing to the selection of an alternative forum, the Court of Chancery of the

State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation and our amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine, except, in each case, (A) any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction.
Limitation of Liability and Indemnification
The Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification of our directors and officers for judgments, penalties, fines and expenses incurred by them in connection with any proceeding or lawsuit to which they might become a party because of their position with our company, provided that certain prescribed conditions are met. To the extent that any such indemnification may be related to liability arising under the Securities Act, the SEC takes the position that such indemnification is against the public policy underlying the Securities Act and is for that reason unenforceable.
Listing
We have applied to list our common stock on The Nasdaq Capital Market under the trading symbol “MIRO”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is           .

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market after this offering, or the perception that those sales may occur, could adversely affect the prevailing market price for our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of our common stock as well as our ability to raise equity capital in the future. Based on the number of shares of common stock outstanding as of March 31, 2021, upon the completion of this offering and (i) assuming the automatic conversion of all our preferred stock outstanding as of March 31, 2021 into an aggregate of      shares of our common stock immediately prior to the completion of this offering, (ii) no exercise of the underwriter’s option to purchase additional shares of common stock, and (iii) no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately      shares of common stock. All of the shares sold in this offering will be freely tradable unless purchased by our “affiliates” as such term is defined in Rule 144 under the Securities Act or purchased by existing stockholders and their affiliated entities that are subject to lock-up agreements. All remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be “restricted securities,” as such term is defined in Rule 144. These restricted securities were issued and sold in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701 of the Securities Act, which rules are summarized below.
As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, based on the number of shares of our common stock outstanding as of March 31, 2021, the remaining shares of our common stock will generally become for sale in the public market are as follows:
Approximate Number of Shares	First Date Available for Sale on the Public Markets
shares	181 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.
We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes.
In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of common stock issued in connection with any such acquisition and investment. In addition, the shares of common stock reserved for future issuance under our 2019 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements, a registration statement under the Securities Act or an exemption from registration, including Rule 144 and Rule 701.
Rule 144
In general, pursuant to Rule 144 under the Securities Act, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours at any time during the three months preceding a sale and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours at any time during the three months preceding a sale and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately following the completion of this offering without regard to whether current public information about us is available.
Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:
•
1% of the number of common shares then outstanding, which will equal approximately shares of common stock upon the completion of this offering; or

•
the average weekly trading volume of our common stock on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our “affiliates” are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.
Rule 701
Pursuant to Rule 701 under the Securities Act, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock incentive plans may be resold by:
•
persons other than “affiliates,” beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•
Our “affiliates,” beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-Up Agreements
We, along with our directors, executive officers and substantially all of our other stockholders, have agreed with the underwriter that for the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus we and they will not sell, offer to sell, contract to sell or lend, effect any short sale or establish or increase any put equivalent position or liquidate or decrease any call equivalent position, pledge, hypothecate, grant any security interest in or in any other way transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.
After this offering, certain of our employees, including our executive officers and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.
Registration Rights
Upon the completion of this offering, the holders of           shares of our preferred stock or their transferees, which will be converted to common stock upon the completion of this offering, will be entitled to various rights with respect to the registration of these shares under the Securities Act, subject to the lock-up agreements described under “ — Lock-Up Agreements” above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See the section titled “Description of Capital Stock — Registration Rights.”
Equity Incentive Plans
We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our 2019 Plan. The registration statement is expected to be filed and become effective upon the consummation of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to vesting restrictions, Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non- U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons subject to the alternative minimum tax;

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

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persons deemed to sell our common stock under the constructive sale provisions of the Code;

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persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax-qualified retirement plans;

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“qualified foreign pension funds” and entities all of the interests of which are held by qualified foreign pension funds; and

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS

ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

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a corporation or entity treated as a corporation that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section titled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “ — Sale or Other Taxable Disposition.”
Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a Non-U.S. Holder holds more than 5% of our common stock, actually or constructively, during the applicable testing period, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.
Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a

non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS also may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertakes to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING
The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below. Craig-Hallum Capital Group LLC is the sole book-running manager for the offering.
Underwriter	Number of Shares
Craig-Hallum Capital Group LLC
Total
The underwriter is committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares of common stock described below, if it purchases any shares of common stock. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.
The underwriter has advised us that it proposes to offer the shares of common stock to the public at a price of $      per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $      per share. After the offering, these figures may be changed by the underwriter.
The shares sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about           , 2021, subject to customary closing conditions. The underwriter may reject all or part of any order.
Over-allotment option
We have granted to the underwriter an option to purchase up to an additional           shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.
Discounts, Commissions and Reimbursement
The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $285,000 of the fees and expenses of the underwriter, which may include the fees and expenses of counsel to the underwriter.
Total(1)
	Per Share	Total with No Over-Allotment	Total with Over-Allotment
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us)	$	$	$

(1)
Does not include warrants to purchase shares of common stock equal to 5.0% of the number of shares of common stock sold in the offering to be issued to the underwriter at the closing.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $      . This includes $285,000 of fees and expenses of the underwriter. These expenses are payable by us.

Except as disclosed in this prospectus, the underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount was determined through an arms’ length negotiation between us and the underwriter.
Indemnification
We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.
Lock-Up Agreements
We, each of our directors and officers and certain of our significant stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriter for a period of 180 days after the date of this prospectus. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the underwriter.
Underwriter’s Warrants
In connection with the successful completion of this offering, for the price of $50, the underwriter may purchase a warrant to purchase shares of our common stock equal to 5.0% of the shares sold in this offering at an exercise price that is 110.0% of the public offering price per share in this offering; provided that the underwriter will only receive such warrants relating to the over-allotment option upon the closing (if any) of the over-allotment option. The warrants are exercisable during the period commencing on the date of the prospectus and ending five years from the date of this prospectus.
The warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Pursuant to FINRA Rule 5110(g), the warrants and any shares issued upon exercise thereof will not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales in this offering, except: (i) the transfer of any security by operation of law or by reason of our reorganization; (ii) the transfer of any security to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) the transfer of any security if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) the transfer of any security that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.
Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the website maintained by the underwriter and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on the website maintained by the underwriter is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.
Determination of Offering Price
The underwriter has advised us that it proposes to offer the shares directly to the public at the estimated initial public offering price range set forth on the cover page of this preliminary prospectus.

That price range and the initial public offering price are subject to change as a result of market conditions and other factors. Prior to this offering, no public market exists for our common stock. The initial public offering price of the shares was determined by negotiation between us and the underwriter. The principal factors considered in determining the initial public offering price of the shares included:
•
the information in this prospectus and otherwise available to the underwriter, including our financial information;

•
the history and the prospects for the industry in which we compete;

•
the ability and experience of our management;

•
the prospects for our future earnings;

•
the present state of our development and our current financial condition;

•
the general condition of the economy and the securities markets in the United States at the time of this initial public offering;

•
the time and additional investment of capital required to market our product candidates;

•
the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•
other factors as were deemed relevant.

We cannot be sure that the initial public offering price will correspond to the price at which the shares of common stock will trade in the public market following this offering or that an active trading market for the shares of common stock will develop or continue after this offering.
Price Stabilization, Short Positions and Penalty Bids
To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may create a short position in our common stock for its own accounts by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by purchasing shares in the open market.
In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.
In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common stock on The Nasdaq Capital Market. Passive market making consists of displaying bids on The Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares
The underwriter or syndicate members may facilitate the marketing of this offering online directly or through one of their respective affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.
Other Relationships
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter has in the past, and may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has in the past, and may in the future, receive customary fees and commissions for these transactions.
In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.
Listing
In connection with this offering, we have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “MIRO.” There is no assurance, however, that our common stock will ever be listed on The Nasdaq Capital Market or any other national securities exchange.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is                 .
Selling Restrictions
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering.
This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”)

pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus

(within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities have only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS
The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Fredrikson & Byron, P.A., Minneapolis, Minnesota.
EXPERTS
The financial statements of Miromatrix Medical Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and included in this prospectus and registration statement in reliance upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection at the web site of the SEC referred to above. We also maintain a website at www.miromatrix.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

FINANCIAL STATEMENTS
Page
Audited Financial Statements as of and for the Years December 31, 2020 and 2019 and the Unaudited Financials Statements as of March 31, 2021 and for the Three Months Ended March 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-2
Audited Balance Sheets as of December 31, 2020 and 2019 and Unaudited Balance Sheets as of March 31, 2021	F-3
Audited Statements of Operations for the Years Ended December 31, 2020 and 2019 and Unaudited Statements of Operations for the Three Months Ended March 31, 2021 and 2020	F-4
Audited Statements of Shareholders’ Equity for the Years Ended December 31, 2020 and 2019 and Unaudited Statements of Shareholders’ Equity for the Three Months Ended March 31, 2021 and 2020	F-5
Audited Statements of Cash Flows for the Years Ended December 31, 2020 and 2019 and Unaudited Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	F-6
Notes to Financial Statements	F-7 to F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Miromatrix Medical Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Miromatrix Medical Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, shareholders’ deficit and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company has recurring losses from operations, an accumulated deficit, expects to incur losses for the foreseeable future and needs additional working capital. These are the matters that raise substantial doubt about their ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Baker Tilly US, LLP
We have served as the Company’s auditor since 2015.
Minneapolis, Minnesota
March 26, 2021
Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

MIROMATRIX MEDICAL INC.
BALANCE SHEETS
	December 31, 2020	December 31, 2019	March 31, 2021	March 31, 2021 Pro forma Shareholders Deficit
			(unaudited)	(See Note 1) (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,444,395	$3,250,014	$4,263,528
Accounts receivable, less allowance for doubtful accounts of $0, $51,230 and $0 as of December 31, 2020 and 2019 and March 31,2021, respectively	—	42,175	—
Receivable from Reprise Biomedical, Inc.	15,202	228,251	6,108
Grant receivable	100,000	257,380	150,000
Prepaid expenses and other current assets	130,576	95,102	644,457
Total current assets	4,690,173	3,872,922	5,064,093
Lab equipment, furniture and leasehold improvements, net	324,534	371,733	300,435
Investment in Reprise Biomedical, Inc.	239,721	3,475,000	—
Other assets	—	26,156	—
Total assets	$5,254,428	$7,745,811	$5,364,528
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$6,413,733	$264,713	$6,091,485
Accounts payable	130,160	302,983	301,063
Accrued interest expense	612,705	—	905,014
Embedded derivative liability	246,962	—	52,991
Accrued expenses	760,889	1,055,670	1,251,617
Total current liabilities	8,164,449	1,623,366	8,602,170
Accrued royalties	488,368	—	611,841
Long-term debt, less current portion	928,623	873,141	743,377
Accrued interest	45,691	21,193	51,984
Total liabilities	9,627,131	2,517,700	10,009,372
Commitments and contingencies
Mezzanine equity:
Convertible preferred stock – Series B-2, par value $0.00001; 2,500,000 shares authorized; 2,095,874 issued and outstanding as of December 31, 2020 and 2019 and March 31, 2021 (Liquidation preference $15,719,055)	15,670,097	15,670,097	15,670,097	—
Convertible preferred stock – Series B, par value $0.00001; 4,000,000 shares authorized; 3,218,282 issued and outstanding as of December 31, 2020 and 2019 and March 31, 2021 (Liquidation preference $24,137,115)	23,865,732	23,865,732	23,865,732	—
Convertible preferred stock – Series A, par value $0.00001; 3,300,000 shares authorized; 3,000,380 issued and outstanding as of December 31, 2020 and 2019 and March 31, 2021 (Liquidation preference $7,500,950)	7,125,661	7,125,661	7,125,661	—
Shareholders’ deficit:
Common stock, par value $0.00001; 30,000,000 shares authorized; 2,185,822, 2,075,822 and 2,290,822 issued and outstanding as of December 31, 2020 and 2019 and March 31, 2021, respectively	22	21	23	$106
Additional paid-in capital	8,346,943	7,638,190	8,509,143	55,170,550
Accumulated deficit	(59,381,158)	(49,071,590)	(59,815,500)	(59,815,500)
Total shareholders’ deficit	(51,034,193)	(41,433,379)	(51,306,334)	(4,644,844)
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$5,254,428	$7,745,811	$5,364,528
See Notes to Financial Statements

MIROMATRIX MEDICAL INC.
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2020	Year Ended December 31, 2019	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
			(unaudited)	(unaudited)
Licensing revenue	$46,530	$250,000	$6,108	$11,088
Cost of goods sold	500,000	250,000	125,000	125,000
Gross margin	(453,470)	—	(118,892)	(113,912)
Operating expenses:
Research & development	7,280,798	6,266,670	1,868,001	1,801,378
Regulatory and clinical	265,885	289,020	83,705	73,106
Quality	149,199	—	85,787	—
General & administration	2,109,196	2,435,974	562,874	465,663
Total operating expenses	9,805,078	8,991,664	2,600,367	2,340,147
Operating loss from continuing operations	(10,258,548)	(8,991,664)	(2,719,259)	(2,454,059)

Interest income	8,733	106,428	40	5,863
Interest expense	(656,552)	(48,385)	(305,374)	(37,175)
Amortization of discount on note	(108,620)	—	(32,586)	(10,862)
Change in fair value of derivative	(51,446)	—	193,971	—
Research grants	992,144	431,880	150,537	180,000
Loss from continuing operations	(10,074,289)	(8,501,741)	(2,712,671)	(2,316,233)
Gain on equity investment	—	4,495,500	—	—
Equity loss in affiliate	(2,358,392)	(1,025,000)	(223,633)	(640,000)
Gain on sale of equity investment	2,123,113	—	1,983,912	—
Gain on debt extinguishment	—	—	518,050	—
Gain on disposal of discontinued operations (Note 3)	—	1,802,555	—	—
Loss from discontinued operations (Note 3)	—	(818,113)	—	—
Net loss	$(10,309,568)	$(4,046,799)	$(434,342)	$(2,956,233)
Net loss per share, basic and diluted	$(4.76)	$(1.98)	$(0.19)	$(1.40)
Weighted average shares used in computing net loss per share, basic and diluted	2,165,105	2,043,356	2,255,378	2,108,981
Pro forma net loss per share, basic and diluted (unaudited)	$(0.98)		$(0.04)
Pro forma weighted average common shares outstanding, basic and diluted (unaudited)	10,479,641		10,569,914
See Notes to Financial Statements

MIROMATRIX MEDICAL INC.
STATEMENTS OF SHAREHOLDERS’ DEFICIT
Years Ended December 31, 2020 and 2019 and
Three Months Ended March 31, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amounts
Balance at December 31, 2018	2,025,822	$20	$6,657,203	$(45,024,791)	$(38,367,568)
Stock-based compensation expense	—	—	867,523	—	867,523
Warrant expense	—	—	50,965		50,965
Exercise of stock options	50,000	1	62,499	—	62,500
Net loss	—	—	—	(4,046,799)	(4,046,799)
Balance at December 31, 2019	2,075,822	21	7,638,190	(49,071,590)	(41,433,379)
Stock-based compensation expense	—	—	644,854	—	644,854
Exercise of stock options	65,000	1	7,649	—	7,650
Exercise of stock warrants	45,000	—	56,250		56,250
Net loss	—	—	—	(10,309,568)	(10,309,568)
Balance at December 31, 2020	2,185,822	22	8,346,943	(59,381,158)	(51,034,193)
Stock-based compensation expense (unaudited)	—	—	133,451	—	133,451
Exercise of stock options (unaudited)	105,000	1	28,749	—	28,750
Net loss (unaudited)	—	—	—	(434,342)	(434,342)
Balance at March 31, 2021 (unaudited)	2,290,822	$23	$8,509,143	$(59,815,500)	$(51,306,334)
See Notes to Financial Statements

MIROMATRIX MEDICAL INC.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2020	Year Ended December 31, 2019	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
			(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(10,309,568)	$(4,046,799)	$(434,342)	$(2,956,233)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	170,365	344,131	30,029	67,939
Stock-based compensation	644,854	918,488	133,451	157,398
Reserve for bad debt	—	16,230	—	—
Amortization of discount on note	108,620	—	32,586	10,862
Change in fair value of derivative	51,446	—	(193,971)	—
Forgiveness of paycheck protection program loan	—	—	(518,050)	—
Gain on disposal of discontinued operations	—	(1,802,555)	—	—
Gain on equity investment	—	(4,495,500)	—	—
Equity loss in affiliate	2,358,392	1,025,000	223,633	640,000
Gain on sale of equity investment	(2,123,113)	—	(1,983,912)	—
Changes in operating assets and liabilities:
Accounts receivable	42,175	169,451	—	39,615
Receivable from Reprise Biomedical, Inc.	213,049	(228,251)	9,094	217,163
Grant receivable	157,380	(257,380)	(50,000)	257,380
Inventories	—	121,340	—	—
Prepaid expenses	(35,474)	14,497	(513,881)	(97,207)
Other assets	26,156	—	—	—
Accounts payable and accrued expenses	(467,604)	(124,566)	661,631	(439,791)
Accrued interest	637,203	21,193	303,132	31,481
Accrued expenses – long-term	488,368	—	123,473	—
Net cash used in operating activities	(8,037,751)	(8,324,721)	(2,177,127)	(2,071,393)
Cash flows from investing activities:
Sales of short-term investments	—	7,967,112	—	—
Proceeds from sale of Acellular business	—	2,500,000	—	—
Investment in Reprise Biomedical, Inc.	—	(4,500)	—	—
Proceeds from sale of equity-method investment	3,000,000	—	2,000,000	—
Purchases of lab equipment, furniture and leasehold improvements	(123,166)	(101,452)	(5,930)	(7,000)
Net cash provided by (used in) investing activities	2,876,834	10,361,160	1,994,070	(7,000)
Cash flows from financing activities:
Payments on long-term debt	(271,999)	(136,155)	(26,560)	(32,108)
Proceeds from long-term debt	6,563,397	385,997	—	6,000,000
Proceeds from stock warrants exercise	56,250	—	—	56,250
Proceeds from stock options exercise	7,650	62,500	28,750	6,250
Net cash provided by financing activities	6,355,298	312,342	2,190	6,030,392
Increase (decrease) in cash and cash equivalents	1,194,381	2,348,781	(180,867)	3,951,999
Cash and cash equivalents at beginning of year	3,250,014	901,233	4,444,395	3,250,014
Cash and cash equivalents at end of year	$4,444,395	$3,250,014	$4,263,528	$7,202,013
Supplemental disclosure of cash flow information:
Interest paid	$19,349	$27,192	$6,772	$5,694
See Notes to Financial Statements

MIROMATRIX MEDICAL INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019 AND THREE MONTHS ENDED MARCH 31, 2021
NOTE 1 — DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Miromatrix Medical Inc. (the “Company”) is a life science company that has a proprietary technology to remove cells from, or decellularize, and also to recellularize organs and tissues from animal and human sources, facilitating the creation of numerous products (the “Medical Device Business”).
Basis of Preparation
The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP”). In April 2019, the Company’s board of directors approved plans to pursue a potential spin-out of the Acellular business. Effective June 30, 2019, the Company’s board of directors approved plans to spin-out the Acellular business. For all period presented, the Company classified this business as discontinued operations and, accordingly, has reclassified historical financial data presented herein. All footnote disclosures relate to continuing operations unless noted. See further information in Note 3.
Unaudited Interim Financial Statements
The accompanying balance sheet as of March 31, 2021, the statements of operations and cash flows for the three months ended March 31, 2021 and 2020, and the statements of shareholders' deficit for the three months ended March 31, 2021 and the related note information are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and shareholders' deficit as of March 31, 2021, and the results of operations and cash flows for the three months ended March 31, 2021 and 2020. The financial data and the other information disclosed in the notes to the financial statements related to these three-month periods are unaudited. The results of the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future period.
Discontinued Operations
The Company records discontinued operations when the disposal of a separately identified business unit constitutes a significant strategic shift in the Company’s operations. In addition, there was no debt related to discontinued operations; therefore, there was no interest allocated to discontinued operations.
Unaudited Pro Forma Balance Sheet and Net Loss
The unaudited pro forma balance sheet and unaudited pro forma net loss information reflects 2,290,822 shares of the Company’s common stock outstanding at March 31, 2021, and assumes (1) the conversion of all 3,000,380 outstanding shares of Series A convertible preferred stock into 3,000,380 shares of the Company’s common stock, (2) conversion of all 3,218,282 shares of Series B convertible preferred stock into 3,218,282 shares of the Company’s common stock, and (3) conversion of all 2,095,874 shares of Series B-2 convertible preferred stock into 2,095,874 shares of the Company’s common stock, in each case in connection with the closing of the Company’s contemplated initial public offering of its common stock (the “IPO”) as of the beginning of the respective period or the date of issuance, if earlier. Shares of common stock to be sold in the Company’s contemplated IPO and related net proceeds are excluded from such pro forma information.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments. The Company deposits its cash in high credit quality financial institutions. The balances, at times, may exceed federally insured limits. The Company has not experienced any losses from maintaining balances in excess of the federally insured limits. As of December 31, 2020 and 2019, the Company had $1,575,720 and $3,067,823, respectively, invested in money market funds which are classified as a Level 1 fair valued measured asset since these funds are traded on a regular basis. As of March 31, 2021, the Company had $2,226,595 invested in money market funds which are classified as a level 1 fair valued measures asset.
Equity Method Investments
Investments in 20% to 50%-owned companies are accounted for under the equity method as the Company can exercise significant influence, but not control, over such investments. The equity method requires that gains (losses) are recognized in other income (expense), net in the statements of operations. The gain on equity investment in Reprise Biomedical, Inc. resulted from recording the fair value of the Company’s investment in Reprise upon losing a controlling interest in the Company on June 30, 2019. The Company recorded its equity method share of losses in Reprise from July 1, 2019 through December 31, 2019, from January 1, 2020 to December 31, 2020 and from January 1, 2021 to March 15, 2021 in the statements of operations. Even though the Company’s ownership dropped below 20% on November 15, 2020, the Company still had significant influence over the activities of Reprise due to common board members (See Note 5).
Accounts Receivable
The Company grants credit to customers in the normal course of business, generally without collateral or any other security to support amounts due. Invoices are generally issued with net 30 day terms. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and other information, including historical collection information and existing economic conditions. The Company recorded an allowance for doubtful accounts of $0 and $51,230 as of December 31, 2020 and 2019, respectively, and $0 as of March 31, 2021. Receivables are written-off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. Recoveries of receivables previously written off are recorded when received.
Lab Equipment, Furniture and Leasehold Improvements
Lab equipment, furniture and leasehold improvements are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of related assets which range from three to five years for machinery and equipment. Leasehold improvements are depreciated over the shorter of the useful life or the term of the lease. Maintenance, repairs and minor renewals are expensed when incurred. Depreciation and amortization expense related to research and development, such as certain leasehold improvements and lab equipment is presented in research & development expenses in the statements of operations.
Patents
Costs associated with the submission of a patent application are expensed as incurred given the uncertainty of the patents resulting in probable future economic benefits to the Company and are included in general & administration expenses on the statements of operations.
Revenue Recognition
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues and cost of goods sold in the accompanying statements of operations.

The Company recognizes revenue in accordance with Accounting Standards Codification, Topic 606, Revenue from Contracts with Customers (ASC 606), which the Company adopted effective January 1, 2019. The Company recognizes revenue for product sales when its customers obtain control of the products, which occurs at a point in time, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods (included in discontinued operations).
In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under our agreements, we perform the following steps: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; and (v) recognize revenue when (or as) each performance obligation is satisfied.
The Company’s discontinued operations sold its products directly to hospitals, distribution centers and customers located in the United States of America. Revenue from discontinued operations was recognized upon transfer of control of a product to a customer, which occurred at a point in time, generally upon date of shipment of the product directly to the customer by various Company suppliers or at the time the product was utilized in a surgical procedure. The Company maintained ownership of the device inventory until the time of usage under the consignment sales model.
For agreements that include sales-based royalties and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur after the minimum guarantee is satisfied, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). The Company assesses the collectability of the consideration and only recognizes revenue when the collectability of the consideration is deemed probable. The Company re-assesses the collectability of the consideration on a periodic basis, typically quarterly, and recognizes revenue deemed probable of being collected.
Cost of Goods Sold
Cost of goods sold for continuing operations consists of royalty expenses.
Research and Development Costs
Research and development expenses consist primarily of engineering, product development, consulting services, materials, depreciation and other costs associated with products and technologies in development. These expenses include employee and non-employee compensation, including stock-based compensation, supplies, materials, consulting, related travel expenses and facility costs. Expenditures for research and development activities are charged to operations as incurred.
Stock-Based Compensation
The Company is required to determine the fair value of equity incentive awards and recognize compensation expense for all equity incentive awards made to employees and directors, including employee stock options. The Company also determines the fair value of non-statutory stock options issued to consultants based on the fair value of the consultant’s commitment at the date of grant. Such expense is recognized over the requisite service period. In addition, stock-based compensation expense recognized in the statements of operations is based on awards expected to vest and therefore the amount of expense has been reduced for estimated forfeitures. The Company uses the straight-line method for expense attribution, except for awards issued with performance-based conditions which require an accelerated attribution method over the requisite performance and service periods.
Under the applicable accounting guidance for equity incentive awards issued to non-employees, the date at which the fair value of such awards is measured is equal to the earlier of: 1) the date at which a commitment for performance by the counterparty to earn the equity instrument is reached; or 2) the date at which the counterparty’s performance is complete. The Company recognizes stock-based compensation expense for the fair value of the vested portion of the non-employee awards in the statements of operations.

The valuation model used for calculating the fair value of awards for stock-based compensation expense is the Black-Scholes option-pricing model (the “Black-Scholes model”). The Black-Scholes model requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted average period of time that the options granted are expected to be outstanding), the volatility of common stock and an assumed risk-free interest rate. The Company uses the “simplified method” to determine the expected term of the stock option. Volatility is based on an average of the historical volatilities of the common stock of publicly-traded companies with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option. The expected dividend assumption is based on the Company’s history of not paying dividends and its expectation that it will not declare dividends for the foreseeable future. Potential forfeitures of awards are estimated based on the Company’s historical forfeiture experience. The estimate of forfeitures will be adjusted over the service period to the extent that actual forfeitures differ, or are expected to differ, from prior estimates.
Deferred Offering Costs
Deferred offering costs, consisting of legal other fees and costs relating to the Company's planned IPO are capitalized within other assets on the balance sheet. The deferred offering costs will be offset against the proceeds received upon the closing of the planned IPO. In the event the planned IPO is terminated, all of the deferred offering costs will be expensed within loss from operations. As of March 31, 2021, $534,000 (unaudited) of deferred offering costs were recorded as other current assets on the consolidated balance sheet. There were no deferred offering costs incurred for the previous periods presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist principally of cash, cash equivalents, accounts receivable and accounts payable. Accounts receivable are concentrated primarily with the Company’s distributors and customers. Historically, the Company’s credit losses have been insignificant.
Income Taxes
The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31, 2020 and 2019, the Company did not have any material uncertain tax positions.
Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities. The Company provides for deferred taxes at the enacted tax rate that is expected to apply when the temporary differences reverse. The Company has recorded a full valuation allowance against the net deferred tax asset due to the uncertainty of realizing the related benefits.
The Company has elected to recognize interest on tax deficiencies as interest expense and income tax penalties as general & administration expense. For the years ended December 31, 2020 and 2019, the Company recognized no interest and penalties.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Emerging Growth Company Status
The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset.
Net Loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock and dilutive potential shares of common stock outstanding during the period. Because we have reported a net loss for all periods presented, diluted net loss per share is the same as basic net loss per share for those periods as all potentially dilutive shares consisting of stock options and warrants were antidilutive in those periods.
Recent Accounting Pronouncements
During May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU No. 2014- 09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. During 2015 and 2016, the FASB also issued ASU No. 2015-14, which defers the effective date of ASU No. 2014-09; ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations in Topic 606; ASU No. 2016-10, “Identifying Performance Obligations and Licensing”, which clarifies the identification of performance obligations and the licensing implementation guidance; ASU No. 2016-12, “Narrow-Scope Improvements and Practical Expedients” and ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606”, which both affect narrow aspects of Topic 606. Topic 606 (as amended) is effective for fiscal years beginning after December 15, 2018. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company implemented Topic 606 for the year ended December 31, 2019. The effects of the adoption were not material.
During June 2018, the FASB issued ASU 2018-07, “Compensation — Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based payment transactions will be measured at the grant-date fair value with no classification reassessment requirements after vesting unless the award is modified, among other amendments included in this ASU. This standard is effective for public business entities for fiscal years beginning after December 15, 2018 including interim periods within that fiscal year. Early adoption is permitted, but no earlier than an entity’s adoption date of ASC 606. The Company also adopted ASC 2018-07 for the year ended December 31, 2019, related to its nonemployee share-based payment awards and the adoption had an immaterial impact on the Company’s financial statements.

During February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. During 2018, the FASB also issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases”, which addresses narrow aspects of the guidance originally issued in ASU No. 2016-02; ASU 2018-11, “Targeted Improvements”, which provides entities with an additional (and optional) transition method whereby an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption and also provides lessors with a practical expedient, by class of underlying asset, to not separate non-lease components from the associated lease component and, instead, to account for those components as a single component. During 2019, the FASB also issued ASU No. 2019-01, which clarified Topic 842’s interim disclosure requirements and amend certain industry-specific guidance related to determining the fair value of leased assets and the cash flow presentation of principal payments received under sales-type and direct finance leases. Topic 842 (as amended) is effective for annual periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the effect that Topic 842 (as amended) will have on its results of operations, financial position and cash flows.
NOTE 2 — GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company incurred losses from operations and negative cash flows from operations for both of the years ended December 31, 2020 and 2019 and the three months ended March 31, 2021, had an accumulated deficit as of December 31, 2020 and March 31, 2021 and is in need of additional working capital to fund operations. The Company is in the process of obtaining additional financing as there is not enough cash on hand to fund operations through one year from this report’s issuance date. These conditions raise substantial doubt about its ability to continue as a going concern. There is no guarantee that the Company will be able to raise additional equity or debt financing in the future.
To continue in existence and expand its operations, the Company will be required to, and management plans to, raise additional working capital through an equity or debt offering and ultimately attain profitable operations. If the Company is not able to raise additional working capital, it would have a material adverse effect on the operations of the Company and future research, development and commercialization.
NOTE 3 — DISCONTINUED OPERATIONS
The Company previously manufactured and sold acellular medical devices in the hernia mesh and wound care markets through a separately identifiable business unit (the “Acellular Business”). On June 30, 2019, the Acellular Business was spun-out to Reprise Biomedical, Inc. ("Reprise") Therefore, the Company has classified the Acellular Business as discontinued operations for financial reporting purposes in all periods presented. Prior to the spin-out the Company owned 100% of the Acellular business.
At the time of the spin-out the common stock of Reprise was valued at $1 per share and therefore the Company recognized a gain of $4,495,500 on its Reprise common stock holdings. At the time of the spin-out and until November 15, 2020 the Company owned 4,500,000 shares of common stock of Reprise Biomedical, Inc., which represented 45% ownership in Reprise. In November 2020, the Company sold 2,700,000 shares of common stock of Reprise and retained an 18% ownership interest in Reprise. The Company sold its remaining shares of Reprise Biomedical, Inc. in March 2021 for $2,000,000.
The following table shows the results of operations of the Company’s discontinued operations for the years ended December 31, 2020 and 2019 and the three months ended March 31, 2021 and 2020:

	Year Ended December 31, 2020	Year Ended December 31, 2019	Three Months Ended March 31, 2021 (unaudited)	Three Months Ended March 31, 2020 (unaudited)
Product revenues	$—	$918,245	$—	$—
Cost of goods sold	—	(513,176)	—	—
Gross margin	—	405,069	—	—
Operating expenses	—	(1,223,182)	—	—
Gain on sale	—	1,802,555	—	—
Net income (loss) from discontinued operations	$—	$984,442	$—	$—
Cash flows from the Company’s discontinued operations for the year ended December 31, 2020 were $0, $0 and $0 for operating, investing and financing activities, respectively. Cash flows from the Company’s discontinued operations for the year ended December 31, 2019 were $533,679, $0 and $0 for operating, investing and financing activities, respectively. Cash flows from the Company’s discontinued operations for both the three months ended March 31, 2021 and 2020 were $0, $0 and $0 for operating, investing and financing activities, respectively.
NOTE 4 — LAB EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS
Lab equipment, furniture and leasehold improvements consisted of the following as of :
	December 31, 2020	December 31, 2019	March 31, 2021
			(unaudited)
Lab equipment	$1,480,952	$1,365,511	$1,486,882
Leasehold improvements	310,225	310,225	310,225
Furniture and fixtures & computers	112,302	104,577	112,302
	1,903,479	1,780,313	1,909,409
Less accumulated depreciation and amortization	(1,578,945)	(1,408,580)	(1,608,974)
	$324,534	$371,733	$300,435
Depreciation and amortization expense was $170,365 and $333,724 for the years ended December 31, 2020 and 2019, respectively, and $30,029 and $67,938 for the three months ended March 31, 2021 and 2020, respectively.
NOTE 5 — EQUITY METHOD INVESTMENT
As of December 31, 2020 and 2019, the Company had an investment in Reprise Biomedical, Inc. (“Reprise”) that it accounts for under the equity method (See Note 1). The Company considers its investment in Reprise to be significant to its income as of December 31, 2020 and to its assets and income as of December 31, 2019. The Company sold all of its ownership in Reprise on March 15, 2021. Financial information from the financial statements of Reprise are summarized as follows:
	As of December 31,
	2020	2019
Current assets	$4,309,045	$9,006,998
Total assets	5,312,350	11,342,142
Current liabilities	2,534,673	552,660
Non-current liabilities	489,785	32,551
Shareholders’ equity	2,287,892	10,756,931
Miromatrix Medical Inc. share of shareholders’ equity	411,821	4,840,619

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2020	2019	2021	2020
			(unaudited)	(unaudited)
Net sales	$704,867	$588,051	$93,985	$170,260
Gross margin	(61,155)	401,686	47,708	116,457
Net loss	(6,389,453)	(2,277,790)	(1,376,522)	(1,422,565)
Miromatrix Medical Inc. share of net loss	(2,358,392)	(1,025,000)	(223,633)	(640,000)
NOTE 6 — ACCRUED EXPENSES
Accrued expenses consisted of the following as of:
	December 31, 2020	December 31, 2019	March 31, 2021
			(unaudited)
Wages	$217,825	$255,164	$164,457
Legal	452,778	244,589	962,778
Royalties	3,800	435,469	1,527
Key opinion leader compensation	34,000	49,240	34,000
Other	52,486	71,208	88,855
Accrued expenses	$760,889	$1,055,670	$1,251,617
NOTE 7 — FAIR VALUE MEASUREMENT
The fair value of the Company’s financial instruments reflect the amount that the Company estimates that it would receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). ASC 820, Fair Value Measurements and Disclosures establishes a fair value hierarchy that prioritizes the inputs used in valuation techniques into the following three levels:
ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820 are described below:
Level 1 Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2 Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.
Level 3 Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.
The Company classified its equity method investments as Level 3 securities.
The Company classified warrants it issued in the year ended December 31, 2019 in conjunction with a promissory note as Level 3 fair value measurement. The warrants were valued using the Black Scholes option pricing model using an expected life of 10 years, a risk-free interest rate of 2.52%, expected dividend of 0% and an expected volatility of 54.7%. The Company recorded an expense of $50,965 related to these warrants in 2019.
The Company determined that a promissory note issued in March 2020 (“March 2020 Note”) contained a change in control provision which is a level 3 embedded derivative and is required to be bifurcated. In accordance with ASC 815, Derivatives and Hedging, the Company determined the fair value of the derivative liability and recorded it on the balance sheet. At inception, the fair value of the derivative liability was $195,516.
The table below discloses changes in value of the Company’s embedded derivative liabilities discussed above.
Derivative liability balance at December 31, 2019	$—
Derivative instrument related to March 2020 Note	195,516
Gain/Loss recognized to revalue derivative instrument at fair value	51,446
Derivative liability balance at December 31, 2020	246,962
Gain/Loss recognized to revalue derivative instrument at fair value (unaudited)	(193,971)
Derivative liability balance at March 31, 2021 (unaudited)	$52,991
NOTE 8 — DEBT AND CAPITAL LEASE OBLIGATION
In December 2010, the Company entered into a loan and security agreement with the Minnesota Agricultural and Economic Development Board under which the Company borrowed $250,000. The loan had a maturity date of November 1, 2020. Commencing on December 1, 2014, the loan started to bear interest at a rate of 6% per annum. Per the loan agreement, the Company began making monthly principal and interest payments on December 1, 2015 in the amount of $3,000. The Company made 59 monthly payments, plus one final payment equal to the then unpaid principal and interest. The loan was secured by the Company’s accounts receivable. As of December 31, 2020 and 2019, the principal outstanding on this loan was $0 and $168,193, respectively.
In January 2012, the Company signed a promissory note with the Regents of the University of Minnesota for $405,559. Commencing on January 1, 2016 the promissory note bears interest at 3% per annum, compounded monthly. On or before January 31, 2018, the Company is required to make monthly principal and interest payments of $7,737 until the note is paid in full. The note has a maturity date of December 31, 2022 and is unsecured. In association with the promissory note, the Company issued the Regents of the University of Minnesota warrants to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.69. As of December 31, 2020 and 2019, the principal outstanding on this loan was $172,731 and $258,990, respectively, and $150,759 as of March 31, 2021.
In May 2015, the Company entered into a loan agreement with the Minnesota Department of Employment & Economic Development under which the Company borrowed $250,000. The loan does not bear interest, is due in a lump sum payment on April 1, 2022 and is uncollateralized. If there is a substantial ownership change in the Company (greater than 50% to one entity), the Company will pay the Minnesota Department of Employment & Economic Development additional compensation of $75,000. As of both December 31, 2020 and 2019, the balance outstanding on this loan was $250,000, and $250,000 as of March 31, 2021.

In October 2018, the Company signed a lease agreement for a piece of equipment that is being accounted for as a capitalized lease. The total cost of the equipment was $102,026. The lease bears interest at 7.2% and the Company will make 60 payments of $2,003 until the lease is paid in full. As of December 31, 2020 and 2019, the amount outstanding on the lease was $57,127 and $74,674, respectively and $52,539 as of March 31, 2021. The lease is secured by the piece of equipment.
In January 2019, Company issued the University of Minnesota (the University) a promissory note in the amount of $385,997 in satisfaction of the Company’s minimum royalty obligation for the year ended December 31, 2018. The note bears interest at 6% per annum and is due on January 31, 2025. In addition, the Company issued the University a 10-year warrant to purchase 20,587 shares of the Company’s common stock at an exercise price of $3.75 per share.
In March 2020, the Company entered into a note and warrant purchase agreement (the “Purchase Agreement”) with one of the Company’s shareholders under which the Company borrowed $6,000,000. As part of the Purchase Agreement, the Company signed a convertible promissory note (the “Note”) and issued the shareholder a warrant (the “Warrant”). The Note is unsecured and has a maturity date of September 6, 2021. If the Company completes a preferred stock offering of at least $34,000,000 prior to the maturity date, the Note and all accrued interest will automatically convert into preferred shares of such offering at the offering price. The Note initially bore interest at 5% per annum. If the Note was not converted prior to May 1, 2020, the interest rate increased to 7% on May 1, 2020 and by an additional 2% on the first day of each subsequent month prior to the maturity date starting on June 1, 2020, provided that the interest rate shall not exceed 20%. The 5-year Warrant has a warrant coverage amount of $750,000 with an exercise price equal to the conversion price of the Note. If the Note had not been converted or repaid in accordance with its terms prior to May 1, 2020, the Company will issue an additional warrant on May 1, 2020, and the first day of each additional month the Note remains outstanding, for $75,000 of warrant coverage. As of December 31, 2020 and March 31, 2021, the balance outstanding on the loan was $6,000,000.
On April 16, 2020, the Company issued a promissory note for $563,397 under the Paycheck Protection Program through the U.S. Small Business Administration (SBA). The PPP was authorized in the Coronavirus Aid, Relief and Economic Security (CARES) Act. The promissory note is uncollateralized and is fully guaranteed by the Federal government. The promissory note bears interest at 1% per annum and is due on April 16, 2022. Per the Paycheck Protection Program’s terms, some or all of the debt may be forgiven based upon the Company’s use of the funds. On March 4, 2021, $513,520 of the promissory note and associated interest of $4,530 were forgiven by the SBA. As of December 31, 2020, the balance outstanding on the loan was $563,397 and $49,877 as of March 31, 2021.
Principal maturities are as follows:
Year ending December 31,	Debt	Capital Lease	Total
2021	$6,481,774	$18,855	$6,500,629
2022	504,354	20,261	524,615
2023	—	18,011	18,011
2024	—	—	—
2025	385,997	—	385,997
Totals	7,372,125	57,127	7,429,252
Less current portion	(6,481,774)	(18,855)	(6,500,629)
Long-term portion	$890,351	$38,272	$928,623

Year ending March 31,	Debt	Capital Lease	Total
(unaudited)
2022	$6,128,251	$17,544	$6,145,795
2023	322,385	20,505	342,890
2024	–	14,490	14,490
2025	385,997	–	385,997
Totals	6,836,633	52,539	6,889,172
Less current portion	(6,128,251)	(17,544)	(6,145,795)
Long-term portion	$708,382	$34,995	$743,377
NOTE 9 — INCOME TAXES
The Company recorded a net loss for financial and tax reporting purposes during the years ended December 31, 2020 and 2019. As a result of cumulative net operating loss and credit carryforwards, no income taxes were provided. The effective tax rates for the years ended December 31, 2020 and 2019 differ from the federal and state statutory tax rates primarily due to the change in full valuation allowance, nondeductible incentive stock option expense, meals and entertainment expense, and officer life insurance expense the major deferred tax items are as follows at December 31:
	2020	2019
Assets:
Asset valuation reserves and other	$30,000	$35,000
Depreciation and amortization	64,000	23,000
Capitalized R&D expenses	115,000	204,000
Option and warrant expense	1,629,000	1,158,000
R&D credit	3,138,000	1,222,000
Net operating loss carryforwards	5,644,000	5,356,000
	10,620,000	7,998,000
Valuation allowance	(10,620,000)	(7,998,000)
	$—	$—
The valuation allowance increased $2,622,000 and $284,000 for the years ended December 31, 2020 and 2019, respectively. The valuation allowance increased in the current year primarily due to the Company’s operating losses.
At December 31, 2020, the Company has available for U.S. federal income tax purposes net operating loss carry-forwards of approximately $25,182,000 and state net operating loss carryforwards of $6,268,000. These carryforwards expire in the years 2030 through 2040. The ultimate utilization of the net operating loss carryforwards may be limited in the future due to changes in the ownership of the Company. This limitation, if applicable, has not been determined by the Company.
The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in the future. The Company has recorded a 100% valuation allowance against all of the deferred tax assets due to the uncertainty regarding their realizability.
NOTE 10 — SHAREHOLDERS’ DEFICIT AND MEZZANINE EQUITY
The Company currently has 50,000,000 authorized shares of capital stock, of which 30,000,000 are designated as common stock and 20,000,000 are designated as preferred stock, including 3,300,000 shares of Series A Convertible Preferred Stock, 4,000,000 shares of Series B Convertible Preferred Stock and 2,500,000 Series B-2 Convertible Preferred Stock.

The Company has classified its Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series B-2 Convertible Preferred Stock as mezzanine equity due to a liquidation provision under a change in control.
Common Stock
In 2020, the Company issued 64,000 and 1,000 shares of common stock in connection with the exercise of stock option agreements at exercise prices of $0.10 and $1.25 per share, respectively. The Company also issues 45,000 shares of common stock in connection with the exercise of stock warrant agreements at an exercise price of $1.25 per share.
In 2019, the Company issued 50,000 shares of common stock in connection with the exercise of stock option agreements at exercise price of $1.25 per share.
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of common shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, each common share is entitled to share pro rata in any distributions. In any distribution of capital assets holders of the common stock are entitled to receive pro rata the assets remaining after payment of liabilities and liquidation preferences of any outstanding preferred stock.
Series A Convertible Preferred Stock
In 2015, the Company issued 29,200 shares of Series A preferred stock in connection with the exercise of warrant agreements at the price of $2.50 per share.
In connection with a license contract signed September 15, 2013, 83,333 shares of Series A preferred stock were issued at the fair market value of $2.50 per share, for a total value of $208,333 which was expensed as research and development expenses in the statement of operations.
In 2013, the Company received gross proceeds of $500,004 in a private placement to various investors for issuance of 208,335 shares of its Series A preferred stock at $2.50 per share (or $2.40 per share if an investor purchased more than 40,000 shares).
In 2012, the Company received gross proceeds of $3,589,406 in a private placement to various investors for issuance of 1,488,836 shares of its Series A preferred stock at $2.50 per share (or $2.40 per share if an investor purchased more than 40,000 shares).
In 2011, the Company received gross proceeds of $2,024,250 in a private placement to various investors for issuance of 829,568 shares of its Series A preferred stock at $2.50 per share (or $2.40 per share if an investor purchased more than 40,000 shares).
In addition, in November 2011, holders of the convertible notes payable issued in 2010 and 2011 converted the principal balance of $845,000 and accrued interest of $57,747 into 361,108 shares of its Series A preferred stock at $2.50 per share.
Conversion.   The holders of Series A Preferred Stock (“Series A Preferred”) have the right to convert such shares, at the option of the holder, at any time into common stock, at the rate of one preferred share for one common share, subject to adjustment. The Series A Preferred will automatically convert into common stock, at the then-applicable conversion rate (i) upon the closing of an underwritten public offering of the Company’s common stock in which the aggregate gross proceeds to the Company equals or exceeds $20,000,000, or (ii) with respect to a particular series of preferred stock, upon the election of the holders of a majority of the then outstanding shares of that series of stock.
Anti-dilution Protection.   If the Company issues additional shares of stock without consideration or for a consideration per share less than the price paid for Series A Preferred, as adjusted for capital reorganization, splits, reclassification, etc. (subject to certain exclusions), then the conversion price for the Series A Preferred will be adjusted using a weighted average anti-dilution formula.
Voting. The holders of Series A Preferred have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series A Preferred. The holders of Series A Preferred vote together with the holders of common, Series B Preferred and Series B-2 Preferred shares on all matters except as described herein. Consent of the holders of at least a majority of the outstanding Series A Preferred voting together as a single class will be required before the Company can make any material amendment to the bylaws or articles of incorporation that would have an adverse effect on holders of Series A Preferred.
Liquidation Preference.   In the event of any liquidation or winding up of the Company, the holders of Series A Preferred are entitled to receive, in preference to the holders of common stock and pari passu with the holders of Series B Preferred and Series B-2 Preferred, an amount equal to the price paid per Series A Preferred share, plus all unpaid distributions on such Series A Preferred shares, or the holders may elect to convert such Series A Preferred Shares into common stock. A merger or sale of all or substantially all of the Company’s assets will be treated as a liquidation or winding up for purposes of the liquidation preference.
Series B Convertible Preferred Stock
In 2015, the Company received gross proceeds of $3,441,260 in a private placement to various investors for issuance of 458,842 shares of its Series B preferred stock at $7.50 per share.
In 2014, the Company received gross proceeds of $15,495,795 in a private placement to various investors for issuance of 2,066,106 shares of its Series B preferred stock at $7.50 per share.
In connection with a license contract signed December 1, 2014, 26,667 shares of Series B preferred stock were issued effective January 1, 2015, at the fair market value of $7.50 per share, for a total value of $200,000 which was expensed as research and development expenses in the statement of operations.
In 2013, the Company received gross proceeds of $5,000,000 in a private placement to various investors for issuance of 666,667 shares of its Series B preferred stock at $7.50 per share.
Conversion. The holders of Series B Preferred Stock (“Series B Preferred”) have the right to convert such shares, at the option of the holder, at any time into common stock, at the rate of one preferred share for one common share, subject to adjustment. The Series B Preferred will automatically convert into common stock, at the then-applicable conversion rate (i) upon the closing of an underwritten public offering of the Company’s common stock in which the aggregate gross proceeds to the Company equals or exceeds $20,000,000, or (ii) with respect to a particular series of preferred stock, upon the election of the holders of a majority of the then outstanding shares of that series of stock.
Anti-dilution Protection. If the Company issues additional shares of stock without consideration or for a consideration per share less than the price paid for Series B Preferred, as adjusted for capital reorganization, splits, reclassification, etc. (subject to certain exclusions), then the conversion price for the Series B Preferred will be adjusted using a weighted average anti-dilution formula.
Voting. The holders of Series B Preferred have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series B Preferred. The holders of Series B Preferred vote together with the holders of common, Series A Preferred and Series B-2 Preferred shares on all matters except as described herein. Consent of the holders of at least a majority of the outstanding Series B Preferred voting together as a single class will be required before the Company can make any material amendment to the bylaws or articles of incorporation that would have an adverse effect on holders of Series B Preferred.
Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Series B Preferred are entitled to receive, in preference to the holders of common stock and pari passu with the holders of Series A Preferred and Series B-2 Preferred, an amount equal to the price paid per Series B Preferred share, plus all unpaid distributions on such Series B Preferred shares, or the holders may elect to convert such Series B Preferred Shares into common stock. A merger or sale of all or substantially all of the Company’s assets will be treated as a liquidation or winding up for purposes of the liquidation preference.

Series B-2 Convertible Preferred Stock
In 2018, the Company received gross proceeds of $11,810,269 in a private placement to various investors for issuance of 1,574,706 shares of its Series B-2 preferred stock at $7.50 per share.
In 2017, the Company received gross proceeds of $3,908,753 in a private placement to various investors for issuance of 521,168 shares of its Series B-2 preferred stock at $7.50 per share.
Conversion. The holders of Series B-2 Preferred Stock (“Series B-2 Preferred”) have the right to convert such shares, at the option of the holder, at any time into common stock, at the rate of one preferred share for one common share, subject to adjustment. The Series B-2 Preferred will automatically convert into common stock, at the then-applicable conversion rate (i) upon the closing of an underwritten public offering of the Company’s common stock in which the aggregate gross proceeds to the Company equals or exceeds $20,000,000, or (ii) with respect to a particular series of preferred stock, upon the election of the holders of a majority of the then outstanding shares of that series of stock.
Anti-dilution Protection. If the Company issues additional shares of stock without consideration or for a consideration per share less than the price paid for Series B-2 Preferred, as adjusted for capital reorganization, splits, reclassification, etc. (subject to certain exclusions), then the conversion price for the Series B-2 Preferred will be adjusted using a weighted average anti-dilution formula.
Voting. The holders of Series B-2 Preferred have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series B-2 Preferred. The holders of Series B-2 Preferred vote together with the holders of common, Series A Preferred and Series B Preferred shares on all matters except as described herein. Consent of the holders of at least a majority of the outstanding Series B-2 Preferred voting together as a single class will be required before the Company can make any material amendment to the bylaws or articles of incorporation that would have an adverse effect on holders of Series B-2 Preferred.
Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Series B-2 Preferred are entitled to receive, in preference to the holders of common stock and pari passu with the holders of Series A Preferred and Series B-2 Preferred, an amount equal to the price paid per Series B-2 Preferred share, plus all unpaid distributions on such Series B-2 Preferred shares, or the holders may elect to convert such Series B-2 Preferred Shares into common stock. A merger or sale of all or substantially all of the Company’s assets will be treated as a liquidation or winding up for purposes of the liquidation preference.
Stock Options
On February 26, 2010, the Company adopted a stock option plan (the “2010 Plan”) which authorized options to acquire 375,000 shares of the Company’s stock. On June 20, 2011, the number of shares authorized to be issued as options under the plan was increased to 600,000. On September 30, 2013, the number of shares authorized to be issued as options under the plan was increased to 1,300,000. On March 1, 2014, the number of shares authorized to be issued as options under the plan was increased to 1,700,000. On July 31, 2015 the number of shares authorized to be issued as options under the plan was increased to 2,500,000 shares. On August 12, 2016 the number of shares authorized to be issued as options under the plan was increased to 3,250,000 shares. On December 13, 2017 the number of shares authorized to be issued as options under the plan was increased to 3,850,000 shares. At December 31, 2020, there were 3,287,230 options outstanding under the 2010 Plan and 0 options available for grant. At March 31 , 2021, there were 3,117,005 options outstanding under the 2010 Plan and 0 options available for grant.
On July 25, 2019, the Company adopted a stock option plan (the “2019 Plan”) which authorized options to acquire 1,000,000 shares of the Company’s stock. At December 31, 2020, there were 481,500 options outstanding under the 2019 Plan and 518,500 options available for grant. At March 31, 2021, there were 435,500 options outstanding under the 2019 Plan and 559,500 options available for grant.

The following is a summary of options granted for the year ended December 31:
	2020		2019
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at beginning of the year	3,804,750	$3.07	3,565,183	$2.99
Granted	338,000	$4.03	367,000	$3.75
Exercised	(65,000)	$0.12	(50,000)	$1.25
Canceled or expired	(309,020)	$3.70	(77,433)	$3.75
Options outstanding at end of the year	3,768,730	$3.15	3,804,750	$3.07
Options Exercisable	3,426,440	$3.09	3,237,469	$2.95
The following is a summary of options granted for the three months ended March 31 (unaudited):
	2021
	Share	Weighted Average Exercise Price
Options outstanding at beginning of the period	3,768,730	$3.15
Granted	–	$–
Exercised	(105,000)	$0.27
Canceled or expired	(111,225)	$2.64
Options outstanding at end of the period	3,552,505	$3.25
Options Exercisable	3,267,215	$3.21
The weighted average fair value of options granted in 2020 and 2019 was $0.88 and $1.32 per share, respectively.
As of December 31, 2020, there were 3,768,730 common stock options outstanding with a weighted average remaining contractual life of 5.08 years and as of March 31, 2021, there were 3,552,505 common stock options outstanding with a weighted average remaining contractual life of 4.97 years.
As of December 31, 2020, there were 3,426,440 common stock options exercisable with a weighted average remaining contractual life of 4.74 years and as of March 31, 2021 there were 3,267,215 common stock options exercisable with a weighted average remaining contractual life of 4.67 years.
The intrinsic value of both the outstanding options and exercisable options as of December 31, 2020 and 2019, was $1,906,200 and $2,120,380, respectively and was $1,491,000 as of March 31, 2021.
The Company recognized $655,443 and $929,821 of stock-based compensation related to option grants during the years ended December 31, 2020 and 2019, respectively. The Company recognized $133,451 and $157,398 of stock-based compensation related to option grants during the three months ended March 31, 2021 and 2020, respectively. As of December 31, 2020, there was $562,456 of unrecognized compensation costs related to stock option grants which will be recognized over the next four years. $280,269, $182,465, $61,890, and $37,832 will be recognized during the years ending December 31, 2021, 2022, 2023 and 2024, respectively. The Company issues new common shares for options exercised. As of March 31, 2021, there was $406,073 of unrecognized compensations costs related to stock option grants which will be recognized over the next four years.

Black Scholes Assumptions
The Company uses the Black Scholes option pricing model to estimate the fair value of stock option grants with the following weighted average assumptions:
	2020	2019
Expected life in years	5.7 years	6.1 years
Risk-free interest rate	0.63%	2.04%
Expected dividend yield	0	0
Expected volatility	35.0%	44.6%
	Three Months Ended March 31, 2021	Three Months Ended March 31. 2020
	(unaudited)	(unaudited)
Expected life in years	–	4.8 years
Risk-free interest rate	–	1.47%
Expected dividend yield	–	0
Expected volatility	–	35.0%
Stock Warrants
Information with respect to warrants is summarized as follows:
	Series A Preferred warrants	Common warrants
Warrants outstanding December 31, 2018	40,000	588,604
Granted	—	20,587
Exercised	—	—
Terminated	—	—
Warrants outstanding December 31, 2019	40,000	609,191
Granted	—	—
Exercised	—	(45,000)
Terminated	(40,000)	—
Warrants outstanding December 31, 2020	—	564,191
Warrants outstanding March 31, 2021 (unaudited)	–	564,191
Weighted average exercise price:
March 31, 2021 (unaudited)	$–	$2.30
December 31, 2020	—	2.30
December 31, 2019	2.88	2.22
Weighted average remaining contractual life in years:

March 31, 2021 (unaudited)	–	2.28
December 31, 2020	—	2.53
December 31, 2019	0.83	3.40

NOTE 11 — EMPLOYEE BENEFIT PLANS
The Company’s employees are eligible to participate in a defined contribution benefit plan. Employees may contribute a percentage of their wages, subject to limits established by the Internal Revenue Code. The Company may elect to make discretionary contributions to the plan. There were no discretionary contributions during the years ended December 31, 2020 and 2019 and the three months ended March 31, 2021 and 2020.
NOTE 12 — SIGNIFICANT CUSTOMERS
Discontinued Operations
The Company has concentrations of its sales and accounts receivable to certain customers. Listed below are the concentrations of these customers as of and for the years ended December 31, 2020 and 2019.
	Year Ended December 31, 2020		Year Ended December 31, 2019
	% of Total Revenue	% of Total Accounts Receivable	% of Total Revenue	% of Total Accounts Receivable
Customer A	*	*	17.2%	30.8%
Customer B	*	*	13.3%	27.7%
Customer C	*	*	*	16.1%

* — Indicates less than 10%
Continuing Operations
The Company had one customer that accounted for 100% of total revenue for the years ended December 31, 2020 and 2019 and for the three months ended March 31, 2021. The current receivable for this customer is included in Receivable From Reprise Biomedical, Inc. The long-term receivable related to minimum royalties from this customer has been completely reserved against due to uncertainty regarding collectability.
NOTE 13 — COMMITMENTS AND CONTINGENCIES
Patent License Agreement
Under an Exclusive Patent License Agreement between the Company and the University of Minnesota (the “Agreement”) the Company is required to make minimum royalty payments to the University of Minnesota of $500,000 per year. Under the Patent and Know-How License Agreement with Reprise Biomedical, Inc. (“Reprise”), Reprise has minimum royalty obligations to the Company of $500,000 per year. (See Note 12 and Note 14.)
Leases
In February 2015, the Company executed a lease for a facility in Eden Prairie, Minnesota. The Company has leased this facility through March 31, 2020 at a rate of $13,100 per month with yearly rent increases of approximately 3% per year. In November 2019, the lease for the facility was extended to December 31, 2020 at a rate of $15,100 per month starting April 1, 2020. In August 2020, the lease for this facility was extended to December 31, 2021 at a rate of $16,600 per month starting in January 2021.
In May 2020, the Company executed a lease for a second facility in the same Eden Prairie, Minnesota office park as it’s other facility. The Company leased this space through December 31, 2020 at a rate of $2,500 per month starting in May 2020. In August 2020, the lease for this facility was extended to December 31, 2021 at a rate of $3,400 per month starting in January 2021.

Total rent expense under operating leases was $201,290 and $196,728 for the years December 31, 2020 and 2019, respectively and $65,013 and $41,299 for the three months ended March 31, 2021 and 2020, respectively. The Company has future minimum non-cancelable lease commitments as follows:
Year ending December 31,
2021	$240,386
Total	$240,386
Employment Agreement
The Company has entered into an employment agreement with its Chief Executive Officer that requires severance payments up to 12 months for termination without cause as defined in the agreement.
License Contract
On December 1, 2014, the Company entered into a research and development contract with an outside developer. The term of the contract was set to expire on December 31, 2016, but in September 2016 the expiration date was extended to December 31, 2017 and in January 2018 the expiration date was extended to June 30, 2019, in May 2019 it was extended to March 30, 2020 and in February 2020 it was extended to February 28, 2021. In February 2021 the contract was extended to December 31, 2021. As partial consideration for the developer’s services, on January 1, 2015, the Company issued 26,667 shares of Series B preferred stock at a fair value of $7.50 per share. The value of these shares was charged to research & development expenses in the statements of operations.
NOTE 14 — RELATED PARTY TRANSACTIONS
A corporation owned by a director of the Company received payments for providing a consultant to the Company of $6,912 and $9,615 for the years ended December 31, 2020 and 2019, respectively and $1,618 and $1,427 for the three months ended March 31, 2021 and 2020, respectively.
The Company received $0 and $12,970 of payments for the years ended December 31, 2020 and 2019, respectively, from Reprise Biomedical, Inc. (“Reprise”) (See Note 3) for providing manufacturing support during the transition period of the spin-out and $46,530 and $250,000 for the years ended December 31, 2020 and 2019, respectively, and $6,108 and $11,088 for the three months ended March 31, 2021 and 2020, respectively, as royalty related to the spin-out of the Acellular business (See Note 16). The Company recorded a long-term receivable of $453,470 related to the minimum royalty due from Reprise for the year ended December 31, 2020 (See Note 14), but due to the uncertainty regarding collectability the Company fully reserved against the receivable. The Company purchased $9,815 and $1,300 of equipment and supplies for the years ended December 31, 2020 and 2019, respectively, from Reprise.
In 2020 and 2019, 0 and 18,500 stock options, respectively, were granted to end user customers in exchange for consulting services as key opinion leaders.
NOTE 15 — NET LOSS PER SHARE
Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current year earnings that participating securities would have been entitled to receive pursuant to their dividend rights had all of the year’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss as the holders of the participating securities have no obligation to fund losses. Diluted net loss per common share is computed under the two-class method by using the weighted average number of shares of common stock outstanding plus, for periods with net income attributable to common stockholders, the potential dilutive effects of stock options and warrants. In addition, the Company analyzes the potential dilutive effect of the outstanding participating securities under the if-converted method when calculating diluted earnings per share in which it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. The Company reports the more dilutive of the approaches (two-class or if-converted) as its diluted net income per share during the period. Due to the existence of net losses for the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2021 and 2020, basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.
The following potentially dilutive securities outstanding have been excluded from the computations of diluted weighted average shares outstanding because such securities have an antidilutive impact due to losses reported:
	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
			(unaudited)	(unaudited)
Convertible preferred stock outstanding	8,314,536	8,314,536	8,314,536	8,314,536
Convertible preferred stock warrants	—	40,000	–	40,000
Common stock options outstanding	3,768,730	3,804,750	3,552,505	3,777,250
Common stock warrants	564,191	609,191	564,191	564,191
	12,647,457	12,768,477	12,431,232	12,695,977
NOTE 16 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events through March 26, 2021, the date on which the financial statements were available to be issued.
Exclusive Patent License Agreement Amendment
On February 21, 2021, the Company and the University of Minnesota (“University”) amended the exclusive patent and license agreement dated February 4, 2010. Under the original agreement the Company was obligated to pay the University a minimum of $500,000 per year in royalties. The Company was to pay the difference between the total amounts actually paid to the University for each year and the minimum sum of $500,000 (the “Difference”) within 30 days following the end of such year. The amendment allows the Company to defer the payment of such Difference for each of calendar years 2020 and 2021 and such Difference added to the minimum sum required for calendar years 2022 and 2023, respectively. The Company has identified this as a type 1 subsequent event and as such has classified the Difference for the year ended 2020 as a long-term accrued royalty.
Patent and Know-How License Agreement
On February 22, 2021 the Company and Reprise Biomedical, Inc. (“Reprise”) amended the Patent and Know-How License Agreement dated June 30, 2019. Under the original agreement Reprise was obligated to pay the Company a minimum of $500,000 per year in royalties. Reprise was to pay the difference between the total amounts actually paid to the Company for each year and the minimum sum of $500,000 (the “Difference”) within 30 days following the end of such year (See Note 13). The amendment allows Reprise to defer the payment of such Difference for each of calendar years 2020 and 2021 and such Difference added to the minimum sum required for calendar years 2022 and 2023, respectively. The Company has identified this as a type 1 subsequent event and as such has classified the Difference for the year ended 2020 as a long-term receivable. Due to the uncertainty regarding the collectability of the receivable, the Company has fully reserved against the receivable and not recorded the associated revenue.

NOTE 17 — SUBSEQUENT EVENTS  —  UNAUDITED
For the interim financial statements, the Company evaluated subsequent events through May 27, 2021, the date on which these financial statements were available to be issued. After the original issuance of our interim financial statements, we evaluated subsequent events through June 10, 2021.
Private Placement of Series C Convertible Preferred Stock
In May of 2021, the Company entered into share purchase agreements with certain investors (together, the “Investors”), under which the Company sold an aggregate of 2,666,667 shares of Series C Convertible Preferred Stock to the Investors, at a price per share of $7.50, for an aggregate purchase price, before fees and expenses, of approximately $20 million (the “Private Placement”). As part of the Private Placement, the Company sold 2,000,000 shares of Series C Preferred Stock to Baxter International Inc., for an aggregate purchase price of $15.0 million and 666,667 shares of Series C Preferred Stock to CareDx, Inc. for an aggregate purchase price of $5 million. In connection with the Private Placement, the Company also entered into an investor rights agreement with each of the Investors, which provide customary piggyback and demand registration rights.

           Shares
Miromatrix Medical Inc.
Common Stock

PRELIMINARY PROSPECTUS

Craig-Hallum
                 , 2021
Through and including                 , 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq Capital Market listing fee.
Item	Amount
SEC registration fee	$	*
FINRA filing fee		*
Nasdaq Capital Market listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
To be provided by amendment.

Item 14.   Indemnification of Directors and Officers.
The registrant is governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
The registrant’s amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.
We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In the underwriting agreement we will enter into in connection with the sale of common stock being registered hereby, the underwriter will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, or the Securities Act, against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding all unregistered securities sold by us since January 1, 2018.
Cheshire Note and Warrant
On March 6, 2020, we entered into a note and warrant purchase agreement (the “Cheshire Purchase Agreement”) with Cheshire MD Holdings, LLC (“Cheshire”), an affiliate of DaVita Inc., under which we received a bridge financing of $6,000,000. In connection with the Cheshire Purchase Agreement, we issued a $6,000,000 convertible promissory note (the “Cheshire Note”) to Cheshire and issued Cheshire a warrant to purchase up to $750,000 of shares of our preferred stock. The Cheshire Note is unsecured and has a maturity date of September 6, 2021. If we complete a preferred stock offering of at least $34,000,000 prior to the maturity date, the Cheshire Note and all accrued interest will automatically convert into preferred shares of such offering at the offering price. The Cheshire Note bore interest at 5% per annum through and until May 1, 2020, at which time the interest rate increased to 7%. The interest rate increased by an additional 2% on the first day of each subsequent month (beginning on June 1, 2020) prior to the maturity date, provided that the interest rate shall not exceed 20%. As of December 1, 2020, the interest rate reached the maximum of 20%. Under the Cheshire Purchase Agreement, as long as the Cheshire Note remains outstanding, the Company is required to issue to Cheshire additional warrants, on the first date of each month beginning on May 1, 2020, to purchase up to $75,000 of shares of our preferred stock. As of June 1, 2021, Cheshire holds warrants to purchase up to $1,800,000 of shares of our preferred stock.
Common Stock
In 2020, we issued 64,000 and 1,000 shares of common stock in connection with the exercise of stock option agreements at exercise prices of $0.10 and $1.25 per share, respectively. We also issued 45,000 shares of common stock in connection with the exercise of stock warrant agreements at an exercise price of $1.25 per share.
In 2019, we issued 50,000 shares of common stock in connection with the exercise of stock option agreements at exercise price of $1.25 per share.
Series B-2 Convertible Preferred Stock
In 2018, we received gross proceeds of $11,810,269 in a private placement to various investors for issuance of 1,574,706 shares of our Series B-2 preferred stock at $7.50 per share.

Series C Convertible Preferred Stock
In 2021, we received gross proceeds of $20.0 million in a private placement to various investors of 2,666,667 shares of our Series C preferred stock at $7.50 per shares.
Item 16.   Exhibits and Financial Statement Schedules.
a.
Exhibits.   See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

b.
Financial statement schedule.   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.   Undertakings.
The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index
Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
3.1**	Amended & Restated Certificate of Incorporation, as currently in effect
3.2**	Form of Second Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the completion of this offering
3.3**	Bylaws, currently in effect
3.4**	Form of Amended and Restated Bylaws, to be in effect immediately prior to the completion of this offering.
4.1*	Specimen Common Stock Certificate of Registrant
4.2**	Series A Preferred Stock Investor Rights Agreement, dated November 22, 2011, between the Registrant and certain investors
4.3**	Series B Preferred Stock Investor Rights Agreement, dated October 8, 2013, between the Registrant and certain investors
4.4**	Series B-2 Preferred Stock Investor Rights Agreement, dated October 16, 2017, between the Registrant and certain investors
4.5**	Cheshire Note, dated March 6, 2020, between the Registrant and Cheshire MD Holdings, LLC
4.6**	Cheshire Initial Warrant, dated March 6, 2020, between the Registrant and Cheshire MD Holdings, LLC
4.7**	Cheshire Form of Subsequent Warrant, between the Registrant and Cheshire MD Holdings, LLC
4.8**	Form of Common Stock Warrant issued by the Registrant to certain investors under the 2010 Plan
4.9**	Form of Stock Option issued by the Registrant to certain of its directors, officers and employees under the 2010 Plan
4.10**	Form of Stock Option issued by the Registrant to certain of its directors, officers and employees under the 2019 Plan
5.1*	Opinion of Faegre Drinker Biddle & Reath LLP
10.1**	Exclusive Patent License Agreement, dated February 4, 2010, between the Registrant and the University of Minnesota (the “Minnesota License Agreement)
10.2**	First Amendment to the Minnesota License Agreement, dated November 17, 2010, between the Registrant and the University of Minnesota
10.3**	Second Amendment to the Minnesota License Agreement, dated March 12, 2013, between the Registrant and the Regents of the University of Minnesota
10.4**	Third Amendment to the Minnesota License Agreement, dated December 11, 2014, between the Registrant and the Regents of the University of Minnesota
10.5**	Fourth Amendment to the Minnesota License Agreement, dated September 15, 2016, between the Registrant and the Regents of the University of Minnesota
10.6**	Fifth Amendment to the Minnesota License Agreement, dated February 21, 2021, between the Registrant and the Regents of the University of Minnesota
10.7**	License Agreement, dated January 1, 2011, between the Registrant and Mayo Foundation for Medical Education and Research
10.8**	License Agreement, dated September 15, 2013, between the Registrant and Mayo Foundation for Medical Education and Research
10.9**	License Agreement, dated December 1, 2014, between the Registrant and Mayo Foundation for Medical Education and Research (the “Mayo License Agreement”)
10.10**	First Amendment to the Mayo License Agreement, dated September 20, 2016, between the Registrant and Mayo Foundation for Medical Education and Research
10.11**	Second Amendment to the Mayo License Agreement, dated September 12, 2017, between the Registrant and Mayo Foundation for Medical Education and Research

Exhibit Number	Exhibit Description
10.12**	Third Amendment to the Mayo License Agreement, dated February 21, 2017, between the Registrant and Mayo Foundation for Medical Education Research
10.13**	Fourth Amendment to the Mayo License Agreement, dated January 24, 2018, between the Registrant and Mayo Foundation for Medical Education and Research
10.14**	Fifth Amendment to the Mayo License Agreement, dated May 12, 2019, between the Registrant and Mayo Foundation for Medical Education and Research
10.15**	Sixth Amendment to the Mayo License Agreement, dated February 28, 2020, between the Registrant and Mayo Foundation for Medical Education and Research
10.16**	Seventh Amendment to the Mayo License Agreement, dated February 26, 2021, between the Registrant and Mayo Foundation for Medical Education and Research
10.17**	Sub-License Agreement, dated October 1, 2013, between the Registrant and Texas Heart Institute
10.18**	First Amendment to the Sub-License Agreement, dated April 1, 2014, between the Registrant and Texas Heart Institute
10.19**	Second Amendment to the Sub-License Agreement, dated September 25, 2018, between the Registrant and Texas Heart
10.20**	The Stock Purchase Agreement, dated October 14, 2020, between the Registrant and Reprise Biomedical Inc.
10.21**	Patent and Know-How License Agreement, dated June 30, 2019, between the Registrant and Reprise Biomedical Inc.
10.22**	First Amendment to the Patent and Know-How License Agreement, dated October 3, 2019, between the Registrant and Reprise Biomedical, Inc.
10.23**	Second Amendment to the Patent and Know-How License Agreement, dated February 22, 2021, between the Registrant and Reprise Biomedical, Inc.
10.24**	Series C Purchase Agreement, dated May 3, 2021, among the Registrant, Baxter Healthcare Corporation and CareDx, Inc.
10.25**	Series C Side Letter, dated May 21, 2021, among the Registrant, Baxter Healthcare Corporation and CareDx, Inc.
10.26+**	Miromatrix Inc. 2010 Stock Incentive Plan (the “2010 Plan”)
10.27+**	Miromatrix Inc. 2019 Stock Incentive Plan (the “2019 Plan”)
10.28+	Form of Indemnification Agreement by and between the Registrant and its individual directors and officers
10.29+**	Miromatrix Inc. 2021 Stock Incentive Plan (the “2021 Plan”)
10.30+**	Miromatrix Inc. 2021 Employee Stock Purchase Plan
23.1	Consent of Baker Tilly US, LLP, an Independent Registered Public Accounting Firm
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to this registration statement)

*
To be filed by amendment.

**
Previously Filed

+
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Eden Prairie, Minnesota, on the 10th day of June, 2021.
Miromatrix Medical Inc.
By:
/s/ Jeff Ross

Name: Jeff Ross
Title:  Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Jeff Ross Jeff Ross	Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2021
/s/ Brian Niebur Brian Niebur	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 10, 2021
* Paul Buckman	Chairman, Board of Directors	June 10, 2021
* Ronald Eibensteiner	Director	June 10, 2021
* John Erb	Director	June 10, 2021
* Mahesh Krishnan	Director	June 10, 2021
* Mark Wagner	Director	June 10, 2021